As Filed with the Securities and Exchange Commission on December 30, 2003

Registration No. 333-111116

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BB&T CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	6060	56-0939887
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Scott E. Reed

150 South Stratford Road, 4th Floor

Winston-Salem, North Carolina 27104

(336) 733-2000

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of

all communications to:

Garza Baldwin, III, Esq. Womble Carlyle Sandridge & Rice, PLLC One Wachovia Center, Suite 3500 301 South College Street Charlotte, North Carolina 28202 (704) 331-4900	John K. Molen, Esq. Bradley Arant Rose & White LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 (205) 521-8000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Special Meeting of Shareholders

MERGER PROPOSAL-YOUR VOTE IS VERY IMPORTANT

The Board of Directors of McGriff, Seibels & Williams, Inc. has unanimously approved a merger in which MSW will become a subsidiary of BB&T Corporation.

As described in this proxy statement/prospectus, upon completion of the merger you would be entitled to receive, for each share of MSW common stock that you own, between .6671 and .7373 share of BB&T common stock and $1.70 in cash. The value of such BB&T common stock is approximately $25.43 and $28.11 per share of MSW common stock, respectively, based on the closing price of BB&T common stock on December 26, 2003. You also could receive up to an additional $11.28 per share of MSW common stock in cash over the five year period after the merger, consisting of up to an additional $2.56 per share under the terms of the escrow agreement and up to an additional $8.72 per share under the provisions of the merger agreement entitling MSW shareholders to receive “earn-out” payments if the business of MSW after the merger meets certain operating targets. Further, we intend to pay a cash dividend, which we currently estimate will be approximately $3.92 per share, prior to the merger, as permitted by the merger agreement. When we refer to the amount of merger consideration or dividends per share of MSW common stock, we are assuming that 11,733,880 shares of MSW common stock will be outstanding on the closing date of the merger. This includes 10,623,780 shares outstanding on the record date for the special meeting and 1,110,100 shares expected to be issued prior to the merger upon exercise of options.

BB&T common stock is listed on the New York Stock Exchange under the symbol “BBT.” MSW’s stock is not publicly traded. On November 10, 2003, the last trading day prior to the public announcement of the merger, the closing price of BB&T common stock was $38.84. On December 26, 2003, the latest practicable date prior to the printing of this document, the closing price of BB&T common stock was $38.12. Assuming that $38.12 was the average closing price of BB&T common stock used to calculate the number of shares of BB&T common stock that you are entitled to receive in the merger, you would be entitled to receive .6707 share of BB&T common stock for each share of MSW common stock you own. The value of such BB&T common stock is $25.57 per share of MSW common stock, based on the December 26, 2003 closing price of $38.12.

The price of BB&T common stock will fluctuate prior to completion of the merger. As explained in this proxy statement/prospectus, MSW’s financial advisor, Reagan Consulting, Inc., has provided MSW with its written opinion dated November 10, 2003 that the consideration to be received by the shareholders of MSW in the merger is fair to such shareholders from a financial point of view. Reagan Consulting provided MSW with an oral update of its opinion as of December 30, 2003. This opinion will not be updated again prior to completion of the merger. MSW Class A Common Voting and Class B Common Non-Voting shareholders as of the record date have the right to dissent from the merger and demand payment for their MSW shares.

You generally will not recognize gain or loss for federal income tax purposes on your receipt of the BB&T common stock. However, to the extent that you receive cash in the merger, you generally will recognize gain or loss.

At the special meeting, you will consider and vote on the merger agreement and the related plan of merger. The merger cannot be completed unless the holders of at least two-thirds of the shares of MSW Class A Common Voting Stock entitled to vote and the holders of at least two-thirds of the shares of MSW Class B Common Non-Voting Stock entitled to vote, voting as separate classes, approve the merger. Members of the Board of Directors and certain executive officers of MSW, who collectively own 78.3% of MSW’s outstanding Class A Common Voting Stock and 77.0% of MSW’s outstanding Class B Common Non-Voting Stock, have agreed to vote their shares for approval of the merger and have also agreed not to transfer their shares of MSW stock prior to the effective time of the merger. Because the votes of these directors and executive officers will produce the required two-thirds majority vote, absent unforeseen circumstances, approval of the merger is assured. Because MSW’s Board of Directors believes the merger is in the best interests of MSW’s shareholders, and notwithstanding the fact that the votes of these directors and officers would be sufficient to approve the merger, the Board of Directors recommends that the shareholders vote to approve it. No vote of BB&T shareholders is required to approve the merger.

Members of MSW’s Board of Directors and certain executive officers of MSW will receive benefits from the merger that are in addition to those received by other MSW shareholders. These benefits are described in greater detail in the “Interests of MSW’s Directors and Officers in the Merger” section beginning on page 38.

The special meeting will be held at 9:00 a.m., Central time, on January 30, 2004 at the corporate headquarters of MSW, 2211 Seventh Avenue South, Birmingham, Alabama 35233.

This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger.

On behalf of the Board of Directors of MSW, I urge you to vote “FOR” approval of the merger.

Bruce C. Dunbar

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of BB&T common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated December 31, 2003 and is expected to be first mailed to shareholders of MSW on or about December 31, 2003.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about BB&T from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from BB&T at the following address and telephone number:

BB&T Corporation

Shareholder Reporting

Post Office Box 1290

Winston-Salem, North Carolina 27102

(336) 733-3021

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JANUARY 23, 2004 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

See “Where You Can Find More Information” on page 63.

McGriff, Seibels & Williams, Inc.

2211 Seventh Avenue South

Birmingham, Alabama 35233

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 30, 2004

McGriff, Seibels & Williams, Inc. will hold a special meeting of shareholders on January 30, 2004 at 9:00 a.m. Central time, at MSW’s corporate headquarters located at 2211 Seventh Avenue South, Birmingham, Alabama 35233, for the following purposes:

•	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 10, 2003, between McGriff, Seibels & Williams, Inc. and BB&T Corporation, and a related plan of merger (collectively, the “merger agreement”), providing for the merger of MSW into MSW Acquisition, LLC, a wholly owned subsidiary of BB&T (the “merger”). In the merger, each share of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock will be converted into the right to receive cash and shares of common stock of BB&T, in an amount to be determined as described in the accompanying proxy statement/prospectus. A copy of the merger agreement and related plan of merger is attached as Appendix A to the accompanying proxy statement/prospectus.

•	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Additional information about the proposals set forth above may be found in the accompanying proxy statement/prospectus. Please carefully review the accompanying proxy statement and the merger agreement and related plan of merger attached as Appendix A.

Holders of shares of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock as of the close of business on December 29, 2003, the record date, are entitled to notice of the meeting and to vote at the meeting. In addition, MSW Class A Common Voting and Class B Common Non-Voting shareholders as of the record date have the right to dissent from the merger and demand payment for their MSW shares.

The enclosed proxy is solicited by and on behalf of the MSW Board of Directors. MSW shareholders may attend the meeting in person or vote by proxy by mail or hand delivery. MSW shareholders should complete, sign, date and return the enclosed proxy form in the envelope provided, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of MSW a written revocation or a proxy with a later date or by oral revocation in person to any of the persons named on the enclosed proxy card at the special meeting. Attendance at the meeting will not by itself revoke a proxy.

By Order of the Board of Directors

Fay G. Schuchman

Secretary

Birmingham, Alabama

December 31, 2003

Please complete, sign, date and promptly return the proxy card in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting.

2

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See “Where You Can Find More Information” on page 63.

You Will Receive Shares of BB&T Stock and Cash for Each Share of MSW Stock (Page 24)

If the merger is completed, you will be entitled to shares of BB&T common stock and cash as provided for in the merger agreement. The merger consideration includes payments to be made upon completion of the merger and certain contingent payments to be made over the five year period following the merger, as follows:

•	Upon completion of the merger, you will receive between .6671 and .7373 share of BB&T common stock and $1.70 in cash for each share of MSW Class A common voting and Class B common non-voting stock that you own. The value of such BB&T common stock is approximately $25.43 and $28.11, respectively, based on the closing price of BB&T common stock on December 26, 2003 of $38.12.

•	In addition, you could receive up to $11.28 per share of MSW common stock in cash over the five year period after the merger, consisting of up to an additional $2.56 per share under the terms of the escrow agreement and up to an additional $8.72 per share under the earn-out provisions of the merger agreement described below.

Further, we intend to pay a cash dividend, which we currently estimate will be approximately $3.92 per share, prior to the merger, as permitted by the merger agreement. The actual amount of the dividend may decrease or increase based upon several factors. See “The Merger—Merger Consideration—MSW Dividend” on page 28.

When this proxy statement/prospectus refers to amounts of merger consideration or dividends per share of MSW common stock, we have assumed that 11,733,880 shares of MSW common stock will be outstanding on the closing date of the merger. This includes 10,623,780 shares outstanding on the record date for the special meeting and 1,110,100 shares expected to be issued prior to the merger upon exercise of options.

The following summarizes in more detail the merger consideration provided for in the merger agreement:

Upon completion of the merger, each outstanding share of MSW common stock will be converted into and exchanged for the right to receive:

•	The number of BB&T shares obtained by dividing the number of shares of BB&T common stock issued in the merger, as described below, by the number of shares of MSW common stock outstanding on the closing date. The number of shares of BB&T common stock issued in the merger will be determined by dividing $300,000,000 by the average closing price of BB&T common stock. The average closing price will be the average of the 4:00 p.m. Eastern time closing prices per share of BB&T common stock on the New York Stock Exchange, as reported on nysenet.com, for the five business days preceding the 10 calendar days prior to the closing date of the merger, rounded to the nearest whole share. However,

•	if the average closing price is greater than $38.325 but not more than $40.15, the number of BB&T shares issued in the merger will be 7,827,789;

•	if the average closing price is less than $34.675 but not less than $32.85, the number of BB&T shares issued in the merger will be 8,651,766; and

•	if the average closing price is more than $40.15 or less than $32.85, the parties will use their good faith efforts to renegotiate the merger consideration. If such negotiations are not successful, then MSW will have the right to terminate the merger agreement if the average closing price exceeds $40.15, unless BB&T agrees that the number of BB&T shares issued in the merger will be 7,827,789, and BB&T will have the right to terminate the merger agreement if the average closing price is less than $32.85, unless MSW agrees that the number of BB&T shares issued in the merger will be 8,651,766.

Assuming the average closing price of BB&T common stock will be $38.12, which was the closing price of BB&T common stock on December 26, 2003, you would receive .6707 share of BB&T common stock for each share of MSW common stock you own. The actual number of shares of BB&T common stock you will receive for each share of MSW common stock will vary between .6671 and .7373, depending on the average closing price of BB&T common stock.

•	A pro rata portion of a cash payment totaling $50,000,000, of which $20,000,000, or $1.70 per share of MSW common stock, will be paid upon the closing of the merger and $30,000,000, or $2.56 per share, will be placed in escrow to pay, if necessary, any indemnifiable claims by BB&T under the merger agreement. Amounts remaining in escrow after payment of claims will be distributed to you between 18 months and three years after the date of the merger in accordance with and subject to the escrow agreement. If the consolidated shareholders’ equity of MSW on the closing date of the merger, as adjusted in accordance with the merger agreement, is greater than $5,000,000, the closing cash consideration will be increased by the amount of such excess, and if the consolidated shareholders’ equity on the closing date, as adjusted in accordance with the merger agreement, is less than $5,000,000, BB&T will recover the short-fall from the escrow fund. MSW is obligated to use its reasonable best efforts to provide consolidated shareholders’ equity, as adjusted in accordance with the merger agreement, of no less than $5,000,000 on the closing date.

•	“Earn-out” amounts up to a total of $102,280,000 in cash, or $8.72 per share of MSW common stock. BB&T will pay MSW shareholders an earn-out amount of $20,456,000 or $1.74 per share of MSW common stock with respect to each year during the 2004-2008 calendar year period that the business of MSW as conducted after the merger achieves a specified target level of EBITDA. For a calendar year in which EBITDA falls short of the target but meets a specified minimum qualifying level of EBITDA, BB&T will pay MSW shareholders a partial earn-out payment determined as set forth in the merger agreement. EBITDA means the consolidated earnings of MSW during such period before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, or GAAP, and past historical practices of MSW, except to the extent such practices were not consistent with GAAP, subject to the following adjustments:

•	certain recruiting-related expenditures will be charged against earnings in a manner agreed upon by BB&T and MSW for purposes of calculating the earn-out amounts;

•	any loss incurred by BB&T that is recovered from the escrow fund as described below, and any such recovery, will be disregarded; and

•	any payments or accruals made in connection with any earn-out amount or the performance plan described below under “The Merger—Employee Performance Plan” will be disregarded.

A more complete description of the merger consideration is set forth in “The Merger—Merger Consideration” beginning on page 24.

BB&T and representatives of the MSW shareholders will enter into an escrow agreement providing for a portion of the closing cash consideration to be retained in an escrow fund following the closing date. The form of escrow agreement is attached as Appendix B to this proxy statement/prospectus. On the closing date, BB&T will deliver to Branch Banking and Trust Company, a wholly owned subsidiary of BB&T and the escrow agent named in the escrow agreement, $30,000,000 of the closing cash consideration, to be administered pursuant to the terms of the escrow agreement. BB&T will be entitled to recover from the escrow fund the amount of any losses resulting from breaches by MSW of its representations and warranties under the merger agreement, subject to the limitations set forth in the merger agreement, during the term of the escrow agreement. In addition, if the consolidated shareholders’ equity of MSW is less than $5,000,000 on the closing date of the merger, the short-fall will be recovered by BB&T from the escrow fund. Beginning 18 months following the closing date of the merger, portions of the escrow fund remaining after any payments to BB&T will be distributed to the MSW shareholders, with the balance to be distributed to the MSW shareholders on the third anniversary of the closing date, except to the extent any payment requests submitted by BB&T prior to such date have not been resolved on such date.

Under the terms of the merger agreement and the escrow agreement, three executive officers of MSW who will become officers of a subsidiary of BB&T that will conduct the business of MSW after the merger, Bruce C. Dunbar, Gary M. Cooney and Thomas A. Lambert, III, have been appointed to represent the MSW shareholders in connection with all claims asserted by BB&T against the escrow fund. Subject to certain limited exceptions, the

MSW shareholders are bound by the actions of the shareholders’ representatives and are required to indemnify and hold the shareholders’ representatives harmless. The shareholders’ representatives have authority to hire attorneys and other professionals in connection with the performance of their duties. For a more detailed discussion of the rights and obligations of the shareholders’ representatives, see “The Merger—Shareholders’ Representatives” on page 30.

The closing price of BB&T common stock on November 10, 2003 (the last full NYSE trading day before public announcement of the merger) was $38.84, and the closing price of BB&T common stock on December 26, 2003 was $38.12.

Because the market price of BB&T common stock will fluctuate prior to the merger, you will not know the number of shares of BB&T common stock that you will receive when you vote upon on the merger. BB&T common stock is traded on the New York Stock Exchange under the symbol “BBT.” You should obtain current stock price quotations from a newspaper, the Internet or your broker. We urge you to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus.

MSW Anticipates Declaring a Dividend Prior to the Effective Time of the Merger (Page 28)

The merger agreement permits MSW to reduce its consolidated shareholders’ equity to $5,000,000, as adjusted in accordance with the merger agreement, at the effective time of the merger. MSW intends to declare a dividend payable to all shareholders of record immediately prior to the effective time of the merger in an amount sufficient to reduce MSW’s consolidated shareholders’ equity to approximately $5,000,000. If the consolidated shareholders’ equity of MSW on the closing date of the merger is greater than $5,000,000, the closing cash consideration will be increased by the amount of such excess, and if the consolidated shareholders’ equity on the closing date is less than $5,000,000, BB&T will recover the short-fall from the escrow fund.

You Will Not Be Subject to Federal Income Tax on Receipt of Shares in the Merger (Page 41)

Neither company is required to complete the merger unless it receives a legal opinion from BB&T’s counsel, dated as of the closing date, to the effect that, based on specified facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Therefore, we expect that, for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of shares of MSW common stock into shares of BB&T common stock. If either party waives this closing condition and the tax consequences of such waiver are material, we will send you a new proxy statement/prospectus and resolicit your vote on the merger. You will be taxed, however, on the cash portion of the merger consideration that you receive and on the proceeds you receive from the escrow fund. In addition, you will be taxed on all or a portion of the dividend to be paid by MSW to be declared immediately prior to the merger. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Expects to Pay Cash Dividends Following the Merger

BB&T currently pays regular quarterly cash dividends of $0.32 per share of its common stock and, over the past five years, has had a dividend payout ratio typically in the range of 35% to 45% of earnings and a compound annualized dividend growth rate of 12.8%. BB&T has increased its quarterly cash dividend payments for 31 consecutive years. BB&T expects that it will continue to pay quarterly cash dividends consistent with this payout ratio, but may change that policy based on business conditions, BB&T’s financial condition, earnings and other factors. In addition, the ability of BB&T to pay dividends in the future could be restricted by Federal Reserve Board limitations.

MSW Board of Directors Unanimously Recommends Shareholder Approval (Page 15)

The MSW Board of Directors believes that the merger is in the best interests of MSW shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and the related plan of merger.

Members of MSW’s Board of Directors will receive benefits from the merger that are in addition to those received by other MSW shareholders. These benefits are described in the “Interests of MSW’s Directors and Officers in the Merger” section beginning on page 38.

MSW’s Board of Directors Received a Fairness Opinion from Reagan Consulting, Inc. (Page 21)

MSW’s financial advisor, Reagan Consulting, Inc., has given an opinion to the MSW’s Board of Directors that, as of November 10, 2003 (the date the merger agreement was executed), the merger consideration was fair from a financial point of view to you as holders of MSW common stock. The full text of this opinion is attached as Appendix C to this proxy statement/prospectus. Reagan Consulting, Inc. orally updated this opinion as of December 30, 2003. We encourage you to read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Reagan Consulting in rendering its fairness opinion. Reagan Consulting will be paid a fee in the amount of $15,000 in connection with rendering its fairness opinion and will be paid a success fee, equal to approximately 0.40% of the aggregate consideration received by the MSW shareholders, and reasonable out-of-pocket expenses for its services.

MSW Shareholders Have the Right to Dissent From the Merger and Demand Payment for Their Shares (Page 47)

Under the dissent provisions of the Alabama Business Corporation Act (“ABCA”), you may dissent from the merger and demand payment for your shares of MSW common stock by complying with the procedures of the ABCA, including the following:

•	you must deliver to MSW, prior to the special meeting, written notice of your intent to demand payment of your shares if the merger is effected; and

•	you must not vote your shares in favor of the merger.

A more complete discussion of the procedure for dissenting from the merger is set forth in “The Merger—Dissenters’ Rights” on page 47, and the full text of the relevant sections of the ABCA is attached as Appendix D to this proxy statement/prospectus.

Special Meeting to Approve Merger to be held January 30, 2004 (Page 14)

MSW will hold the special meeting at 9:00 a.m., Central time, on January 30, 2004 at MSW’s corporate headquarters located at 2211 Seventh Avenue South, Birmingham, Alabama 35233. At the meeting, you will vote on the merger agreement, the plan of merger and any other business that properly arises.

Information About the Companies (Pages 49, 51)

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

BB&T is a financial holding company with approximately $90.4 billion in assets as of September 30, 2003. As of that date, it was the fourth largest financial holding company in terms of assets headquartered in the Southeast. Through its banking subsidiaries, BB&T currently operates 1,364 branch offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky, Florida, Alabama, Indiana and the Washington, D.C. area. BB&T ranks first in deposit market share in West Virginia, second in Virginia and North Carolina, third in Kentucky and South Carolina and maintains a significant market presence in Maryland, Georgia and Washington, D.C.

BB&T’s insurance operations form the eighth largest insurance broker based in the United States. BB&T Insurance Services, Inc., based in Raleigh, North Carolina, is a wholly owned subsidiary of Branch Banking and Trust Company and operates 72 agencies in North Carolina, Virginia, Georgia, South Carolina, Maryland, West Virginia, Tennessee, Florida, Kentucky and Alabama. CRC Insurance Services, Inc., also a wholly owned subsidiary of Branch Banking and Trust Company, operates 21 wholesale insurance brokerage locations across the United States.

McGriff, Seibels & Williams, Inc.

2211 Seventh Avenue South

Birmingham, Alabama 35233

(205) 252-9871

MSW is the largest privately held insurance broker in the Southeast and the second largest in the United States. MSW and its subsidiaries provide insurance brokerage and risk management services primarily to large-market commercial accounts in the energy, marine, financial services, construction, public entity, employee benefits, hospitality and healthcare sectors. MSW has over 775 employees and, in addition to its corporate headquarters in Birmingham, Alabama, maintains major offices in Houston, Dallas and Atlanta.

As a Result of the Merger, MSW Will Become a Subsidiary of BB&T (Page 16)

In the merger, MSW will merge into MSW Acquisition, LLC, a wholly owned subsidiary of BB&T (the “merger subsidiary”). As soon as practicable following the merger, BB&T will execute a series of corporate transactions resulting in the MSW business being operated as a wholly owned subsidiary of Branch Banking and Trust Company under the name McGriff, Seibels & Williams, Inc. (“New MSW”). Also following the merger, MSW’s wholly owned subsidiary Wood & Company, Inc. will be merged into CRC Insurance Services, a wholly owned subsidiary of Branch Banking and Trust Company.

If the MSW shareholders approve the merger agreement and the plan of merger at the special meeting, we currently expect to complete the merger in the first quarter of 2004. We have included the merger agreement as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

Two-Thirds Vote of Each Class of Common Stock Required to Approve the Merger (Page 14)

Approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of MSW Class A Common Voting Stock entitled to vote and at least two-thirds of the outstanding shares of MSW Class B Common Non-Voting Stock entitled to vote, voting as separate classes. If you fail to vote or abstain, it will have the effect of a vote against the merger agreement and the plan of merger. At the record date, the directors and executive officers of MSW and their affiliates together owned about 82.9% of the MSW Class A Common Voting Stock and 81.7% of the MSW Class B Common Non-Voting Stock entitled to vote at the meeting. MSW’s directors and certain executive officers of MSW, who collectively own 78.3% of MSW’s outstanding Class A Common Voting Stock and 77.0% of MSW’s outstanding Class B Common Non-Voting Stock, have agreed to vote their shares in favor of the merger agreement and the plan of merger and not to transfer their shares of MSW common stock prior to the effective time of the merger. Because the votes of these directors and executive officers will produce the required two-thirds majority vote, absent unforeseen circumstances, approval of the merger is assured.

The merger does not require the approval of BB&T’s shareholders.

Record Date Set at December 29, 2003; One Vote per Share of MSW Stock (Page 14)

If you owned shares of MSW Class A Common Voting Stock or Class B Common Non-Voting Stock at the close of business on December 29, 2003, the record date, you are entitled to vote on the merger agreement and the plan of merger, and if you owned shares of Class A Common Voting Stock at the close of business on the record date, you are entitled to vote on any other matters that may be properly considered at the meeting.

On the record date, there were 578,951 shares of MSW Class A Common Voting Stock and 10,044,829 shares of MSW Class B Common Non-Voting Stock outstanding. At the meeting, you will have one vote for each share of MSW Class A Common Voting Stock and one vote for each share of MSW Class B Common Non-Voting Stock that you owned on the record date.

Certain Interests of MSW Directors and Executive Officers in the Merger that Differ From Your Interests (Page 38)

Some of MSW’s directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of other MSW shareholders. These interests exist because of rights under benefit and compensation plans maintained by MSW and, in the case of certain executive officers of MSW, under existing employment agreements with MSW, as well as under employment agreements that certain MSW officers and BB&T have agreed to enter into upon completion of the merger. The MSW Board of Directors was aware of these and other interests and considered them when it approved and adopted the merger agreement.

Directors and employees, including executive officers, of MSW have received grants of stock options under MSW’s stock incentive plan. Prior to the closing date of the merger, MSW will take any actions that may be necessary to vest any stock options issued under the McGriff, Seibels & Williams, Inc. 1998 Stock Option Plan prior to the date of the merger agreement and will require all employees with stock options outstanding to exercise such stock options prior to the effective time on the closing date of the merger or forfeit such options. Any stock options not so exercised will be forfeited pursuant to the terms of the 1998 Stock Option Plan. As of December 29, 2003,

MSW directors and executive officers held options to acquire 194,500 shares of MSW common stock at an average exercise price of $10.24. In addition, as of the closing date of the merger, New MSW will enter into noncompetition agreements with 13 officers of MSW. Such individuals, along with certain other officers and directors of MSW, will also agree to enter into employment agreements with New MSW after the employer-employee relationship is established with New MSW.

Effective immediately following the closing date of the merger, BB&T will cause New MSW to adopt the New MSW Employee Performance Plan, and BB&T will cause such plan to continue in effect through December 31, 2008. Pursuant to the Plan, New MSW will pay cash bonuses to eligible employees which may aggregate to $25,570,000 for the five years ending on December 31, 2008. Eligible employees will have the opportunity to earn an additional bonus if EBITDA for the five-year period exceeds target amounts. Certain employees also will be eligible to acquire in the aggregate 100,000 shares of BB&T common stock under the BB&T Amended and Restated 1995 Omnibus Stock Incentive Plan following the merger. Further, the merger agreement provides for the grant of certain incentives to newly hired employees of New MSW following the merger.

Regulatory Approvals We Must Obtain for the Merger to Occur (Page 42)

Completion of the merger is subject to compliance with the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Branch Banking and Trust Company also must obtain approval from the North Carolina Commissioner of Banks to operate New MSW as a subsidiary of the bank after the merger is completed and provide notice of such expected operation to the FDIC.

BB&T and MSW have filed the required premerger notifications under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and have received notice of early termination of the waiting period. Branch Banking and Trust Company also has filed the required applications with the North Carolina Commissioner of Banks and has given notice of the transaction to the FDIC. Although BB&T does not know of any reason why it or Branch Banking and Trust Company would not obtain the remaining approvals from these regulators in a timely manner, BB&T cannot be certain when such approvals will be obtained or if they will be obtained at all.

Certain Conditions that Must be Satisfied for the Merger to Occur (Page 32)

A number of other conditions must be met for us to complete the merger, including:

•	approval of the merger agreement by two-thirds of each class of the MSW shareholders;

•	the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission (“SEC”) covering the shares of BB&T common stock to be issued in the merger;

•	the continuing accuracy of the parties’ representations in the merger agreement;

•	receipt of all necessary government approvals;

•	execution of the escrow agreement by MSW and the shareholders’ representatives named in the merger agreement;

•	receipt of the opinion of BB&T’s counsel that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code, as amended, and that MSW shareholders will not recognize gain or loss to the extent they exchange their MSW common stock for BB&T common stock; and

•	the shares of BB&T common stock issuable pursuant to the merger agreement shall have been approved for listing on the New York Stock Exchange.

The Merger Agreement May Be Terminated or Amended Under Certain Circumstances (Page 37)

BB&T and MSW can agree to terminate, abandon or amend the merger agreement in any way, except that after the shareholders’ meeting we cannot decrease the consideration that you will receive in the merger or alter the tax treatment of the merger. Either company can waive any of the other requirements of the other company contained in the merger agreement. Neither party intends to waive the condition that it receives a tax opinion. If the tax opinion from counsel to BB&T is not available and the parties determine to proceed with the merger, MSW will inform you and ask you to vote again on the merger agreement.

In addition, if the average closing price is more than $40.15 or less than $32.85 and the parties have not successfully renegotiated the merger consideration, then:

•	BB&T will have the right to terminate the merger agreement if the average closing price is less than $32.85, unless MSW agrees that the number of BB&T exchange shares will be 8,651,766, in which case BB&T will not have the right to terminate; and

•	MSW will have the right to terminate the merger agreement if the average closing price is more than $40.15, unless BB&T agrees that the number of BB&T exchange shares will be 7,827,789, in which case MSW will not have the right to terminate.

Either party may unilaterally terminate the merger agreement, upon written notice to the other, if the conditions to such party’s obligation to consummate the merger are not reasonably satisfied on or before March 31, 2004. However, in the event that BB&T concludes that a structural change in the merger format would facilitate the receipt of a governmental approval, then, upon notice to MSW, each party must promptly take all appropriate actions to modify the merger agreement to provide for such structural change. Such structural change may not affect the amount or form of merger consideration.

BB&T or MSW may also terminate the merger agreement in writing if the MSW shareholders do not approve the merger agreement.

Finally, BB&T may terminate the merger agreement in writing at any time prior to the effective time of the merger if the Board of Directors of MSW, as permitted by the merger agreement, has withdrawn its recommendation or refused to recommend to the MSW shareholders that they vote to approve the merger agreement or has recommended to the MSW shareholders approval of a competing proposal involving a merger, business combination or similar transaction with MSW or any of its subsidiaries other than with BB&T or a BB&T subsidiary (an “MSW acquisition proposal”).

In Some Circumstances, MSW May Be Required to Pay BB&T a Termination Fee (Page 38)

Under limited circumstances, MSW may be required to pay to BB&T a termination fee of $12,000,000. The termination fee would be payable to BB&T if the merger agreement is terminated:

•	by either MSW or BB&T because the MSW shareholders do not vote to approve the merger agreement and either:

•	at the time of the MSW shareholders’ meeting, an MSW acquisition proposal exists; or

•	prior to the MSW shareholders’ meeting, the MSW Board of Directors withdraws its recommendation or refuses to recommend to the MSW shareholders that they vote to approve the merger;

•	by either MSW or BB&T because the MSW Board of Directors withdraws its recommendation or refuses to recommend to MSW shareholders that they approve the merger or recommends to MSW shareholders that they approve an MSW acquisition proposal;

•	by BB&T because MSW breaches its covenant not to solicit or encourage MSW acquisition proposals or breaches its covenant to submit the merger for approval of the MSW shareholders and recommend to the MSW shareholders that they approve the merger; or

•	by BB&T because MSW has knowingly breached the merger agreement (other than a breach as described above) and at such time MSW is not entitled to terminate the merger agreement because of a breach by BB&T and an MSW acquisition proposal was made public or a similar overture from a third party was communicated to the MSW Board of Directors at or before the time of MSW’s breach of the merger agreement;

and in each case, within 18 months of termination of the merger agreement, MSW completes or enters into a definitive agreement with another party with respect to the acquisition of MSW. The termination fee, which was a condition of BB&T’s willingness to enter into the merger agreement, limits the ability of MSW to pursue competing acquisition proposals and discourages other companies from offering to acquire MSW.

BB&T to Use Purchase Accounting Treatment (Page 43)

BB&T will account for the merger using the purchase method of accounting. Under the purchase method, BB&T will record, at fair value, the acquired assets and assumed liabilities of MSW. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, BB&T will record goodwill. BB&T will include in its consolidated results of operations the results of MSW’s operations after the merger is completed. Due to the insignificance of the proposed transaction to BB&T, no pro forma financial information is included in this proxy statement/prospectus, except to the extent included under “Comparative Per Share Data” on page 12 of this proxy statement prospectus.

Share Price Information (Page 9)

BB&T common stock is traded on the New York Stock Exchange under the symbol “BBT.” On November 10, 2003, the last full NYSE trading day before public announcement of the merger, BB&T common stock closed at $38.84. On December 26, 2003, BB&T common stock closed at $38.12. The market price of BB&T will fluctuate prior to the merger. You should obtain current stock price quotations from a newspaper, the Internet or your broker.

MSW’s stock is not publicly traded, and therefore there is no established trading market for MSW common stock. In a report dated April 18, 2003, MSW’s financial advisor, Reagan Consulting, determined that as of December 31, 2002, the fair market value per share of a minority interest in MSW was $22.51. Since December 31, 2002, MSW has effected redemptions of MSW common stock at the price of $22.51 per share in accordance with the terms of certain stock restriction agreements among the MSW shareholders and MSW.

There are Differences Between the Rights of BB&T’s and MSW’s Shareholders (Page 55)

The rights of MSW shareholders are currently governed by MSW’s Articles of Incorporation, Bylaws and the ABCA. Following the merger, MSW shareholders will become BB&T shareholders, and their rights will be governed by BB&T’s Articles of Incorporation, Bylaws and the North Carolina Business Corporation Act (“NCBCA”). There are differences between the rights of BB&T shareholders and the rights of MSW shareholders, including:

•	BB&T’s Bylaws establish advance notice procedures for shareholder proposals and for the nomination of directors, while MSW’s Bylaws contain no such advance notice provisions;

•	A merger must be approved by a majority of BB&T’s shareholders, whereas two-thirds of MSW’s shareholders must approve a merger;

•	BB&T is subject to the North Carolina Control Share Acquisition Act, while MSW is not subject to any state anti-takeover statutes; and

•	BB&T’s Bylaws set forth specific factors that BB&T’s Board of Directors must consider in approving a business combination, but MSW’s Bylaws contain no such factors.

A more complete discussion of the rights of BB&T and MSW shareholders is set forth in “Comparison of the Rights of BB&T Shareholders and MSW Shareholders” on page 55.

BB&T Common Stock Issued in the Merger Will Be Listed on NYSE

BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

What You Need to Do Now

After you have carefully read this document, please vote your shares of MSW common stock by signing and mailing the enclosed proxy form in the return envelope provided as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals. If you do not vote or you abstain, it will have the effect of a vote against the merger proposal.

After the merger, you will have to surrender your MSW stock certificates to receive new certificates representing the number of shares of common stock of BB&T you are entitled to receive in the merger. Please do not send certificates until after receipt of written instructions from BB&T following completion of the merger.

Comparative Market Prices and Dividends

BB&T common stock is listed on the New York Stock Exchange under the symbol “BBT.” The table below shows the high and low sales prices of BB&T common stock and cash dividends paid per share for the last two fiscal years and 2003 to date. MSW’s stock is not publicly traded, and there is therefore no comparable information with respect to such stock. No cash dividends have been paid on MSW common stock during the periods indicated. The merger agreement does not restrict MSW’s ability to pay dividends, and it is anticipated that MSW will declare a dividend payable to all shareholders of record immediately prior to the effective time of the merger in an amount sufficient to reduce MSW’s consolidated shareholders’ equity to approximately $5,000,000. See page 28.

	High	Low	Cash Dividend
Quarter Ended
March 31, 2003	$38.80	$30.66	$.29
June 30, 2003	$35.93	$31.42	$.29
September 30, 2003	$38.19	$33.72	$.32
December 31, 2003 (through December 26, 2003)	$39.69	$35.98	$.32
For year 2003 (through December 26, 2003)	$39.69	$30.66	$1.22
Quarter Ended
March 31, 2002	$39.40	$34.06	$.26
June 30, 2002	39.47	36.32	.26
September 30, 2002	38.68	31.46	.29
December 31, 2002	38.39	31.03	.29
For year 2002	39.47	31.03	1.10
Quarter Ended
March 31, 2001	$38.13	$30.24	$.23
June 30, 2001	37.08	33.73	.23
September 30, 2001	38.84	32.60	.26
December 31, 2001	36.99	31.80	.26
For year 2001	38.84	30.24	.98

The closing price of BB&T common stock on November 10, 2003, the last full NYSE trading day before public announcement of the proposed merger, was $38.84.

Outstanding shares of MSW common stock are subject to certain contractual restrictions on transferability, and therefore generally the only transactions in MSW common stock are redemption transactions in which the purchase price is based upon the results of an annual valuation of the stock, pursuant to the terms of certain agreements among the MSW shareholders and MSW. In a report dated April 18, 2003, MSW’s financial advisor determined that as of December 31, 2002, the per share value of a minority interest in MSW was $22.51. The purchase price for all redemption transactions closing since January 1, 2003 has been $22.51 per share.

Selected Consolidated Financial Data

We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from BB&T’s and MSW’s audited financial statements for 1998 through 2002, and unaudited financial statements for the nine months ended September 30, 2003. This information is only a summary, and you should read it in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports and other documents that BB&T has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 63. You should not rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

BB&T-Historical Financial Information

(Dollars in thousands, except for per share amounts)

	As of/for the Nine Months Ended September 30,		As of/for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Net interest income	$2,202,056	$2,039,389	$2,747,460	$2,433,679	$2,314,497	$2,194,709	$2,008,220
Net income	759,876	965,754	1,303,009	973,638	698,488	778,725	720,964
Basic earnings per share	1.53	2.04	2.75	2.15	1.55	1.74	1.63
Diluted earnings per share	1.51	2.02	2.72	2.12	1.53	1.71	1.60
Cash dividends per share	.90	.81	1.10	.98	.86	.75	.66
Book value per share	18.61	15.68	15.70	13.50	11.96	10.30	10.33
Total assets	90,355,131	78,186,831	80,216,816	70,869,945	66,552,823	59,380,433	54,373,105
Long-term debt	9,837,910	13,384,826	13,587,841	11,721,076	8,646,018	6,222,561	5,561,216

MSW-Historical Financial Information

(Dollars in thousands, except for per share amounts)

	As of/for the Nine Months Ended September 30,		As of/For the Years Ended December 31,
	2003	2002	2002	2001	2000(1)	1999(1)	1998(1)
Net interest income	$2,319	$2,015	$3,221	$3,032	$2,849	$2,642	$2,851
Net income	15,765	14,184	17,964	13,681	8,181	7,809	6,506
Basic earnings per share	1.54	1.35	1.71	1.26	0.72	0.58	0.43
Diluted earnings per share	1.29	1.16	1.46	1.17	0.67	0.55	0.43
Cash dividends per share	—	—	—	—	—	—	—
Book value per share	4.99	3.56	3.91	2.79	1.93	1.50	2.12
Total assets	228,222	197,568	206,554	175,736	145,370	97,547	103,155
Long-term debt	—	—	—	—	—	—	—

(1)	Per share data has been restated to reflect a 10-for-1 stock split effectuated in 2001.

Comparative Per Share Data

We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements (and related notes) contained in the annual and quarterly reports and other documents BB&T has filed with the SEC. See “Where You Can Find More Information” on page 63.

The pro forma combined information gives effect to the merger accounted for as a purchase, assuming that .671 shares of BB&T common stock are issued for each outstanding share of MSW common stock and assuming that the merger occurred as of the beginning of the periods presented. In determining the number of shares of BB&T common stock to be issued for each share of MSW common stock for the purpose of calculating the pro forma information, we have further assumed that the average closing price of BB&T common stock is $38.12 (the closing price on December 26, 2003) and that all options to acquire shares of MSW common stock have been exercised and no further redemptions are effected by MSW as may be required under agreements between MSW and its shareholders/employees. The calculations have also included an adjustment to reflect that all shares owned by the MSW ESOP have been redeemed prior to the occurrence of the merger. Pro forma equivalents of one MSW common share are calculated by multiplying the pro forma basic and diluted earnings per share, BB&T’s historical per share dividend and the pro forma shareholders’ equity, respectively, by the assumed exchange ratio of .671 shares of BB&T common stock, so that the per share amounts equate to the respective values for one share of MSW common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

	As of/For the Nine Months Ended September 30, 2003	As of/For the Year Ended December 31, 2002
Earnings per common share:
Basic
BB&T historical	$1.53	$2.75
MSW historical	1.54	1.71
Pro forma combined	1.54	2.75
MSW pro forma equivalent of one MSW common share	1.03	1.84
Diluted
BB&T historical	1.51	2.72
MSW historical	1.29	1.46
Pro forma combined	1.52	2.71
MSW pro forma equivalent of one MSW common share	1.02	1.82
Cash dividends declared per common share:
BB&T historical	.90	1.10
MSW historical	—	—
Pro forma combined	.90	1.10
MSW pro forma equivalent of one MSW common share	.60	.74
Shareholders’ equity per common share:
BB&T historical	18.61	15.70
MSW historical	4.99	3.91
Pro forma combined	18.25	15.34
MSW pro forma equivalent of one MSW common share	12.24	10.29

A WARNING ABOUT FORWARD-LOOKING INFORMATION

BB&T and MSW have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the managements of BB&T and MSW and on information currently available to them or, in the case of information that appears under the heading “The Merger—Background of and Reasons for the Merger” on page 16, information that was available to the managements of BB&T and MSW as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by BB&T in its reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or MSW set forth under “Summary” and “The Merger—Background of and Reasons for the Merger” and statements preceded by, followed by or that include the words “believes,” “expects,” “assumes,” “anticipates,” “intends,” “plans,” “projects,” “estimates” or other similar expressions. See “Where You Can Find More Information” on page 63.

BB&T and MSW have made statements in this document and in other documents to which this document refers regarding estimated earnings per share of BB&T on a stand-alone basis, expected cost savings from the merger, estimated merger or restructuring charges, estimated increases in MSW’s fee-based revenues, the anticipated accretive effect of the merger and BB&T’s anticipated performance in future periods. With respect to estimated cost savings and merger or restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and MSW, the amount of general and administrative expense consolidation, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies’ respective accounting policies and the costs related to the merger. The realization of cost savings and the amount of merger or restructuring charges are subject to the risk that the foregoing assumptions are inaccurate, and actual results may be materially different from those expressed or implied by the forward-looking statements.

Any statements in this document about the anticipated accretive effect of the merger and BB&T’s anticipated performance in future periods are subject to risks relating to, among other things, the following possibilities:

•	expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

•	customer loss or revenue loss following proposed mergers may be greater than expected;

•	competitive pressure among insurance distribution businesses and financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including MSW, may be greater than expected;

•	changes in the interest rate environment may reduce margins;

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and MSW are engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of BB&T and MSW may have greater financial resources and develop products that enable such competitors to compete more successfully than BB&T and MSW.

Management of each of BB&T and MSW believes the forward-looking statements about its company are reasonable; however, shareholders of MSW should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T’s and MSW’s ability to control or predict.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BB&T or MSW or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BB&T nor MSW undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

MEETING OF SHAREHOLDERS

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the MSW Board of Directors from holders of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock, for use at the special meeting of shareholders to be held at MSW’s corporate headquarters, located at 2211 Seventh Avenue South, Birmingham, Alabama 35233, on January 30, 2004 at 9:00 a.m., Central time, and at any adjournments or postponements of the special meeting. At the special meeting, holders of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock will be asked to vote upon the following proposals:

•	approval and adoption of the Agreement and Plan of Reorganization, dated November 10, 2003, between MSW and BB&T, and the related plan of merger pursuant to which MSW would merge into the merger subsidiary. In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization and the related plan of merger as the “merger agreement.” A copy of the merger agreement is attached hereto as Appendix A; and

•	such other matters as may properly come before the special meeting.

Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The MSW Board of Directors knows of no such other matters except those incidental to the conduct of the meeting.

Who Can Vote at the Meeting

The MSW Board of Directors has fixed the close of business on December 29, 2003 as the record date for determining the holders of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock entitled to notice of, and to vote at, the special meeting. Only holders of record of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

On the record date, there were 578,951 shares of MSW Class A Common Voting Stock and 10,044,829 shares of MSW Class B Common Non-Voting Stock issued and outstanding and entitled to vote at the special meeting, held by approximately 89 holders of record. Holders of record of MSW Class A Common Voting Stock and Class B Common Non-Voting Stock are entitled to one vote per share in the vote to approve the merger. Holders of record of MSW Class A Common Voting Stock are entitled to one vote per share on any other matter which may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding MSW Class A Common Voting Stock entitled to vote and a majority of the outstanding MSW Class B Common Non-Voting Stock is necessary to constitute a quorum in order to transact business at the special meeting.

Vote Required

Approval of the proposal to approve and adopt the merger agreement will require the affirmative vote of two-thirds of the shares of MSW Class A Common Voting Stock outstanding on the record date and two-thirds of the shares of MSW Class B Common Non-Voting Stock outstanding on the record date, voting as separate classes. Under applicable Alabama law, in determining whether the proposal to approve and adopt the merger agreement has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against the proposal.

Action on any other matter that is properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present for that matter and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present for a particular matter, other than the matter of the merger, if a majority of the outstanding shares of MSW Class A Common Voting Stock entitled to vote on that matter is represented at the meeting in person or by proxy. For purposes of determining whether a quorum is present for a particular matter, shares with respect to which proxies have been marked as abstentions will be treated as shares present. The MSW Board of Directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

You should not return your stock certificates with your proxy cards. The procedure for surrendering your stock certificates is described under “The Merger—Exchange of MSW Stock Certificates” on page 30.

As of the record date, MSW’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 479,670 outstanding shares of MSW Class A Common Voting Stock (representing approximately 81.74% of the voting power of the Class A Common Voting Stock) and 8,211,090 outstanding shares of Class B Common Non-Voting Stock (representing approximately 78.74% of the voting power of the Class B Common Non-Voting Stock). Each of James H. Brazill, Mark F. Calhoun, Gary M. Cooney, Robert P. Dickinson, Bruce C. Dunbar, Jr., Thomas A. Ebner, Ronald B. Giadrosich, E. Douglas Hodo, Jr., Thomas A. Lambert, III, William A. Legg, Lee McGriff, III, Alastair Muir-Taylor, Scott G. Sink, Walter M. Wallace, IV and William M. Whitten, each being a director and/or executive officer of MSW and collectively owning 78.3% of MSW’s outstanding Class A Common Voting Stock and 77.0% of MSW’s outstanding Class B Common Non-Voting Stock, have agreed to vote the shares owned by them for approval and adoption of the merger agreement and plan of merger and not to transfer their shares of MSW common stock prior to the effective time of the merger. Because the votes of these directors and executive officers will produce the required two-thirds majority vote, absent unforeseen circumstances, approval of the merger is assured. As of the record date, the directors and officers of BB&T, their affiliates, BB&T and its subsidiaries owned no shares of MSW common stock.

Voting and Revocation of Proxies

Shares represented by properly executed proxies (through the return of the enclosed proxy card) received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies unless the proxies are revoked as described below. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted “for” approval of the merger agreement. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matters. It is not expected that any matter other than as described in this joint proxy statement/prospectus will be brought before the special meeting.

The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

•	delivering, prior to the special meeting, to Fay G. Schuchman, Secretary of MSW, at MSW’s principal offices at 2211 Seventh Avenue South, Birmingham, Alabama 35233, a written notice of revocation bearing a later date or time than the proxy;

•	submitting another proxy by mail or by hand delivery that is later dated and that is properly signed, dated and completed; or

•	orally revoking in person to any of the persons named on the enclosed proxy card at the special meeting.

Attendance at the special meeting will not by itself constitute revocation of a proxy.

Solicitation of Proxies

MSW will pay the cost of printing this proxy statement/prospectus and all other costs of soliciting proxies. Directors, officers and other employees of MSW may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities.

Recommendation of the MSW Board

The MSW Board of Directors has unanimously approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of MSW and its shareholders. The MSW Board of Directors unanimously recommends that MSW’s shareholders vote “FOR” approval of the merger agreement. See “The Merger—Background of and Reasons for the Merger” on page 16. Members of MSW’s Board of Directors will receive benefits from the merger that are in addition to those received by other MSW shareholders. These benefits are described in the “Interests of MSW’s Directors and Officers in the Merger” section beginning on page 38.

THE MERGER

The. following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

The merger agreement provides for the merger of MSW into the merger subsidiary, with the merger subsidiary being the surviving entity in the merger. As soon as practicable following the merger, BB&T will execute a series of corporate transactions resulting in the MSW business being operated by a wholly owned subsidiary of Branch Banking and Trust Company under the name McGriff, Seibels & Williams, Inc. Also following the merger, MSW’s wholly owned subsidiary Wood & Company, Inc. will be merged into Branch Bank’s wholly owned subsidiary CRC Insurance Services, Inc., a wholly owned subsidiary of Branch Banking and Trust Company.

As a result of the merger, holders of MSW common stock will exchange their shares of MSW, an Alabama corporation, which is governed by the ABCA, MSW’s Articles of Incorporation and MSW’s Bylaws, for cash and shares of common stock of BB&T, a North Carolina corporation, which is governed by the NCBCA, BB&T’s Articles of Incorporation and BB&T’s Bylaws. At the effective time of the merger, each share of MSW common stock then issued and outstanding will be converted into and exchanged for the right to receive cash and shares of BB&T common stock, in an amount to be determined as described under “—Merger Consideration” beginning on page 24.

Background of and Reasons for the Merger

Background of the Merger

The business strategy of MSW has been and continues to be focused on enhancing MSW’s position as a broker of choice among mid-size and large customers, talented employees and insurance companies and building out a national platform into key markets through acquisitions and aggressive employee recruiting. Over the past two years, management of MSW has engaged in an analysis of perpetuation alternatives to evaluate how MSW could best achieve its strategic objectives in the future in light of the current market climate in the insurance brokerage industry and certain internal corporate events anticipated in the future.

The MSW Board of Directors believes that the capital demands that will face MSW as it moves forward pose a challenge to its achievement of these strategic objectives. Pursuant to the terms of certain stock restriction agreements between MSW and its individual shareholders, MSW is required to redeem shares of its common stock under certain circumstances, including upon the retirement of a shareholder-employee. These redemption obligations are expected to require capital in excess of $185 million to be paid out by MSW in future years as certain large shareholders are expected to retire from MSW. At the same time, MSW recognizes that in order to remain competitive and continue to provide a superior return to its shareholders, it will need to invest substantially in new acquisitions to expand its markets and in recruiting packages for new talent. Competitors in the industry have recently been demonstrating a willingness to pay increasingly higher premiums to hire new talent, and management of MSW believes that it will need to adopt a more cash-based model for its recruiting packages, rather than the long-term equity model used in the past, in order to continue to attract top employees.

With these future capital needs in mind, and in light of recent insurance agency valuations in the industry which have reflected significant premiums, MSW engaged Reagan Consulting, Inc., financial advisors experienced in the insurance industry, to assist management in its evaluation of prospects for the future. In April 2002, MSW met with Reagan Consulting to discuss three strategic alternatives for MSW’s future: continuing MSW’s independence as a private company; conducting an initial public offering; and pursuing a sale of MSW to a third party.

In September 2002, at the invitation of BB&T, representatives of MSW and BB&T met to discuss a possible acquisition by BB&T of Wood & Company, MSW’s wholesale insurance brokerage subsidiary. Although discussions concerning the acquisition of Wood & Company in a stand-alone transaction were not successful, MSW management and BB&T representatives began discussing a potential transaction in which BB&T would acquire MSW’s entire business. At the time these discussions occurred in September 2002, MSW was still considering strategic alternatives for remaining a private company. In October 2002, MSW representatives met with representatives from Reagan Consulting to discuss strategies for pursuing a sale of MSW to a third party and for maintaining MSW’s independence as a private company.

On May 20, 2003, representatives of Reagan Consulting made a presentation to MSW management about potential third party acquirors, including BB&T. Between May and early July 2003, MSW management and representatives of Reagan Consulting met on several occasions to prepare a presentation for BB&T concerning a potential business combination with MSW. On July 9, 2003, representatives of Reagan Consulting made a presentation to BB&T representatives at Reagan Consulting’s offices in Atlanta concerning a potential business combination between BB&T and MSW. Reagan Consulting’s presentation included the proposed pricing and financial structure for the proposed transaction. After the presentation on July 9, MSW management and representatives of Reagan Consulting continued to meet and discuss potential responses by BB&T. During the summer of 2003, MSW also continued to consider alternatives for remaining a private company.

On August 22, 2003, at the invitation of BB&T, Bruce C. Dunbar, Gary M. Cooney, Thomas A. Lambert and representatives of Reagan Consulting met with H. Wade Reece and other representatives of BB&T at BB&T’s headquarters in Winston-Salem, North Carolina. At that meeting, BB&T presented a proposal for an acquisition transaction. BB&T proposed that in such an acquisition, MSW would become a separate, wholly-owned subsidiary of Branch Banking and Trust Company and would retain its current name, management and operating strategy. The parties discussed growth strategy with respect to the company’s market presence and producer recruitment, as well as compensation and benefit programs for employees of the company. At the meeting, the parties also discussed the proposed consideration, including the cash and BB&T common stock to be paid at closing to the MSW shareholders, the earn-out that potentially could be paid to the MSW shareholders, the employee performance plan, and participation in BB&T’s stock option program for MSW employees.

In the three weeks following the meeting on August 22, representatives of MSW’s management and representatives of Reagan Consulting had a series of telephone conversations to discuss various aspects of the proposal. During that period, MSW management, together with advisors from Reagan Consulting, conducted a detailed review of the BB&T offer and an assessment of how the proposed transaction would impact MSW’s growth strategies. On September 17, 2003, Reagan Consulting sent a letter to Mr. Reece setting forth certain issues with respect to the BB&T proposal which would need to be resolved if a transaction were to be pursued, particularly issues relating to the calculation of the proposed earn-out. The parties continued discussions through the remainder of September to resolve these and other issues relating to the proposal.

On October 5 and 6, 2003, Messrs. Dunbar, Cooney and Lambert met with members of MSW’s strategic production group to discuss the terms of the potential transaction with BB&T. Members of MSW’s strategic production group unanimously recommended that MSW pursue a transaction with BB&T.

After giving careful consideration to the perpetuation alternatives and to the BB&T proposal, including the consideration proposed to be paid in connection with the transaction (and the form and characteristics thereof), MSW’s management thought that MSW’s strategic objectives were most likely to be achieved by pursuing discussions with BB&T. As a result of this process, MSW and BB&T engaged in extensive negotiations in October and November 2003. BB&T completed its due diligence evaluation during October 2003.

The MSW Board of Directors met in a special meeting on November 10, 2003 to consider the proposed merger. Representatives of Bradley Arant Rose & White LLP, MSW’s legal counsel, attended the meeting, presented in detail the terms and provisions of the merger agreement and related documents, and answered questions from members of the Board. The Board discussed and analyzed in detail the consideration to be paid, including the mechanism in the merger agreement for a potential earn-out providing additional consideration based on MSW’s future performance relative to target earnings calculations. The Board also received and reviewed Reagan Consulting’s opinion that the consideration to be received by the holders of MSW common stock in the merger is fair, from a financial point of view, to the shareholders of MSW.

Following a thorough discussion, the MSW Board of Directors determined that the merger was in the best interests of MSW’s shareholders and approved the proposed merger agreement and related documents. BB&T and MSW executed the merger agreement on November 10, 2003.

MSW’s Reasons for the Merger

In determining to approve the merger agreement and the transactions contemplated therein and to recommend its approval to the MSW shareholders, the MSW Board of Directors reviewed and considered a number of factors, including, without limitation, the following:

•	the financial terms of the merger, including the relationship of the merger consideration to be received by the shareholders of MSW to the most recent internal valuations of the MSW common stock and the opportunity for the shareholders to receive the earn-out payments if MSW’s growth achieves certain target levels over the next five years;

•	the fact that the shareholders of MSW will receive, in addition to cash consideration, shares of BB&T common stock which is publicly traded on the New York Stock Exchange and which has an attractive current dividend yield;

•	the opinion rendered by Reagan Consulting, Inc., that the consideration to be received by the MSW shareholders, on the terms and conditions set forth in the merger agreement, is fair, from a financial point of view;

•	growth of MSW without the affiliation with a larger parent company would likely be more limited than desired because of MSW’s need for increased capital resources to support growth;

•	the expectation that the merger will generally be a tax-free transaction to MSW and its shareholders, to the extent the MSW shareholders receive shares of BB&T common stock in exchange for their shares of MSW common stock;

•	the MSW Board of Directors’ review of strategic alternatives to achieve MSW’s growth goals and to enhance shareholder value, including potential transactions with other parties, going public and remaining independent, which alternatives the Board believed were not likely to result in greater shareholder value than the merger, based on, among other things, the Board’s knowledge of MSW and BB&T and on the information presented to it by its financial advisors;

•	consummation of the transaction would eliminate MSW’s obligations to redeem its stock from retiring shareholders in the future;

•	with the capital resources of BB&T and the publicly traded securities of BB&T, the merger would improve MSW’s ability to recruit talent by paying higher signing bonuses and offering stock options for publicly traded securities and also to more aggressively pursue acquisitions;

•	the Board’s perception that the management of BB&T and the management of MSW share many of the same values, goals and outlooks on business, and the Board’s expectation that the merger would result in a positive corporate culture for MSW within the BB&T organization;

•	the stock option program of BB&T;

•	remaining private and independent would likely require MSW to incur significant debt to fund future capital requirements, resulting in a highly leveraged position which presents certain risks; and

•	the transaction would allow the MSW shareholders to benefit from the premium pricing and terms offered by the current market for insurance brokerage businesses.

The foregoing discussion of the factors considered by the MSW Board of Directors is not intended to be exhaustive, but, rather, includes all material factors considered by the MSW Board of Directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MSW Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MSW Board of Directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

None of the above information has been updated since the date of the merger agreement. There can be no certainty that actual results will be consistent with the anticipated results described above. For more information concerning the factors that could affect actual results, see “A Warning About Forward Looking Information” on page 13.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF MSW HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE PLAN OF MERGER AS ADVISABLE AND IN THE BEST INTERESTS OF MSW AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF MSW VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

BB&T’s Reasons for the Merger

Over the past 15 years, a key strategy of BB&T Insurance Services, Inc. has been to acquire strategic partners that will build its size and create synergies that will increase profitability in its operations and simultaneously increase fee income to BB&T. Consistent with this strategy, the acquisition of MSW is outside of BB&T Insurance Services’ existing network footprint and will grow BB&T Insurance Services from the eighth to the sixth largest insurance broker in the United States. BB&T believes that MSW’s customer base of primarily Fortune 500 companies will complement BB&T Insurance Services’ predominant retail presence with small- and middle-market clients located regionally in the Southeast and Mid-Atlantic U.S. The acquisition of MSW is expected to provide BB&T Insurance Services a foundation on which to expand its retail brokerage operations on a national scope, thus creating a countrywide insurance broker with a well defined strategy within the U.S. insurance distribution system.

In evaluating the merger, BB&T analyzed the projected financial effects of the merger against established investment criteria which BB&T consistently applies, using the assumptions described below in “Assumptions Made by BB&T.” BB&T created two models: a high growth model, which assumed that the full earn-out is achieved, and a base growth model, which assumed that no earn-out is achieved. BB&T does not require that every individual investment criterion be met, and a failure to meet one of the criteria may be offset or compensated for by favorable results in evaluating other criteria. Below are BB&T’s investment criteria and the projected results of the MSW merger with respect to each under both the base growth model and the high growth model:

•	Criterion: The transaction must be accretive to cash earnings per share by the second full year following the merger. BB&T’s analysis indicated that the merger would be accretive to cash earnings per share in the first full year following the merger under both the base growth model and the high growth model.

•	Criterion: The transaction must be accretive to earnings per share, as determined in accordance with generally accepted accounting principles, by the third full year following the merger. BB&T’s analysis indicated that the merger would be accretive in the first full year following the merger under the base growth model and in the second full year following the merger under the high growth model.

•	Criterion: The transaction must be accretive to cash basis return on equity by the third full year following the merger. BB&T’s analysis indicated that the merger would be accretive to cash basis return on equity in the first full year following the merger under both the base growth model and the high growth model.

•	Criterion: The transaction must be accretive to cash basis return on assets by the third full year following the merger. BB&T’s analysis indicated that the merger would be accretive to cash basis return on assets in the first full year following the merger under both the base growth model and the high growth model.

•	Criterion: The transaction must be accretive to tangible book value by the fifth full year following the merger. Under the base growth model, BB&T’s analysis indicated that the merger would be accretive to tangible book value in the ninth full year following the merger, and under the high growth model, BB&T’s analysis indicated that the merger would not be accretive to tangible book value in the first ten years following the merger. BB&T’s model does not measure individual results beyond 10 years following the merger.

•	Criterion: The combined leverage ratio following the merger must not be below 7%. BB&T’s analysis indicated that the combined leverage ratio will remain over 7% under both the base growth model and the high growth model.

•	Criterion: The projected performance of MSW must conform to BB&T’s internal rate of return criteria. BB&T’s current minimum internal rate of return for this type of investment is 15% or better. BB&T’s analysis indicated that the internal rate of return would be 19.36% under the base growth model and 19.88% under the high growth model.

•	Criterion: The transaction must create accelerated dividend growth potential for current BB&T shareholders by the fifth full year following the merger. BB&T’s analysis indicated that the transaction would be accretive in the first full year following the merger under both the base growth model and the high growth model.

None of the above information has been updated since the date of the merger agreement. There can be no certainty that actual results will be consistent with the results described above. For more information concerning the factors that could affect actual results, see “A Warning About Forward-Looking Information” on page 13.

In reaching its determination that the merger agreement is fair to, and in the best interests of, BB&T and its shareholders, the BB&T Board of Directors considered the above factors, as well as the following:

•	The acquisition is consistent with past acquisitions which have been successfully executed.

•	MSW is the highest performing insurance sales organization in the industry over the past decade, based on data from the insurance industry’s annual “Best Practices Study.”

•	MSW’s revenue has grown at an average annual rate exceeding 21% over the last five years.

•	The merger allows for vertical integration within the insurance distribution business without assuming underwriting risk.

•	MSW’s specialized expertise in commercial risk services, financial services, energy and marine, construction risk/surety services, employee benefits and healthcare services will complement BB&T Insurance Services’ existing capabilities.

•	MSW’s wholesale brokerage unit will expand BB&T’s national wholesale insurance brokerage presence.

The BB&T Board of Directors did not assign any specific or relative weight to the factors in its consideration. The Board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of the shareholders of BB&T.

The terms of the merger were the result of arms’ length negotiation between representatives of MSW and representatives of BB&T. Based on its consideration of the foregoing factors, the BB&T Board of Directors approved the merger agreement and the merger as being in the best interest of BB&T and its shareholders.

Assumptions Made by BB&T

For the purpose of the analysis described above in “BB&T’s Reasons for the Merger,” BB&T made the following assumptions:

•	BB&T’s 2003 and 2004 earnings per share would be in line with the estimates of $2.78 and $3.00, respectively, published by First Call Corporation;

•	BB&T’s earnings per share for subsequent years would increase at an assumed annual rate, determined solely for the purpose of assessing the impact of the merger as described above, of 10%;

•	MSW’s 2003 pro forma income statement, prior to acquisition effects, would be consistent with the estimates provided by MSW’s management;

•	MSW’s income statement and balance sheet growth would be 11% in all years (assuming no earn-out). In order for MSW to achieve the earn-out, BB&T has assumed income statement and balance sheet growth of 15% in years one through five after the closing of the merger and 12% thereafter;

•	50% of the goodwill created in the transaction is assumed to be identifiable intangibles and amortized over the 10 years following the closing of the merger using the straight-line amortization method;

•	For purposes of analyzing the transaction, BB&T assumed that the earn-out total of $102,280,000 would be paid over five years and would be treated as additional purchase price. 50% of the goodwill generated from these payments would be treated as identifiable intangibles and amortized over the remainder of the 10 years using the straight-line amortization method. BB&T’s ultimate accounting for the transaction will be determined in accordance with generally accepted accounting principles and may differ from this assumption;

•	Cost savings of $5,200,000 (4.2% of MSW’s expense base) and revenue enhancements of $5,000,000 would be recognized within the combined insurance operations in the first full year following the merger; and

•	MSW would have consolidated shareholders’ equity of $5,000,000 at closing after declaration of a special dividend.

Opinion of MSW’s Financial Advisor

Reagan Consulting has acted as MSW’s financial advisor in connection with the merger. Reagan Consulting and its predecessor firm, Hales & Associates, have been retained by MSW and the MSW Employee Stock Ownership Plan to provide opinions for the fair market value of MSW common stock for the last 17 years. The last appraisal provided to MSW by Reagan Consulting was effective December 31, 2002 and established that, in Reagan Consulting’s opinion, the fair market value per share of MSW common stock was $22.51. At MSW’s request, Reagan Consulting also provided MSW with an estimate of the fair market value of MSW common stock as of September 30, 2003. Based upon the analysis performed by Reagan Consulting, it is Reagan Consulting’s opinion that as of September 30, 2003, the fair market value per share of MSW common stock was $29.06.

The merger agreement provides that the MSW shareholders will receive shares of BB&T common stock with a value equal to $300,000,000, subject to certain adjustments provided in the merger agreement. The merger agreement further provides that the MSW shareholders will receive $50,000,000 in cash, $30,000,000 of which will be retained in an escrow fund for potential indemnification claims by BB&T. As of November 10, 2003, the date of the merger agreement, MSW estimated that it would distribute approximately $62,700,000 of retained earnings to the MSW shareholders prior to the closing date of the merger. In addition to the retained earnings distribution and payments of cash and stock at closing, the MSW shareholders are eligible to receive a contingent earn-out payment of up to $102,280,000 over a five-year period after the merger if MSW meets certain financial targets.

The guaranteed payments (excluding the contingent earn-out payment) to be received by the MSW shareholders represent a $33.99 per share value for each share of MSW common stock. The guaranteed per share payments to the MSW shareholders represent a 17.0% premium over Reagan Consulting’s estimated September 30, 2003 per share value of $29.06. The guaranteed payments, plus the present value (discounted to 4%) of the total contingent earn-out payment, represent a $41.49 per share value for each share of MSW common stock. The $41.49 per share value represents a 42.8% premium over the estimated September 30, 2003 MSW stock valuation.

Acting as MSW’s financial advisor in connection with the merger, Reagan Consulting delivered to MSW’s Board of Directors its opinion dated November 10, 2003, that on the basis of matters described in this proxy statement/prospectus, the consideration to be received by MSW’s shareholders is fair to such shareholders from a financial point of view. In rendering its opinion, Reagan Consulting consulted with MSW’s management and BB&T’s management and reviewed the merger agreement. Reagan Consulting also reviewed certain publicly-available information concerning BB&T and certain additional materials made available by each party’s management.

In addition, Reagan Consulting discussed with MSW’s management and BB&T’s management their respective businesses and outlooks. Reagan Consulting was involved in the negotiations between MSW and BB&T. No limitations were imposed by MSW’s Board of Directors upon Reagan Consulting with respect to the investigation made or procedures followed by Reagan Consulting in rendering its opinion. The full text of Reagan Consulting’s opinion is attached to this proxy statement/prospectus as Appendix C and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Reagan Consulting.

Reagan Consulting’s opinion is directed to MSW’s Board of Directors and is directed only to the fairness, from a financial point of view, of the consideration received by the MSW shareholders in the merger. The opinion does not address MSW’s underlying business decision to effect the proposed merger, nor does it constitute a recommendation as to how MSW’s shareholders should vote at the special meeting with respect to the merger or as to any other matter.

Reagan Consulting’s opinion was one of many factors taken into consideration by MSW’s Board of Directors in making its determination to approve the merger. The opinion of Reagan Consulting does not address the relative merits of the merger as compared to any alternative business strategies that might exist for MSW or the effect of any other business combination in which MSW might engage.

Reagan Consulting, as part of its consulting and financial advisory business, is continually engaged in the valuation of insurance agents and brokers and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Reagan Consulting is a nationally recognized advisor to firms in the insurance and financial services industries on mergers and acquisitions. MSW selected Reagan Consulting as its financial advisor because Reagan Consulting focuses on transactions involving insurance agents and brokers and because of the firm’s extensive experience and expertise in transactions similar to the merger. Reagan Consulting is not affiliated with MSW or BB&T.

In connection with rendering its opinion to the Board of Directors, Reagan Consulting performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Reagan Consulting considered such financial and other factors as it deemed appropriate under the circumstances including, among others:

•	the historical and current financial condition and results of operations of MSW and BB&T;

•	the business prospects of MSW and BB&T;

•	the economies of MSW’s and BB&T’s respective market areas; and

•	the nature and terms of certain other merger transactions that Reagan Consulting believed to be relevant.

Reagan Consulting also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the insurance and financial institution industries, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of insurance brokerage merger transactions in the Southeast and throughout the United States. In connection with rendering its opinion, Reagan Consulting:

•	reviewed the merger agreement and related documents;

•	reviewed the unaudited interim financial statements of MSW as of September 30, 2003, as well as the audited financial statements as of December 31, 2002;

•	reviewed certain information, including historical and current earnings, cash flow and assets of MSW furnished by MSW;

•	conducted discussions with the chief executive officer and chief financial officer of MSW concerning its current business operations and future prospects;

•	reviewed the historical valuations of MSW prepared for the ESOP by Reagan Consulting, including the most recent report for the 12-month period ending December 31, 2002;

•	reviewed financial projections prepared by management of MSW;

•	compared the results of operations and other financial information of MSW with that of certain companies Reagan Consulting deemed to be reasonably similar to MSW;

•	compared the proposed financial terms of the transaction contemplated by BB&T with the financial terms of certain other acquisitions which Reagan Consulting deemed to be relevant;

•	reviewed BB&T’s recent financial results, including recent 10-K and 10-Q filings with the SEC;

•	reviewed various analyses of BB&T’s stock to determine the reasonableness of its current market value; and

•	reviewed such other financial studies and analysis, performed such other investigations and analyses and took into account such other matters as Reagan Consulting deemed necessary, including its assessment of general economic, market and monetary conditions.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration MSW will receive in the merger was, to some extent, a subjective one based on the experience and judgment of Reagan Consulting and not merely the result of a mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below,

Reagan Consulting believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying Reagan Consulting’s opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Reagan Consulting’s view of the actual value of MSW or BB&T.

In performing its analyses, Reagan Consulting made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of MSW and BB&T. The analyses performed by Reagan Consulting are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Reagan Consulting assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro-forma basis, to BB&T. Following is a summary of the material analyses performed by Reagan Consulting in connection with its opinion.

Stock Price History

Reagan Consulting studied the history of the trading prices and volume for MSW’s common stock and compared them to historical data from the Reagan Value Index (“RVI”), a proprietary database of operational and valuation data of 25 to 30 privately-held regional insurance brokers for whom Reagan provides an annual stock valuation. For the most recent year (2002), of 26 firms evaluated, the range of EBITDA multiples was 5.4 to 7.6, and the median multiple of EBITDA was 6.3. These valuations were compared to the valuation offered to MSW by BB&T, which was 8.3 times pro forma EBITDA at closing, plus a present value (discounted at 4% per annum) of up to 2.1 times EBITDA if certain EBITDA targets are achieved in the future.

MSW management forecasts were used as a starting point for developing a range of future projections of revenue, expenses, cash flow and retained earnings, under a scenario whereby MSW would remain a privately-held, independent company. These projections were then coupled with anticipated shareholder redemptions in order to estimate the value of MSW’s common stock and MSW’s capital needs over five-year and 10-year horizons. The results of these projections were then compared to five-year and 10-year projections of the consideration offered by BB&T on the terms described previously in this section of the proxy/statement prospectus.

Comparative Company Analysis

An evaluation was conducted of the historical performance and investment characteristics of the following publicly traded insurance brokers: Marsh, Willis, Arthur J. Gallagher, Hilb, Rogal & Hamilton, Brown & Brown and Hub, Ltd. The multiples of EBITDA of the publicly traded brokers ranged from 8.8 to 13.3, with the range for those with annual revenue below $1.0 billion ranging from 8.8 to 12.3. The median for those below $1.0 billion in annual revenue was 10.0. These valuations were then compared to the valuation offered by BB&T.

Comparable Transaction Analysis

Using information that is publicly available, as well as information obtained from Reagan Consulting’s proprietary database of merger and acquisition data, Reagan Consulting reviewed certain terms and financial characteristics, including historical and prospective EBITDA multiples and historical and prospective revenue multiples for five merger and acquisition transactions across the U.S. announced since November, 2001 which had total potential consideration exceeding $70 million. Transactions reviewed included:

Acquirer	Target
Greater Bay Bancorp	Alburger Basso de Grosz Insurance Services, Inc.
Hilb, Rogal & Hamilton	Hobbs Group, LLC
Brown & Brown	Reidman Corporation
Undisclosed Bank	Undisclosed Broker
Undisclosed Bank	Undisclosed Broker

For these transactions, the median value for the consideration delivered at closing, expressed as a multiple of trailing 12-month EBITDA, was 7.1 (the range was 5.8 to 10.2). The median multiple of trailing 12-month net revenue was 1.7 (the range was 1.3 to 1.8). For MSW, the pro forma EBITDA multiple was 8.3, while the net revenue multiple was 2.2.

Including the present value (discounted at 4%) of the potential total consideration (including earn-out consideration), the median multiple of trailing 12-month EBITDA was 10.2 (the range was 7.1 to 10.8), while the net revenue multiple was 2.1 (the range was 1.6 to 2.7). For MSW, the pro forma multiples were 10.4 and 2.7, respectively.

Reagan Consulting has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Reagan Consulting has assumed that all estimates were reasonably prepared by the managements of BB&T and MSW and reflect their best current judgments. Reagan Consulting did not make an independent appraisal of the assets or liabilities of either MSW or BB&T and has not been furnished such an appraisal.

No company or transaction used as a comparison in the above analysis is identical to MSW, BB&T or the merger. Accordingly, an analysis of the results of the foregoing comparisons necessarily involves complex considerations and judgments concerning differences in financial operating characteristics of the companies and other factors that could affect the public trading value of BB&T and MSW used for comparison in the above analysis.

Reagan Consulting will receive a $15,000 fee for rendering its fairness opinion. Additionally, Reagan Consulting will be paid a success fee, equal to approximately 0.40% of the aggregate consideration received by MSW, and reasonable out-of-pocket expenses for its services. MSW has agreed to indemnify Reagan Consulting against certain liabilities, including certain liabilities under federal securities laws. Reagan Consulting has provided MSW with an oral update to its fairness opinion as of the date of this proxy statement/prospectus.

Merger Consideration

If the merger is completed, you will be entitled to the merger consideration provided for in the merger agreement. The merger consideration includes payments to be made upon completion of the merger and certain contingent payments to be made over the five year period following the merger. Upon completion of the merger, you will receive between .6671 and .7373 share of BB&T common stock and $1.70 in cash for each share of MSW common stock that you own. In addition, you could receive up to $11.28 per share of MSW common stock in cash over the five year period after the merger, consisting of up to an additional $2.56 per share under the terms of the escrow agreement and up to an additional $8.72 per share under the earn-out provisions of the merger agreement. Further, we intend to pay a cash dividend, which we currently estimate will be approximately $3.92 per share, prior to the merger, as permitted by the merger agreement.

When this proxy statement/prospectus refers to amounts of merger consideration or dividends per share of MSW common stock, we have assumed that 11,733,880 shares of MSW common stock will be outstanding on the closing date of the merger. This includes 10,623,780 shares outstanding on the record date for the special meeting and 1,110,100 shares expected to be issued prior to the merger upon exercise of options.

The following outlines in more detail the merger consideration provided for in the merger agreement:

Upon completion of the merger, each outstanding share of MSW common stock will be converted into and exchanged for the right to receive:

•	The number of BB&T shares obtained by dividing the number of shares of BB&T common stock issued in the merger, as described below, by the number of shares of MSW common stock outstanding on the closing date. The number of shares of BB&T common stock issued in the merger will be determined by dividing $300,000,000 by the average closing price of BB&T common stock. The average closing price will be the average of the 4:00 p.m. Eastern time closing prices per share of BB&T common stock on the New York Stock Exchange, as reported on nysenet.com, for the five business days preceding the 10 calendar days prior to the closing date of the merger, rounded to the nearest whole share. However,

•	if the average closing price is greater than $38.325 but not more than $40.15, the number of BB&T shares issued in the merger will be 7,827,789;

•	if the average closing price is less than $34.675 but not less than $32.85, the number of BB&T shares issued in the merger will be 8,651,766; and

•	if the average closing price is more than $40.15 or less than $32.85, the parties will use their good faith efforts to renegotiate the merger consideration. If such negotiations are not successful, then MSW will have the right to terminate the merger agreement if the average closing price exceeds $40.15, unless BB&T agrees that the number of BB&T shares issued in the merger will be 7,827,789, and BB&T will have the right to terminate the merger agreement if the average closing price is less than $32.85, unless MSW agrees that the number of BB&T shares issued in the merger will be 8,651,766.

Assuming the average closing price of BB&T common stock will be $38.12, which was the closing price of BB&T common stock on December 26, 2003, you would receive .6707 share of BB&T common stock for each share of MSW common stock you own. The actual number of shares of BB&T common stock you will receive for each share of MSW common stock will vary, depending on the average closing price of BB&T common stock.

•	A pro rata portion of a cash payment totaling $50,000,000, of which $20,000,000, or $1.70 per share of MSW common stock, will be paid upon the closing of the merger and $30,000,000, or $2.56 per share, will be placed in escrow to pay, if necessary, any indemnifiable claims by BB&T under the merger agreement. Amounts remaining in escrow after payment of claims will be distributed to you between 18 months and three years after the date of the merger in accordance with and subject to the escrow agreement. If the consolidated shareholders’ equity of MSW on the closing date of the merger, as adjusted in accordance with the merger agreement, is greater than $5,000,000, the closing cash consideration will be increased by the amount of such excess, and if the consolidated shareholders’ equity on the closing date, as adjusted in accordance with the merger agreement, is less than $5,000,000, BB&T will recover the shortfall from the escrow fund. MSW is obligated to use its reasonable best efforts to provide consolidated shareholders’ equity, as adjusted in accordance with the merger agreement, of no less than $5,000,000 on the closing date.

•	“Earn-out” amounts up to a total of $102,280,000 in cash, or $8.72 per share of MSW common stock. BB&T will pay MSW shareholders an earn-out amount of $20,456,000 or $1.74 per share of MSW common stock for each year during the 2004-2008 calendar year period that New MSW achieves the target level of EBITDA set forth in the table below. For a calendar year in which EBITDA falls short of the target but meets the minimum qualifying level of EBITDA set forth in the table below, BB&T will pay MSW shareholders a partial earn-out payment. The partial earn-out amount will be determined by multiplying $20,456,000 by a fraction, the numerator of which is the amount by which the EBITDA for such year exceeds the minimum qualifying EBITDA for such year, and the denominator of which is the difference between the target EBITDA and minimum qualifying EBITDA for such year.

The minimum qualifying and target levels of EBITDA for each of the calendar years 2004 through 2008 are as follows, subject to adjustment as described below:

Calendar Year	Target EBITDA	Minimum Qualifying EBITDA
2004	$53,671,650	$51,804,810
2005	$61,722,398	$57,503,339
2006	$70,980,757	$63,828,706
2007	$81,627,871	$70,849,864
2008	$93,872,051	$78,643,349

If the full earn-out amount is not earned for a calendar year during the earn-out period, the MSW shareholders will have the opportunity to receive the full earn-out amount for such year as follows:

(a) If the aggregate EBITDA for all years during the earn-out period ending with such calendar year in which there is a short-fall exceeds the aggregate target EBITDA for all such years, then the MSW shareholders will be entitled to receive an earn-out amount for a short-fall year computed by adding the excess EBITDA to the EBITDA for such short-fall year, though in no event may EBITDA for the short-fall year exceed the target EBITDA for such short-fall year. EBITDA for the short-fall year will thereafter be deemed to be the EBITDA for the short-fall year as so increased.

(b) If the full earn-out amount is not earned for the short-fall year after applying (a), and if EBITDA for any subsequent calendar year during the earn-out period exceeds the target EBITDA for such year, the MSW shareholders will be entitled to receive an earn-out amount for the subsequent year in which there was excess EBITDA in addition to the earn-out amount already earned for the excess year, determined as follows:

(i) subtract from the excess EBITDA the amount, if any, by which minimum qualifying EBITDA exceeds EBITDA for all calendar years preceding the excess year and, thereafter, EBITDA for such prior calendar year will be increased by such amount;

(ii) add to the sum in (a) the excess EBITDA for the excess year, determined after applying (i);

(iii) compute the earn-out amount which would have been earned for the short-fall year with respect to the amount in (ii); and

(iv) subtract the amount of earn-out amount previously paid with respect to the short-fall year after application of (a) and (b) for prior excess years, if any. Excess EBITDA for any excess year must be first applied to the earliest short-fall year and then to succeeding short-fall years, if any, until such excess EBITDA is exhausted.

The target EBITDA and minimum qualifying EBITDA for the years 2004 through 2008 are based on a projected baseline EBITDA of MSW of $46,671,000 for 2003 which excludes the estimated 2003 EBITDA for MSW’s wholly owned subsidiary, Wood & Company, Inc., which will not be a part of New MSW after the merger. Following December 31, 2003, the projected baseline EBITDA will either be (i) decreased by 30.4% of the amount by which the actual net revenue of Wood & Company for 2003 exceeds $16,500,000 or (ii) increased by 30.4% of the amount by which the actual net revenue of Wood & Company for 2003 is less than $16,500,000. Following this calculation, the target EBITDA and minimum qualifying EBITDA for the years 2004 through 2008 will be recalculated as follows:

•	the target EBITDA will be the number obtained by compounding the actual baseline EBITDA from the end of calendar year 2003 at an annual rate of 15%; and

•	the minimum qualifying EBITDA will be the number obtained by compounding the actual baseline EBITDA from the end of calendar year 2003 at an annual rate of 11%.

In no event may the earn-out amount with respect to any year in the computation period exceed $20,456,000, and in no event will the aggregate earn-out amounts for all years in the computation period exceed $102,280,000. All earn-out payments will be made as soon as practicable following the close of each year during the earn-out period, but in no event later than March 15 of the following year. No interest will accrue on any earn-out payments, but a portion of each payment may be treated as interest for federal income tax purposes.

BB&T may make decisions that materially and adversely affect the operations of New MSW and thereby adversely affect the ability of New MSW to achieve the target level of EBITDA for the year in which the change occurs or any subsequent year. In this event, the method for determining the earn-out amount will be revised to provide the MSW shareholders an opportunity to earn the earn-out amount as though the change had not occurred. For example, the target EBITDA and minimum qualifying EBITDA will be subject to equitable adjustment from time to time as determined in good faith by BB&T after consultation with management of New MSW and the shareholders’ representatives to reflect expansions or contractions of the operations of New MSW resulting from acquisitions, divestitures and similar events, or from other similar transactions that may reasonably be expected to adversely affect the amount of the earn-out earned. See “—Shareholders’ Representatives” on page 30 for a description of the authority of the shareholders’ representatives to act on behalf of the MSW shareholders with respect to adjustment of the earn-out formula and other matters. In making any such revisions to the terms of the earn-out amount, revisions will also be made for any change that positively affects the opportunity of the MSW shareholders to earn the earn-out amount.

The merger agreement does not require BB&T to obtain the consent of the shareholders’ representatives to a revision in the method for determining an earn-out amount when a revision becomes necessary as described above. The merger agreement does require BB&T, however, to consult with the shareholders’ representatives and to act in good faith. If the shareholders’ representatives object to a revision proposed or made by BB&T, the sole remedy of the MSW shareholders or the shareholders’ representatives would be to bring a lawsuit against BB&T claiming that BB&T breached its obligations under the merger agreement to consult with the shareholders’ representatives and to act in good faith concerning the revision. Shareholders of MSW should note that the shareholders’ representatives, as officers of New MSW, will owe fiduciary duties to BB&T. See “—Shareholders’ Representatives” on page 30 for a description of conflicts of interest to which the shareholders’ representatives could be subject in resolving disputes with BB&T concerning adjustments in the method for determining the earn-out amounts and other matters.

Minimum Qualifying and Target EBITDA

The minimum qualifying level of EBITDA for each year during the earn-out period represents a year-over-year increase in EBITDA of 11%. The target level of EBITDA for each year during the earn-out period represents a year-over-year increase in EBITDA of 15%. The minimum qualifying and target levels of EBITDA reflect BB&T’s determination that a minimum annual rate of increase in EBITDA of 11% would be necessary for BB&T to satisfy its investment criteria for the acquisition of MSW and BB&T’s willingness to share the profitability of New MSW with MSW’s shareholders during the earn-out period to the extent the rate of increase in EBITDA exceeds 11%, subject to a cap of 15%.

The following chart sets forth MSW’s EBITDA for 1998-2002 and the rate of increase in EBITDA for each year in the period compared to the immediately prior year, as derived from MSW’s historical financial statements. The EBITDA amounts have been adjusted to exclude EBITDA attributable to Wood & Company, which will not be a part of New MSW after the merger and will not contribute to EBITDA:

Year	Amount	Percentage Increase (Decrease)
1998	$10,299,503	(1.8%)*
1999	$12,269,647	19.1%
2000	$13,617,022	11.0%
2001	$21,623,124	58.8%
2002	$29,047,969	34.3%

*	Based on EBITDA of $10,493,255 in 1997 (excluding Wood & Company).

EBITDA for the nine months ended September 30, 2003 was $24,554,208, representing an increase of 12.4% over the same period in 2002.

In mid-2003, during MSW’s and BB&T’s negotiations relating to the merger, MSW provided BB&T with a performance forecast of MSW’s net revenues and pro forma EBITDA for the full 2003 calendar year of $170,000,000 and $50,300,000, respectively. The pro forma EBITDA forecast was prepared in mid-2003 and reflects an assumed discretionary year-end pension contribution which MSW had not yet determined and therefore was not included in MSW’s actual EBITDA forecast for 2003. It further reflects certain merger-related payroll adjustments. The net effect of these adjustments resulted in a pro forma EBITDA forecast that was approximately $500,000 lower than MSW’s actual EBITDA forecast for 2003. This performance forecast, which gives effect to the pro forma adjustments referred to above, also projects increases in net revenues and EBITDA for the years 2004 – 2008 at a compounded annual rate of 15%. In addition to the performance forecast described above, MSW provided BB&T with a pro forma income statement that sets forth MSW’s forecast of its results of operations for the 2003 calendar year. The pro forma income statement forecasts net revenues of $170,000,000 and pro forma EBITDA of $50,300,000 for the full calendar year 2003 as set forth above. In addition, it forecasts expenses of $122,328,000, pretax profit of $47,672,000, a pretax margin of 28.0%, actual EBITDA of $50,800,000 and an EBITDA margin of 29.9%. Management of MSW has not updated its EBITDA forecast for 2003 but as of the date of this proxy statement/prospectus believes EBITDA would approximate the forecasted amount reflected in the pro forma income statement, subject to certain expenses and charges in connection with the merger as contemplated by the merger agreement.

A strong environment for property and casualty insurance premiums in 2001-2003 contributed substantially to the significant growth rates in EBITDA for these years. BB&T and MSW believe that insurance premiums may increase at a slower rate during the earn-out period and that it is possible that New MSW will not continue to realize increases in EBITDA at the rates MSW experienced in 2001-2003.

The calculation of EBITDA for the purpose of the earn-out payments under the merger agreement will be consistent with the calculation of MSW’s historical and 2003 estimated EBITDA as set forth above, except that certain recruiting-related expenditures of New MSW will be charged against earnings in a manner agreed to by BB&T and MSW. In addition, the calculation of EBITDA for the purpose of the earn-out will disregard:

•	any loss incurred by BB&T that is recovered from the escrow fund as described below, and any such recovery; and

•	any payments or accruals made in connection with any earn-out amount or the performance plan described below under “The Merger—Employee Performance Plan.”

MSW Dividend

In the merger agreement, MSW agreed to use its reasonable best efforts to provide a consolidated shareholders’ equity of $5,000,000 (as adjusted in accordance with the merger agreement) on the closing date of the merger. In the event MSW’s consolidated shareholders’ equity is greater than $5,000,000 on the closing date of the merger, BB&T is required to increase the amount of the closing cash consideration by the amount of the excess. In the event that the consolidated shareholders’ equity of MSW is less than $5,000,000 on the closing date, BB&T is entitled to recover the short-fall from the escrow fund. In order to reduce its consolidated shareholders’ equity to $5,000,000 as permitted by the merger agreement, MSW anticipates declaring a dividend payable to all shareholders of record immediately prior to the effective time of the merger, which is anticipated to include optionholders who exercise options upon the anticipated accelerated vesting of outstanding options immediately prior to the effective time of the merger. The merger agreement does not prohibit MSW from paying dividends prior to the effective time of the merger.

At the time the merger agreement was executed, MSW estimated that the total amount of the dividend would be approximately $62,700,000. This amount includes the expected impact on consolidated shareholders’ equity of the aggregate exercise prices expected to be paid upon exercise of options immediately prior to the effective time of the merger, the expected earnings of MSW for the fourth quarter of 2003, and adjustments to the current book value of real property and aircraft owned by MSW to reflect the fair market value of such assets on an after tax basis. On November 21, 2003, MSW redeemed all of the MSW shares owned by the McGriff, Seibels & Williams, Inc. Employee Stock Ownership Plan. After redeeming the ESOP shares, MSW estimates that approximately $46,000,000 will be available for distribution to MSW shareholders in the form of a dividend. MSW will determine the exact amount of the dividend immediately prior to the effective time of the merger. The exact amount of the dividend depends on the actual earnings of MSW to the effective date of the merger, the appraisals of the property of MSW whose value is to be adjusted under the merger agreement for purposes of determining the shareholders’ equity of MSW and whether all outstanding options to acquire MSW common stock are in fact exercised prior to the merger. In any event, MSW intends to declare and pay a dividend in an amount sufficient to reduce MSW’s consolidated shareholders’ equity to approximately $5,000,000 immediately prior to the effective time of the merger.

Escrow Agreement

BB&T and Messrs. Dunbar, Cooney and Lambert, the representatives of the MSW shareholders, will enter into an escrow agreement on behalf of all MSW shareholders providing for a portion of the merger consideration to be retained in an escrow fund following the closing date. A copy of the form of escrow agreement is attached as Appendix B to this proxy statement/prospectus. The escrow agreement appoints Bruce C. Dunbar as agent to act on behalf of the shareholders’ representatives in connection with administration of the escrow fund. For a more detailed description of the rights and obligations of the shareholders’ representatives and the agent, see the immediately following section under the heading “—Shareholders’ Representatives.” On the closing date, BB&T will deliver to Branch Banking and Trust Company, the escrow agent named in the escrow agreement, $30,000,000 of the closing cash consideration, to be administered pursuant to the terms of the escrow agreement. BB&T will be entitled to recover from the escrow fund the amount of any losses (subject to the limitations set forth in the merger agreement) during the term of the escrow agreement. A “loss” is the amount of any damage, loss, liability or expense, including reasonable legal expenses and costs of litigation, incurred by BB&T (net of any economic benefit) caused by any of the following circumstances:

•	the breach of any of the representations or warranties of MSW or of its shareholders contained in the merger agreement, its accompanying disclosure letter or any documents delivered in connection with the merger agreement; or

•	any failure of MSW or its shareholders to perform any of their covenants or agreements under the merger agreement.

In addition, if the consolidated shareholders’ equity of MSW is less than $5,000,000 on the closing date of the merger, the short-fall will be recovered by BB&T from the escrow fund.

The escrow fund will be distributed to the MSW shareholders as follows:

•	On the initial distribution date, which will be 18 months following the closing date of the merger, the escrow agent will distribute to the MSW shareholders the amount then remaining in the escrow fund in excess of (a) and (b), where (a) is the sum of amounts then specified in any unresolved payment requests, and (b) is an amount, dedicated to the satisfaction of tax claims, equal to the lesser of $10,000,000 or the amount in the escrow fund in excess of the amount in (a). The tax escrow described in (b) will be applied solely in satisfaction of claims pursuant to notices of claim with respect to federal, state or local taxes, including additions to taxes, and penalties or interest, which are in addition to amounts subject to an unresolved payment request received by the escrow agent before the initial distribution date, and will not be applied by the escrow agent in satisfaction of any other claim.

•	Promptly upon the resolution of any claim that was the subject of an unresolved payment request on the initial distribution date, BB&T will direct the escrow agent to apply the excess, if any, of the amount reserved for the claim over the amount paid to resolve the claim to increase the tax escrow to $10,000,000, if the original amount was less than $10,000,000, and to distribute any additional excess to the MSW shareholders.

•	Upon termination of the escrow on the third anniversary of the closing date of the merger, the amount then remaining in the escrow fund less the amounts then specified in any unresolved payment requests by BB&T will be distributed by the escrow agent to the MSW shareholders.

•	Promptly after the resolution of any claim that was the subject of an unresolved payment request on the termination date, BB&T will direct the escrow agent to distribute to the MSW shareholders the portion of the amount then held with respect to such unresolved payment request that was not paid to BB&T in resolution of such claim.

The escrow agreement appoints Branch Banking and Trust Company, a wholly owned subsidiary of BB&T, as escrow agent to hold, invest and distribute the escrow fund in accordance with the terms of the escrow agreement. Neither the MSW shareholders nor the shareholders’ representatives may assert any claims against the escrow agent in its capacity as escrow agent, provided that the escrow agent complies with the terms of the escrow agreement. The escrow agent is required to invest and reinvest cash in the escrow fund in:

•	Money market funds;

•	Savings accounts or certificates of deposit in federally insured U.S. banks;

•	Securities issued or guaranteed by the U.S. government;

•	Prime commercial paper of U.S. issuers;

•	Repurchase agreements which are fully secured by obligations or are issued or guaranteed by the U.S. government; or

•	Any common, mixed or commingled fund invested primarily in the obligations described above.

Absent specific instructions to the contrary by BB&T and the shareholders’ representatives, the escrow agent is required to invest the escrow fund in the BB&T U.S. Treasury Money Market Fund, for which the escrow agent is entitled to receive an annual management fee of 0.3% of the amount invested. The annual management fee will be deducted from the escrow fund and paid to the escrow agent. The escrow agent will make an annual financial report to the shareholders at the end of each calendar year showing the assets and liabilities of the escrow fund for such period. The MSW shareholders are entitled to receive dividends and interest earned on investments made by the escrow agent on behalf of the escrow fund. The escrow agent is required to pay such dividends and interest to MSW shareholders at least once annually. The shareholders’ rights to the escrow fund are not transferable or assignable except by will, the laws or intestacy, or by operation of law.

MSW Shareholders’ Equity

If the consolidated shareholders’ equity of MSW is less than $5,000,000 on the closing date of the merger, the short-fall will be recovered by BB&T from the escrow fund, and if the consolidated shareholders’ equity of MSW is greater than $5,000,000 on the closing date of the merger, the closing cash consideration will be increased by the amount of such excess. The shareholders’ equity of MSW will be determined with reference to the internal statements and records of MSW, except that with respect to the real property and aircraft owned by MSW at the closing, the difference between the current book value and fair market value on an after tax basis, based on fair market value appraisals reasonably acceptable to BB&T and delivered to BB&T by MSW prior to the closing date, will be added to or subtracted from existing book value. On the closing date of the merger, MSW will deliver to BB&T a balance sheet reflecting the estimated shareholders’ equity of MSW as of the closing date. On or before the thirtieth day following the closing date, New MSW will deliver to BB&T and to the shareholders’ representatives an updated balance sheet reflecting the actual shareholders’ equity of MSW as of the closing date. Within the 30 days following delivery to BB&T and the shareholders’ representatives of the closing balance sheet, BB&T and the shareholders’ representatives will attempt in good faith to adjust the calculations of shareholders’ equity set forth in the closing balance sheet, if necessary, to be mutually acceptable to them. If after the close of such 30 day period BB&T and the shareholders’ representative are unable to agree on the shareholders’ equity set forth in the closing balance sheet, BB&T will retain the services of a nationally recognized accounting firm to calculate the actual shareholders’ equity as of the closing date of the merger in the manner described above.

Market Price of BB&T Common Stock

You should be aware that the number of shares of BB&T common stock to be issued to you will fluctuate based on the market price of BB&T common stock prior to the closing of the merger. Neither BB&T nor MSW can give you any assurance as to what the price of BB&T common stock will be when the merger becomes effective or when certificates for those shares are delivered following surrender and exchange of your certificates for shares of MSW stock. We urge you to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See “Summary—Comparative Market Prices and Dividends” on page 9.

Shareholders’ Representatives

Under the terms of the merger agreement and the escrow agreement, the MSW shareholders are deemed to appoint Bruce C. Dunbar, Gary M. Cooney and Thomas A. Lambert, III as shareholders’ representatives to act on behalf of MSW shareholders with respect to any losses for which BB&T makes indemnification claims, including any claims they assert against the escrow fund. The merger agreement also requires BB&T to consult with the shareholders’ representatives with respect to any equitable adjustments that may be required to the formula for calculating the earn-out amount to reflect expansions or contractions in the operations of New MSW resulting from acquisitions, divestitures and similar transactions that may adversely affect the amount of the earn-out amount. The MSW shareholders are bound by actions taken by the shareholders’ representatives.

Mr. Dunbar, age 54, is Chairman, President and Chief Executive Officer of MSW. Mr. Cooney, age 52, is Vice Chairman of MSW. Mr. Lambert, age 48, is Chief Financial Officer of MSW. They have held these positions for more than the past five years, and they will continue to be employees of New MSW after the merger. BB&T and MSW have not finally determined the salaries to be paid to the shareholders’ representatives in their capacities as employees of New MSW, but their salaries are estimated to be as follows: Mr. Cooney ($800,000); Mr. Dunbar ($625,000); and Mr. Lambert ($325,000). These salaries are less than their current level of cash compensation as employees of MSW. Their new employment agreements with New MSW limit their receipt of additional cash compensation to their participation in the New MSW Employee Performance Plan. See “—Interests of MSW’s Directors and Officers in the Merger—Employment Agreements” on page 38.

The shareholders’ representatives have authority to receive and make all notices and communications on behalf of the MSW shareholders as may be required by the merger agreement and the escrow agreement. Under authority granted by the merger agreement and the escrow agreement, the shareholders’ representatives may settle, defend, challenge or compromise all claims of loss asserted by BB&T against the escrow fund. The shareholders’ representatives are not liable to the MSW shareholders for any acts done or omitted in connection with their obligations under the merger agreement and the escrow agreement, provided that the shareholders’ representatives act in good faith and exercise reasonable judgment.

The merger agreement and the escrow agreement require the MSW shareholders to jointly and severally indemnify and hold the shareholders’ representatives harmless from any losses sustained by the shareholders’ representatives in connection with the performance of their duties under the merger agreement and the escrow agreement, including reasonable fees of legal counsel or other professional advisors retained by the shareholders’ representatives. The MSW shareholders are not obligated to indemnify and hold the shareholders’ representatives harmless if the shareholders’ representatives are grossly negligent, act in bad faith or engage in willful misconduct in connection with their duties under the merger agreement and the escrow agreement. By approving the merger, each MSW shareholder agrees to pay, and agrees that the shareholders’ representatives may bill MSW shareholders for, all reasonable fees, costs and expenses incurred by the shareholders’ representatives in connection with the performance of their duties under the escrow agreement. In the event an MSW shareholder has not paid an obligation required by the escrow agreement, the shareholders’ representatives may direct the escrow agent to withhold a pro rata portion of each distribution to such MSW shareholder from the escrow fund in order to satisfy the amounts owed by the MSW shareholder. The escrow agent will not be liable to any MSW shareholder for complying with instructions issued by the shareholders’ representatives in accordance with the escrow agreement. The shareholders’ representatives do not presently expect to incur fees, costs and expenses. However, the shareholders’ representatives may determine to engage legal counsel or other professional advisers after the merger if necessary in order to advise them regarding the rights of the MSW shareholders under the merger agreement and escrow agreement and regarding the related obligations of the shareholders’ representatives. The shareholders’ representatives are unable to estimate the amount of the fees, costs and expenses in this event, though it could be substantial.

The escrow agreement appoints Mr. Dunbar as agent for the shareholders’ representatives. As agent for the shareholders’ representatives, Mr. Dunbar has authority, acting upon approval of a majority vote of the shareholders’ representatives, to settle, defend, challenge or compromise all claims of loss asserted by BB&T against the escrow fund. Mr. Dunbar is entitled to the same indemnification and hold harmless protections to which the shareholders’ representatives are entitled under the terms of the escrow agreement.

If a shareholders’ representative is unable to perform his duties due to death, disability or resignation, the remaining shareholders’ representatives will appoint a successor. The merger agreement contains no further provision for the replacement of a shareholders’ representative.

MSW shareholders should note that the shareholders’ representatives, as officers of New MSW, will owe fiduciary duties to New MSW’s direct and indirect parent corporations, Branch Banking and Trust Company and BB&T. In resolving disputes with BB&T concerning the escrow agreement and the calculation of the earn-out amounts, the shareholders’ representatives interests as employees of New MSW and their fiduciary duties to BB&T could conflict with their interests as former shareholders of MSW and as shareholders’ representatives.

Exchange of MSW Stock Certificates

When the merger is completed, without any action on the part of MSW or the MSW shareholders, shares of MSW common stock will be converted into and will represent the right to receive, upon surrender of the certificates representing such shares as described below and subject to the terms of the escrow agreement, the merger consideration, as described above. Promptly after the merger becomes effective, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your MSW stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the shares of BB&T common stock (and any declared and unpaid dividends on such shares) and cash to which you are entitled. You will receive cash (without interest) for any fractional share of BB&T common stock which you would otherwise receive. The amount of cash payable with respect to any fractional share of BB&T common stock will be determined by multiplying the fractional part of such share by the average closing price.

You should not send in your stock certificates until you receive the letter of transmittal and instructions.

After the merger is completed, and until surrendered as described above, each outstanding MSW stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued with respect to the merger consideration. After the merger is completed, MSW’s transfer books will be closed and no transfer of the shares of MSW stock outstanding immediately before the time that the merger becomes effective will be made on BB&T’s stock transfer books. With respect to any MSW stock certificate that has been lost or destroyed, BB&T will pay the merger consideration attributable to the shares represented by such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T’s standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question.

To the extent permitted by law, after the merger becomes effective, you will be entitled to vote at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of MSW stock are converted, regardless of whether you have exchanged your MSW stock certificates for BB&T stock certificates. Whenever BB&T declares a dividend or other distribution on the BB&T common stock which has a record date after the merger becomes effective, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable under the merger agreement. However, no dividend or other distribution payable to the holders of record of BB&T common stock will be delivered to you until you surrender your MSW stock certificate for exchange as described above. Upon surrender of your MSW stock certificate, the closing cash consideration and certificate representing the BB&T common stock into which your shares of MSW stock have been converted, together with cash instead of any fractional share of BB&T common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

The Merger Agreement

Effective Date and Time of the Merger

The merger agreement provides that the closing of the merger will take place on January 2, 2004 or such other date designated by BB&T that is within 30 business days following the satisfaction of the conditions to the completion of the merger. The merger will become effective at 11:59 p.m., Eastern time, on the closing date of the merger. It is currently anticipated that the merger will become effective in the first quarter of 2004, assuming all conditions to the respective obligations of BB&T and MSW to complete the merger have been satisfied.

Conditions to the Merger

The obligation of BB&T to carry out the merger is subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the time the merger becomes effective:

•	all MSW corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, must have been duly and validly taken, including the approval by the MSW shareholders of the merger agreement;

•	BB&T’s registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, as amended (the “Securities Act”), no proceedings may be pending or, to BB&T’s knowledge, threatened by the SEC to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

•	none of BB&T, the merger subsidiary, MSW or any of its subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement;

•	BB&T must have received certain certified documents and closing certificates from MSW;

•	BB&T must have received the legal opinion of Bradley Arant Rose & White LLP, MSW’s counsel, in a form reasonably acceptable to BB&T’s counsel;

•	the representations and warranties of MSW contained in the merger agreement must be true and correct in all material respects as of the closing date (except for representations and warranties made as of a specific date, which must be true and correct as of such date);

•	MSW must have performed in all material respects all of the obligations required by the merger agreement to have been performed by the closing date;

•	no action or proceeding may have been instituted or, to the knowledge of any party to the merger agreement, threatened before any court, governmental body or public authority to restrain or prohibit the merger;

•	no event or series of events will have taken place and no state of facts will exist, which collectively would result or reasonably be expected to result in a material adverse change in the business, operations, assets or financial condition of MSW and its subsidiaries, taken as a whole, except and as otherwise consented to in writing by BB&T or provided in the merger agreement or its accompanying disclosure letter;

•	BB&T must have received agreements from certain affiliates of MSW concerning the shares of BB&T common stock to be received by them;

•	the parties must have received all regulatory approvals required in connection with the transactions contemplated by the merger agreement. All notice periods and waiting periods required with respect to the approvals must have been terminated or expired, including, without limitation, the waiting period imposed in connection with the HSR Act, and any such governmental approvals or notice of waiting periods must have been granted, terminated or expired, as the case may be, without the imposition of any conditions which BB&T reasonably concludes would substantially adversely affect the financial condition or method of operation of MSW or BB&T or to an extent which BB&T, in good faith, deems to be material, and all other statutory or regulatory requirements for the valid completion of the transactions contemplated by the merger agreement must have been satisfied;

•	MSW must have delivered to BB&T the executed escrow agreement and the executed noncompetition agreements of Bruce C. Dunbar, Gary M. Cooney, William M. Whitten, Thomas A. Lambert, III, Lee McGriff, III, William A. Legg, Thomas A. Ebner, Mark F. Calhoun, Alastair Muir-Taylor, E. Douglas Hodo, Jr., Scott G. Sink, Walter M. Wallace, IV and James H. Brazill;

•	the Secretary of MSW must have delivered to BB&T a certified list setting forth the number of shares of MSW common stock of each class owned by each MSW shareholder;

•	MSW must have delivered to BB&T an acknowledgement of each of Bruce C. Dunbar, Gary M. Cooney, William M. Whitten, Thomas A. Lambert, III, Lee McGriff, III, William A. Legg, Thomas A. Ebner, Mark F. Calhoun, Alastair Muir-Taylor, E. Douglas Hodo, Jr., Scott G. Sink, Walter M. Wallace, IV, James H. Brazill, Robert P. Dickinson, Edmund K. Seibels, Charles H. Cranford, John R. Grimes and Ronald B. Giadrosich that he will execute an employment agreement after the employer-employee relationship is established with New MSW;

•	MSW must have delivered any letters of resignation necessary to evidence MSW’s representation that, as of the closing date of the merger, no director of MSW and none of Bruce C. Dunbar, Gary M. Cooney, William M. Whitten, Thomas A. Lambert, III, Lee McGriff, III, William A. Legg, Thomas A. Ebner, Mark F. Calhoun, Alastair Muir-Taylor, E. Douglas Hodo, Jr., Scott G. Sink, Walter M. Wallace, IV, James H. Brazill, Robert P. Dickinson, Edmund K. Seibels, Charles H. Cranford, John R. Grimes and Ronald B. Giadrosich will be a member of the board of directors or advisory board of any bank or bank holding company;

•	BB&T must have received an opinion of Womble Carlyle Sandridge & Rice, PLLC (“WCSR”), BB&T’s legal counsel, dated as of the closing date of the merger, to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and

•	the shares of BB&T common stock issuable pursuant to the merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

The obligation of MSW to carry out the transactions in the merger agreement is subject to the satisfaction of the following additional conditions at or before the time the merger becomes effective, unless, where permissible, waived by MSW:

•	all BB&T corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, must have been duly and validly taken;

•

BB&T’s registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act, no proceedings may be pending or to MSW’s knowledge threatened by the SEC to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

•	none of BB&T, the merger subsidiary, MSW or any subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement;

•	MSW must have received certain closing certificates and certified documents from BB&T;

•	MSW must have received the legal opinion of WCSR in a form reasonably acceptable to MSW’s counsel;

•	MSW must have received an opinion of WCSR, dated as of the closing date of the merger, addressed to the shareholders of MSW, in form reasonably acceptable to counsel for MSW, to the effect that the merger will be accomplished as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the representations and warranties of BB&T contained in the merger agreement must be true and correct in all material respects as of the closing date (except for representations and warranties made as of a specific date, which must be true and correct as of such date);

•	BB&T must have performed all of the agreements required by the merger agreement to have been performed by the closing date;

•	no action or proceeding may have been instituted or, to the knowledge of any party to the merger agreement, threatened before any court, governmental body or public authority to restrain or prohibit the merger;

•	the shares of BB&T common stock issuable pursuant to the merger shall have been approved by listing on the New York Stock Exchange, subject to official notice of issuance;

•	no event or series of events will have taken place, and no facts will exist, which, collectively, would result or reasonably be expected to result in a material adverse change in the business, operations, assets or financial condition of BB&T and its subsidiaries, taken as a whole;

•	the parties must have received all regulatory approvals required in connection with the transactions contemplated by the merger agreement. All notice periods and waiting periods required with respect to the approvals must have been terminated or expired, including, without limitation, the waiting period imposed in connection with the HSR Act, and any such governmental approvals or notice or waiting periods must have been granted, terminated or expired, as the case may be, without the imposition of any conditions which MSW reasonably concludes would substantially adversely affect the financial condition or method of operation of MSW or BB&T or to an extent which MSW, in good faith, deems to be material and all other statutory or regulatory requirements for the valid completion of the transactions contemplated by the merger agreement must have been satisfied; and

•	BB&T must have delivered to MSW the executed escrow agreement.

Conduct of MSW’s and BB&T’s Businesses Before the Merger Becoming Effective

Except with the consent of BB&T, or as otherwise expressly required, permitted or authorized by the merger agreement, until the merger is effective, MSW may not:

•	carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	make any change to its Articles of Incorporation or Bylaws;

•	incur any further obligations or commitments, or make any further additions to its properties or assets, except in the ordinary course of business;

•

make or agree to make any increase in the rate of wages, salaries, bonuses or other remuneration of any of its directors, officers, employees or commission agents, except in the ordinary course of business in connection with regular periodic performance reviews and consistent with past practice, or become a party to any employment contract or arrangement with any of its directors, officers or employees providing for bonuses, profit-sharing payments, employment continuation, severance pay or retirement benefits;

•	fail to maintain all of its insurance policies, or any renewals thereof, in full force and effect to the extent commercially reasonable;

•	fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

•	issue any shares of its capital stock (except for shares issued pursuant to the exercise of stock options outstanding on the date of the merger agreement) or authorize the creation or issuance of, or issue, authorize or effect any split or any other recapitalization of, any of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any of its outstanding stock (except for shares purchased or redeemed from the trust under the McGriff, Seibels & Williams, Inc. Employee Stock Ownership Plan consistent with applicable laws and regulations and except for shares redeemed pursuant to the terms of certain stock restriction agreements among the MSW shareholders and MSW), or grant any options to acquire shares of its capital stock under MSW’s option plan or otherwise;

•	merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity, acquire control over any other entity or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business;

•	solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, MSW or any business combination with MSW, other than as contemplated by the merger agreement; or authorize any officer, director, agent or affiliate of MSW to do any of the above; or fail to notify BB&T as soon as reasonably practicable if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this prohibition does not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, MSW is advised in writing by legal counsel that in its opinion the failure to furnish information or negotiate could result in a reasonable probability that the Board of Directors of MSW would breach its fiduciary duties;

•	enter into (a) any material agreement, arrangement or commitment not made in the ordinary course of business; (b) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by MSW or any subsidiary or guarantee by MSW or any subsidiary of any obligation; (c) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this prohibition does not apply to the election of directors by shareholders or the reappointment of officers in the normal course, or MSW’s engagement of new producers in the ordinary course of business consistent with past practice); or (d) any contract, agreement or understanding with a labor union;

•	change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP concurred with by BB&T’s independent certified public accountants, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by changes in law or regulation;

•	take any action which would or might reasonably be expected to (a) cause the business combinations contemplated hereby not to constitute reorganizations under Section 368(a) of the Internal Revenue Code, as determined by BB&T; (b) result in any representation or warranty herein becoming untrue in any material respect; or (c) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

•	dispose of any material assets other than in the ordinary course of business; or

•	agree to do any of the foregoing.

In addition, MSW has agreed:

•	to convene and hold a meeting of shareholders to obtain the necessary vote to approve the merger as soon as reasonably practicable following the effectiveness of BB&T’s registration statement filed in connection with the merger. The MSW Board of Directors will recommend to the MSW shareholders the approval of the merger agreement; provided, that the Board of Directors of MSW may withdraw or refuse to make such recommendation only if the Board of Directors determines in good faith that such recommendation should not be made in light of its fiduciary duties to the MSW shareholders and only if it receives, and after consideration of:

•	written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation would result in a reasonable probability that the Board of Directors of MSW would breach its fiduciary duties to the MSW shareholders; and

•	a written determination from Reagan Consulting, Inc. that the merger consideration is not fair or is inadequate to the MSW shareholders from a financial point of view, accompanied by a detailed analysis of the reasons for such determination;

•	to cooperate in providing to BB&T information necessary for the preparation by BB&T of such documents for submission to any regulatory agency as BB&T may deem necessary or desirable to obtain requisite approvals of, consents to, and permissions for, the consummation of the transactions contemplated by the merger agreement;

•	to deliver, or cause to be delivered, such documents and instruments as BB&T may reasonably request for the purpose of carrying out the merger agreement and the merger;

•	to use its reasonable best efforts to preserve its business organization intact, to provide for the benefit of BB&T the services of its present employees and to preserve for the benefit of BB&T the present relationships between MSW and its client insurance companies, customers and all others with which it may have material business relationships; and

•	with respect to any insurance brokerage arrangements which it may have with client insurance companies or other contracts or agreements which may prohibit, or require consent to, changes of ownership or control of MSW or the MSW subsidiaries to use its best efforts to obtain from each of the other parties thereto, prior to the closing date, such party’s consent to the transactions contemplated by the merger agreement. MSW will use its reasonable best efforts to obtain written assurance, as reasonably requested by BB&T, that material business relationships currently in place will continue following the effective time of the merger.

Each of BB&T and MSW has agreed:

•	to use all reasonable efforts to satisfy the conditions necessary to complete the transactions contemplated by the merger agreement as soon as is reasonably practicable;

•	to agree as to the form and substance of any press release related to the merger agreement or the transactions contemplated by the merger agreement and to cooperate with the other party as to the form and substance of other related public disclosures;

•	as promptly as practicable following the execution of the merger agreement, in cooperation with each other, to complete and file with the appropriate authorities the premerger notification forms and any other documents required under the HSR Act; and

•	to maintain the confidentiality of all confidential information obtained in the course of negotiating the merger agreement or effecting the merger; provided, however, that the information, or any part thereof, may be disclosed:

•	to each party’s respective directors, officers, employees, agents and representatives who need to know such information in connection with such negotiations or transactions (these persons will be informed of the confidential nature of the information and directed to keep the same confidential);

•	to the extent necessary, to any governmental or regulatory agency or body having jurisdiction, in furtherance of obtaining any approval requisite to the completion of the merger;

•	to any other party to the extent all the parties to the merger agreement consent in writing; and

•	as required or reasonably necessary to comply with federal securities laws or in a manner consistent with disclosure obligations and other applicable laws;

provided, that the confidentiality covenant does not apply to any confidential information that (a) is or becomes available generally to the public, other than as a result of prohibited disclosure by the party obtaining the information or by its directors, employees, agents or representatives; (b) is made available to BB&T or MSW on a nonconfidential basis; or (c) becomes available to BB&T or MSW from a source not bound by any confidentiality agreement regarding such information. BB&T and MSW have agreed that the confidentiality obligations contained in the merger agreement will not apply to the tax treatment and tax structure of the transactions contemplated by the merger agreement upon the earlier to occur of (a) the date of the public announcement of discussions relating to such transactions; (b) the date of the public announcement of such transactions; or (c) the date of the execution of the merger agreement, all within the meaning of Treasury Regulations Section 1.6011-4.

Waiver; Amendment; Termination; Expenses

BB&T and MSW can agree to terminate, abandon or amend the merger agreement in any way, except that after the shareholders’ meeting the parties cannot decrease the consideration that you will receive in the merger or alter the tax treatment of the merger. Either company can waive any of the requirements of the other company contained in the merger agreement. Neither party intends to waive the condition that it receives a tax opinion. If the tax opinion from counsel to BB&T is not available and the parties determine to proceed with the merger, MSW will inform you and ask you to vote again on the merger agreement and plan of merger.

In addition, if the average closing price is more than $40.15 or less than $32.85 and the parties have not successfully negotiated the merger consideration, then:

•	BB&T will have the right to terminate the merger agreement if the average closing price is less than $32.85, unless MSW agrees that the number of BB&T exchange shares will be 8,651,766, in which case BB&T will not have the right to terminate; and

•	MSW will have the right to terminate the merger agreement if the average closing price is more than $40.15, unless BB&T agrees that the number of BB&T exchange shares will be 7,827,789, in which case MSW will not have the right to terminate.

Either party may unilaterally terminate the merger agreement if the conditions to such party’s obligation to complete the merger are not reasonably satisfied on or before March 31, 2004; however, in the event that BB&T concludes that a structural change in the merger format would facilitate the receipt of a governmental approval, then, upon notice to MSW, each party must promptly take all appropriate actions to modify the merger agreement to provide for such structural change; provided, that such structural change will not affect the amount or form of merger consideration.

BB&T or MSW may also terminate the merger agreement in writing if the shareholders do not approve the merger agreement.

Finally, BB&T may terminate the merger agreement in writing at any time prior to the effective time of the merger if the Board of Directors of MSW, as permitted by the merger agreement, has withdrawn its recommendation or refused to recommend to the MSW shareholders that they vote to approve the merger agreement or has recommended to the MSW shareholders approval of an MSW acquisition proposal.

Upon any termination of the merger agreement, any confidential information obtained by the parties in the course of the merger negotiations, to the extent in writing (including all copies), must be returned to the party to which such information relates as soon as practicable following a written request for such information.

Each party will pay the fees and expenses it incurs in connection with the merger agreement and the merger, except that BB&T will be responsible for all filing fees under the HSR Act.

Termination Fee

In the event the merger agreement is terminated:

•	by either MSW or BB&T because the shareholders of MSW fail to approve the merger agreement and either (a) at the time of the MSW shareholders’ meeting there has been an MSW acquisition proposal or (b) prior to such shareholders’ meeting, the MSW Board of Directors withdraws its recommendation or refuses to recommend to the shareholders of MSW that they vote to approve the merger agreement;

•	by BB&T because the MSW Board of Directors (a) withdraws its recommendation or refuses to recommend to shareholders of MSW that they vote to approve the merger agreement or (b) recommends to the shareholders of MSW approval of an MSW acquisition proposal;

•	by BB&T because MSW has breached its covenant not to solicit or encourage MSW acquisition proposals or its covenant to submit the merger agreement to the MSW shareholders for approval and recommend approval of the merger agreement to the MSW shareholders; or

•	by BB&T because MSW has knowingly breached the merger agreement (other than a breach as described above) and (a) at the time of such termination MSW is not entitled to terminate the merger agreement because of a BB&T breach of its representations, warranties or covenants and (b) an MSW acquisition proposal is publicly disclosed or a similar overture from a third party was communicated to the MSW Board of Directors at or before the time of MSW’s breach;

and within 18 months of termination MSW completes or enters into a definitive agreement with respect to an acquisition proposal for MSW, then MSW will pay a cash termination fee of $12,000,000 to BB&T.

Interests of MSW’s Directors and Officers in the Merger

Some members of MSW’s management and the MSW Board of Directors have interests in the merger that are in addition to or different from their interests as MSW shareholders. The MSW Board of Directors was aware of these interests and considered them in approving the merger agreement and the merger.

Vesting of Stock Options

Directors and employees, including executive officers, of MSW have received grants of stock options under MSW’s stock incentive plans. Prior to the closing date of the merger, MSW will take any actions that may be necessary to vest any stock options issued under the McGriff, Seibels & Williams, Inc. 1998 Stock Option Plan prior to the date of the merger agreement and will require all employees with stock options outstanding to exercise such stock options prior to the closing date of the merger or forfeit such options. Any stock options not so exercised will be forfeited pursuant to the terms of the 1998 Stock Option Plan. As of December 29, 2003, MSW directors and executive officers held options to acquire 194,500 shares of MSW common stock at an average exercise price of $10.24.

Employee Performance Plan

Effective immediately following the closing date of the merger, BB&T will cause New MSW to adopt the New MSW Employee Performance Plan, and BB&T will cause such plan to continue in effect through December 31, 2008. Pursuant to the performance plan, New MSW will pay cash bonuses to eligible employees totaling up to $25,570,000 with respect to the five years ending on December 31, 2008, and eligible employees will have the opportunity to earn an additional bonus. See “—Employee Performance Plan” beginning on page 45.

Employment Agreements

As of the closing date of the merger, each of Bruce C. Dunbar, Gary M. Cooney, William M. Whitten, Thomas A. Lambert, III, Lee McGriff, III, William A. Legg, Thomas A. Ebner, Mark F. Calhoun, Alastair Muir-Taylor, E. Douglas Hodo, Jr., Scott G. Sink, Walter M. Wallace, IV and James H. Brazill will execute an acknowledgement that he agrees to enter into an employment agreement with New MSW after the employer-employee relationship is established with New MSW. The employment agreement for each such officer provides that he will serve as an employee of New MSW for a term of five years, commencing as of the closing date of the merger, subject to ongoing post-employment rights and subject to sooner termination as provided in the employment agreement. The employment agreement will be renewable for consecutive one-year terms unless either New MSW or the employee provides written notice at least 30 days in advance of the current term that renewal will not be sought.

Each employee will be entitled to receive a specified annual base salary, subject to increase (but not decrease below the stated amount) in accordance with normal salary review policies of New MSW applicable to its other employees holding senior executive positions, in New MSW’s sole discretion. The employees’ initial annual base salaries will be less than the cash compensation currently paid to such employees by MSW. Each employee also may be entitled to receive additional cash incentive compensation and will also be eligible to participate in the New MSW Employee Performance Plan. The employee will be entitled to the use and benefit of employee clerical services and other fringe benefits generally made available to similarly situated New MSW employees, including without limitation medical, disability and life insurance coverage and retirement benefits, subject to any and all terms, conditions, and eligibility requirements of such benefits or plans.

The employment agreement will also provide for the grant of stock options in accordance with BB&T’s Amended and Restated 1995 Omnibus Stock Incentive Plan or a successor plan on the same basis that BB&T grants such awards to similarly situated employees of BB&T Insurance Services, Inc., CRC Insurance Services, Inc. and New MSW. In the event that BB&T terminates its plan and chooses not to replace it with a similar plan or program, then BB&T will provide the employee with the same benefits in lieu of such options as it provides to similarly situated employees of BB&T Insurance Services, CRC and New MSW.

The employment agreement further provides that, if the employee’s employment is terminated by New MSW for cause or the employee terminates his employment other than for cause, he will have no right to receive any payments or benefits after such termination, except that payments or benefits payable pursuant to plans or programs of New MSW or BB&T will be payable to the extent provided by the terms of such plans or programs and the employee’s accrued but unpaid base salary, unreimbursed expenses and the compensation value of unused vacation time (“accrued compensation”) will be payable to the extent provided by the applicable policies of New MSW.

If the employee terminates his employment for cause or New MSW terminates the relationship other than for cause, the employee will have the right to receive accrued compensation and, from the time of such termination of employment with New MSW until the end of the then current term of the agreement, monthly compensation equal to the average monthly base compensation he received (a) during the year preceding such termination of employment with New MSW (including incentive compensation), or (b) if less than one year, since the date of the employment agreement (including the amount of incentive compensation he would have received, as prorated). The employee also will be allowed to continue to participate in medical, disability and life insurance coverage on the same terms as were in effect prior to his termination, either under New MSW’s plans or BB&T’s plans or comparable coverage, during the period in which he receives such post-termination compensation. In addition, BB&T will use its best efforts to accelerate vesting of any unvested stock options held by the employee under BB&T’s Stock Incentive Plan to the extent permitted by the plan. Receipt of all compensation and other benefits is contingent upon the employee’s continuing compliance with the noncompetition, confidentiality and other conditions of his employment agreement (as described below), as well as execution and delivery by the employee of a separation agreement/waiver satisfactory to New MSW. In the event of the employee’s death or disability, he will not have any right to receive any compensation or benefits, except for accrued compensation.

The employment agreement prohibits the employee from becoming an employee, consultant, advisor, director or member of management of any other entity engaged in the sale, trade or service of wholesale or retail insurance products during the employee’s employment with New MSW. In addition, during a two-year period following the termination of the employee’s employment with New MSW, the employee is prohibited from becoming employed by or serving in a similar capacity with any entity that is in competition with New MSW located within a particular state or within a 50 mile radius of any office of New MSW. The employee is also prohibited under the employment agreement for a period of two years following termination of employment with New MSW from soliciting sales to any then-present or prospective customer of New MSW, soliciting any employee of New MSW to leave the employment of New MSW and soliciting any supplier of goods or services to New MSW to discontinue doing or to reduce the amount of business with New MSW. Finally, the employee is prohibited during the term of his employment and for three years following termination of such employment from, without the prior approval of New MSW, misappropriating, using, disclosing to any third party or aiding anyone else in disclosing to a third party any confidential information about New MSW; provided that if such information is a trade secret, the confidentiality covenant will last as long as the information remains a trade secret under applicable law.

In addition, each of Robert P. Dickinson, Edmund K. Seibels, Charles H. Cranford, John R. Grimes and Ronald B. Giadrosich will execute an acknowledgement that he agrees to enter into a separate form of employment agreement with New MSW after his employer-employee relationship is established with New MSW for a three-year term with terms and conditions substantially similar to those described above.

On the closing date of the merger, other employees of MSW will be offered employment with New MSW having comparable duties, responsibilities, compensation and benefits as the employee’s position with MSW immediately preceding the closing date of the merger.

Noncompetition Agreements

As of the closing date of the merger, New MSW will enter into a noncompetition agreement with each of Bruce C. Dunbar, Gary M. Cooney, William M. Whitten, Thomas A. Lambert, III, Lee McGriff, III, William A. Legg, Thomas A. Ebner, Mark F. Calhoun, Alastair Muir-Taylor, E. Douglas Hodo, Jr., Scott G. Sink, Walter M. Wallace, IV and James H. Brazill. Each noncompetition agreement will provide that the former MSW shareholder will not:

•	for a period of three years following the closing of the merger, become an officer, director or employee of or consultant to, or be an organizer or a three percent or more shareholder of, any entity engaged in or formed for the purpose of engaging in the sale, trade or service of insurance products or any other business in which MSW was engaged prior to the merger (a “competitive business”) located within a particular state or within a 50 mile radius of any office of New MSW; and

•	for a period of five years following the closing of the merger, solicit a former MSW customer to do business with or become customers of an entity which conducts a competitive business with respect to such competitive business or write any insurance business with a former MSW customer, solicit any employee of MSW who becomes an employee of New MSW to leave the employment of New MSW or solicit any supplier of goods or services to New MSW to discontinue doing or to reduce the amount of its business with New MSW.

Indemnification of Directors and Officers

The merger agreement provides that, prior to the effective time of the merger, MSW will take all actions necessary, including, without limitation, the payment of all premiums, to secure continuation of its errors and omissions insurance coverage for at least two years following the effective time of the merger with policy limits of approximately $30,000,000. Other than the policy limits, the errors and omissions continuation coverage must be on substantially similar terms and conditions and with coverage substantially the same as MSW currently has in effect. BB&T and MSW may mutually agree at any time to change MSW’s obligations to continue its errors and omissions coverage.

In addition, BB&T or one of its subsidiaries will provide and keep in force for a period of three years after the effective time of the merger directors’ and officers’ liability insurance, employment practices liability insurance, errors and omissions insurance and general liability insurance providing coverage to directors, officers and employees and former employees of MSW for acts or omissions occurring prior to the effective time of the merger. Such insurance must provide at least the same coverage and amounts as contained in MSW’s policies on the date of the merger agreement; provided, that in no event will the annual premium on such policy exceed 175% of the annual premium payments on MSW’s policies in effect as of the date of the merger agreement (the “maximum amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the maximum amount, BB&T will use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the maximum amount.

Regardless of and in addition to any insurance coverages which may be available, BB&T agrees to indemnify (including the advancement of legal fees, costs and expenses to the extent permitted by the Articles of Incorporation or Bylaws of MSW or the law of the place of incorporation of MSW) all present or former officers, directors or employees of MSW or any of its subsidiaries prior to the effective time of the merger from any liability, cost or expense arising from or in connection with any acts or omissions in such capacities prior to the effective time of the merger, to the extent that such indemnification is provided by the Articles of Incorporation or Bylaws of MSW or Alabama law on the date of the merger agreement. It is the intention of the parties that the present and former officers, directors and employees of MSW and its subsidiaries will have no fewer rights of indemnity after the effective time of the merger than they had immediately prior to the closing, and that the transactions provided for in the merger agreement will not be deemed to have diminished such rights. To the extent that a claim may be made against any insurance obtained as described above, the errors and omissions insurance policy maintained by MSW will be the primary insurance policy for such claim.

Material Federal Income Tax Consequences of the Merger

The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of MSW and to BB&T and MSW. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

•	corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

•	persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts);

•	persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger), who elect to apply a mark-to-market method of accounting or who are subject to the “golden parachute” provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger);

•	holders of options granted by MSW, or persons who acquired MSW stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment;

•	persons who do not hold their shares as capital assets; or

•	persons who hold their shares as part of a “hedge”, “constructive sale”, “straddle” or “conversion transaction or other integrated transaction.”

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder’s individual circumstances may affect the tax consequences to the shareholder. Consequently, each MSW shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

Tax Consequences of the Merger Generally. In the opinion of WCSR, counsel to BB&T:

•	the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

•	each of BB&T and MSW will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	no gain or loss will be recognized by BB&T or MSW by reason of the merger;

•	the shareholders of MSW will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for MSW common stock and will recognize gain, but not loss, for federal income tax purposes to the extent cash or property other than BB&T common stock is received in the merger in exchange for MSW common stock;

•	the tax basis in the BB&T common stock received by a shareholder will be the same as the tax basis in the MSW common stock surrendered in exchange, increased by the amount of gain recognized and decreased by the amount of cash received in connection with the merger; and

•	the holding period for BB&T common stock received in exchange for shares of MSW common stock will include the period during which the shareholder held the shares of MSW common stock surrendered in exchange; provided, that the MSW common stock was held as a capital asset at the time the merger becomes effective.

The completion of the merger is conditioned upon the receipt by BB&T and MSW of the legal opinion of WCSR, counsel to BB&T, dated as of the date the merger is completed, to the effect of the bulleted items described above. In order to meet this condition with respect to MSW, the opinion must be in a form reasonably acceptable to MSW’s counsel. The parties do not intend to waive this condition.

Earn-out. A MSW shareholder who receives cash earn-out amounts as additional consideration for his or her MSW common stock will recognize gain, but no loss, for federal income tax purposes to the extent such cash is not treated as interest income as discussed below. This gain will generally be capital gain, and will be long-term capital gain if, as of the date of the exchange (i.e., the closing date), the holding period for such MSW common stock is greater than one year. Long-term capital gain of a non-corporate holder at present is generally subject to federal income tax at a maximum rate of 15%. In addition, a portion of each earn-out amount payment will be treated as interest income. The amount of interest income will be equal to the difference between the amount of cash received and the present value of such cash as of the closing date, determined using as the discount rate the lowest Federal mid-term rate in effect for any month in the three-calendar month period ending with the first calendar month in which the merger agreement is approved by the MSW shareholders. As of the date of this discussion, the lowest three-month Federal mid-term rate is 3.50% per annum.

Cash Escrow. BB&T, the escrow agent and the shareholders’ representatives will agree in the escrow agreement that they intend the escrow fund to be accounted for by the MSW shareholders in accordance with the installment sale method for federal income tax purposes, and BB&T and the escrow agent will agree to report payments to and from the escrow fund consistent with that intention. The federal income tax treatment of cash escrows to secure a seller’s representations and warranties is, however, a complex matter. Accordingly, each MSW shareholder is urged to consult his or her tax advisor regarding the proper tax treatment of his or her share of the escrow fund.

Dissenters’ Rights. Shareholders who exercise their dissenters’ rights and who receive cash in exchange for their shares of MSW common stock will be treated as having received that payment in redemption of their shares. In general, the holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder’s adjusted tax basis for the shares. If, however, the holder owns, either actually or constructively, any MSW common stock that is exchanged in the merger for BB&T common stock, the payment for dissenting shares to the holder could, in certain limited circumstances, be treated as a dividend. A dividend received by a non-corporate shareholder from a domestic corporation is currently subject to federal income tax at a maximum rate of 15%. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder who contemplates exercising dissenters’ rights should consult his or her own tax advisor as to the possibility that any payment to such holder will be treated as dividend income.

Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of MSW stock will be subject to information reporting and backup withholding (whether or not the holder also receives BB&T common stock) at a rate of 30% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Each holder of MSW common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax matters are very complicated, and the tax consequences of the merger to each holder of MSW common stock will depend on the facts of that shareholder’s particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to holders in special situations. Holders of MSW common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger.

Regulatory Considerations

Completion of the merger is subject to compliance with the HSR Act and the rules promulgated under the HSR Act by the Federal Trade Commission, which require that the parties submit premerger notices to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, observe applicable waiting periods and perhaps provide additional information and documents before consummating the merger. The Antitrust Division of the Department of Justice, the Federal Trade Commission and others may challenge the merger on antitrust grounds either before or after expiration of the applicable waiting periods.

Branch Banking and Trust Company must obtain the approval of the North Carolina Commissioner of Banks to operate New MSW as a subsidiary of the bank pursuant to the bank investment provisions of the North Carolina General Statutes. These provisions permit a North Carolina state-chartered bank, such as Branch Banking and Trust Company, to acquire the stock of a company, such as MSW, that will operate as a bank operating subsidiary, if the Commissioner approves the transaction. As a part of his review, the Commissioner considers, among other things, the permissibility of the activities conducted by MSW as a bank operating subsidiary under North Carolina law. For informational purposes, Branch Banking and Trust Company also must give notice of the transaction to the FDIC.

BB&T and MSW have filed the required premerger notification under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and have received notice of early termination of the waiting period. Branch Banking and Trust Company has filed the required applications with the North Carolina Commissioner of Banks and has given the required notice to the FDIC. Although BB&T does not know of any reason why it or Branch Banking and Trust Company would not obtain the remaining approvals from these regulators in a timely manner, BB&T cannot be certain when such approvals will be obtained or if they will be obtained at all.

Accounting Treatment

Under the purchase method of accounting, BB&T would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is completed. Any excess of the cost of MSW over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. BB&T’s reported income would include the operations of MSW after the merger. Financial statements of BB&T issued after completion of the merger would reflect the impact of the merger with MSW. Financial statements of BB&T issued before completion of the merger would not be restated retroactively to reflect MSW’s historical financial position or results of operations. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of accounting. See “Summary—Comparative Per Share Data” on page 12.

Effect on Employee Benefit Plans and Stock Options

Employee Benefit Plans

Following the merger, BB&T will cause New MSW to continue in effect the employee benefit plans and programs which MSW maintains for its employees immediately prior to the effective time of the merger, except that MSW will terminate the McGriff, Seibels & Williams, Inc. Employee Stock Ownership Plan effective preceding the closing date of the merger, and New MSW will be under no obligation to grant stock options under the McGriff, Seibels & Williams, Inc. 1998 Stock Option Plan. Following the merger of Wood & Company, Inc. and CRC Insurance Services, Inc., the former employees of Wood & Company will become employees of CRC and participate, to the extent they are eligible, in the benefit plans of CRC.

Employee Stock Ownership Plan

The merger agreement requires MSW to terminate the McGriff, Seibels & Williams, Inc. Employee Stock Ownership Plan (the “ESOP”) prior to the effective time of the merger. Because a substantial portion of the cash merger consideration to be received by MSW shareholders at the effective time of the merger will be retained in an escrow fund to satisfy potential post-closing indemnification claims by BB&T, and because the receipt by MSW shareholders of the earn-out payments is contingent on MSW meeting certain financial targets during a five-year period after the effective time of the merger, the Board of Directors of MSW determined that it was in the best interests of the participants and beneficiaries of the ESOP for MSW to purchase the ESOP shares for cash prior to the effective time of the merger.

At the time BB&T and MSW entered into the merger agreement, the ESOP owned 383,483 shares of MSW Class B Common Non-Voting Stock, representing approximately 3.7% of the voting power of the Class B Common Non-Voting Stock for the purposes of approving the merger agreement. Prior to execution of the merger agreement, Bruce C. Dunbar, Gary M. Cooney and Malcolm Miller served as trustees of the ESOP. Effective November 10, 2003, Messrs. Dunbar, Miller and Cooney resigned as trustees of the ESOP, and MSW appointed North Star Trust Company as independent trustee to act on behalf of the ESOP in connection with MSW’s proposed purchase of the ESOP shares. North Star retained separate legal counsel to represent the ESOP in its negotiations with MSW and also retained a separate financial advisor for the purpose of evaluating the fairness of MSW’s offer to purchase the ESOP shares.

After considering several options, MSW and North Star agreed that MSW and North Star, in its capacity as independent trustee for the ESOP, would enter into a stock purchase and redemption agreement pursuant to which MSW would purchase all of the ESOP shares for a fixed cash price of $41.49 per share. Based upon the $41.49 per share offer, the aggregate purchase price for all shares of MSW common stock owned by the ESOP would be $15,910,710. MSW’s offer represented the portion of the total merger consideration which would be allocable to the ESOP shares if the ESOP shares remained outstanding at the effective time of the merger, based on the following assumptions:

•	that the total value of BB&T common stock to be received by MSW shareholders in the merger would be $300,000,000, without consideration for fluctuations in the price of BB&T common stock prior to the effective time of the merger;

•	that of the $50,000,000 in total closing cash consideration to be paid by BB&T, the $30,000,000 portion to be retained in the escrow fund at the effective time of the merger would be paid to the shareholders of MSW without reduction for any post-closing indemnification claims that may be asserted by BB&T;

•	that the ESOP would receive its pro rata share of an estimated $62,700,000 in shareholders’ equity to be distributed in the form of a dividend by MSW to MSW shareholders;

•	that during each year of the five-year earn-out period, MSW’s EBITDA would equal or exceed the target EBITDA as set forth in the merger agreement such that the ESOP would be entitled to receive its allocable share of $102,280,000, representing the maximum total of the earn-out payments payable by BB&T under the terms of the merger agreement; and

•	that the $102,280,000 maximum total of the earn-out payments would be discounted to present value at a four percent interest rate.

The proposed stock purchase agreement further provided that if:

•	the merger agreement were subsequently amended to provide that MSW shareholders would receive additional merger consideration from BB&T, or

•	the merger between BB&T and MSW were not completed and, within 12 months after the sale of the ESOP shares, MSW entered an agreement to sell 50% or more of its assets or capital stock in a transaction with a value at least equal to 105% of the total merger consideration,

MSW would, in either event, be required to pay the ESOP a pro rata portion of the additional consideration to be received by MSW or its shareholders, less a pro rata share of any transaction costs incurred by MSW in amending the merger agreement or negotiating another transaction, as appropriate.

North Star evaluated MSW’s offer and reviewed the terms of the proposed stock purchase agreement with its legal counsel. North Star also reviewed the opinion of its financial advisor, dated as of November 21, 2003, that MSW’s offer represented adequate consideration as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and was fair to the ESOP from a financial point of view. After completing its review, North Star determined that a sale of the ESOP shares on the terms set forth in the proposed stock purchase agreement was in the best interests of the ESOP participants and beneficiaries and complied with the applicable provisions of ERISA and the Internal Revenue Code.

On November 21, 2003, North Star and MSW entered into a stock purchase agreement pursuant to which MSW agreed to purchase all shares of MSW common stock owned by the ESOP for $41.49 per share, representing an aggregate purchase price of $15,910,710. The closing of the sale of the ESOP stock occurred on November 21, 2003, prior to the record date established by MSW for determining which MSW shareholders are entitled to vote on the proposal to approve the merger agreement. Because MSW purchased the ESOP shares prior to the record date, the shares of MSW previously owned by the ESOP are not outstanding and, therefore, are not entitled to vote at the special meeting.

Stock Options

MSW will take any actions that may be necessary to vest any stock options issued under the McGriff, Seibels & Williams, Inc. 1998 Stock Option Plan prior to the closing date of the merger and will require all employees with stock options outstanding to exercise such stock options prior to the closing date of the merger or forfeit such options. Any stock options not so exercised will be forfeited pursuant to the terms of the McGriff, Seibels & Williams, Inc. 1998 Stock Option Plan.

BB&T will take such actions as may be required in order to grant to employees of MSW or any MSW subsidiary who become employees of New MSW or any of its subsidiaries stock options to acquire in the aggregate 100,000 shares (subject to appropriate adjustment in the event of a stock split, stock dividend or similar recapitalization) of BB&T common stock under the BB&T Amended and Restated 1995 Omnibus Stock Incentive Plan. Such options will be granted on the first business day following the closing date of the merger. The employees to receive such options, the number to be granted to each and other terms and conditions of the options will be determined by the committee which administers the BB&T Stock Incentive Plan, following consultation with the Chief Executive Officer of New MSW.

Other Employee Incentives

Pursuant to the merger agreement, New MSW will be authorized to provide certain incentives to newly-hired employees of New MSW following the merger.

Employee Performance Plan

Effective immediately following the closing date of the merger, BB&T will cause New MSW to adopt the New MSW Employee Performance Plan, and BB&T will cause such plan to continue in effect through December 31, 2008. Pursuant to the performance plan, New MSW will pay cash bonuses to eligible employees totaling up to $25,570,000 with respect to the five years ending on December 31, 2008, and eligible employees will have the opportunity to earn an additional bonus. Determination of the aggregate amount of the bonuses under the performance plan is similar to the determination of the earn-out amounts under the merger agreement. Bonuses will be determined as follows:

•	If the EBITDA for any of the calendar years 2004 through 2008 (the “computation period”) equals or exceeds the pre-established target EBITDA for such calendar year, New MSW will pay to the pool of eligible employees with respect to such year an aggregate amount of $5,114,000 (the “full bonus”) (subject to certain adjustments in the event of such employees’ death or disability). If the EBITDA for any year during the computation period exceeds the pre-established minimum qualifying EBITDA for such year but is less than target EBITDA for such year, New MSW will pay to the pool of eligible employees with respect to such year an amount determined by multiplying $5,114,000 by a fraction, the numerator of which is the amount by which the EBITDA for such year exceeds the minimum qualifying EBITDA for such year, and the denominator of which is the difference between the target EBITDA and minimum qualifying EBITDA for such year. The target EBITDA and minimum qualifying EBITDA for each year will be as follows:

Calendar Year	Target EBITDA	Minimum Qualifying EBITDA
2004	$53,671,650	$51,804,810
2005	$61,722,398	$57,503,339
2006	$70,980,757	$63,828,706
2007	$81,627,871	$70,849,864
2008	$93,872,051	$78,643,349

•	If the full bonus is not earned with respect to a calendar year during the computation period, the eligible employees nevertheless will have the opportunity to receive the full bonus for the short-fall year by allocating to the short-fall year EBITDA in excess of the target EBITDA in other years during the computation period, as follows:

(a) If MSW has aggregate excess EBITDA at the end of the year preceding a short-fall year, then the bonus amount for such short-fall year will be computed by adding the aggregate excess EBITDA to the EBITDA for the short-fall year (but not in an amount which would increase the EBITDA for the shortfall year above the target EBITDA for the short-fall year). EBITDA for the short-fall year will thereafter, for purposes of the plan (other than the purpose of determining cumulative EBITDA), be deemed to be the EBITDA for the short-fall year as so increased; and

(b) If the full bonus is not earned for the short-fall year after applying (a) above, and if MSW has excess EBITDA for any calendar year during the computation period subsequent to the short-fall year (the

“excess year”), the eligible employees for the excess year will be entitled to receive an additional bonus for the excess year (in addition to the bonus earned for the excess year with respect to the target EBITDA for the excess year) determined as follows:

(i) subtract from the excess EBITDA the amount, if any, by which minimum qualifying EBITDA exceeds EBITDA for all calendar years preceding the excess year (and, thereafter, EBITDA for such prior calendar year will be increased by such amount);

(ii) add the excess EBITDA for the excess year (determined after applying (i)) to the sum in (a);

(iii) compute the amount of bonus which would have been earned for the short-fall year with respect to the amount in (ii); and

(iv) subtract the amount of bonus previously paid with respect to the short-fall year after application of (a) and after application of this paragraph (b) for prior excess years, if any.

Excess EBITDA for any excess year will be first applied to the earliest short-fall year and then to succeeding short-fall years, if any, until such excess EBITDA is exhausted. In no event will the aggregate amount of the bonuses paid exceed $25,570,000.

If the sum of the EBITDA for all of the years in the computation period (the “cumulative EBITDA”) as determined following the close of the computation period, exceeds the sum of the target EBITDA amounts for all of the years in the computation period (the “cumulative target EBITDA”), MSW will pay to eligible employees 50% of the cumulative EBITDA in excess of the cumulative target EBITDA; provided, that in no event may the amount payable as described in this paragraph, if any, exceed the amount which could reasonably be expected to cause the merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, as determined in good faith by BB&T with advice of its legal counsel, if the amounts payable under the plan were deemed to be a part of the consideration received in the merger.

The target EBITDA and minimum qualifying EBITDA for the years 2004 through 2008 are based on a projected baseline EBITDA of MSW of $46,671,000 for 2003 which excludes the estimated EBITDA for its wholly owned subsidiary, Wood & Company, Inc., for the year 2003. The target EBITDA and minimum qualifying EBITDA will be adjusted for the actual EBITDA of Wood & Company, as follows:

•	Following December 31, 2003, the projected baseline EBITDA will either be (a) decreased by 30.4% of the amount by which the actual net revenue of Wood & Company for 2003 is greater than $16,500,000 (the “actual baseline EBITDA”) or (b) increased by 30.4% of the amount by which the actual net revenue of Wood & Company for 2003 is less than $16,500,000.

•	Following the calculation of the actual baseline EBITDA, the target EBITDA and minimum qualifying EBITDA for the years 2004 through 2008 will be recalculated as follows: (i) the target EBITDA will be the number obtained by compounding the actual baseline EBITDA from the end of calendar year 2003 at an annual rate of 15%; and (ii) the minimum qualifying EBITDA will be the number obtained by compounding the actual baseline EBITDA from the end of calendar year 2003 at an annual rate of 11%.

In the event there is a change of business operations of New MSW as a result of decisions made by or at the direction of BB&T (or of any successor to BB&T following a change in control of BB&T or New MSW), and such change materially and adversely affects the operations of New MSW, thereby adversely affecting the opportunity for the eligible employees to earn the full bonus with respect to the year of the change or any subsequent year in the computation period, the terms and provisions for determining bonuses under the performance plan will be revised as necessary to provide an opportunity for the eligible employees to earn the full bonus to the same extent as they would had such change not been made. Without limiting the foregoing, the target EBITDA, minimum qualifying EBITDA and target differentials will be subject to equitable adjustment from time to time as determined in good faith by BB&T after consultant with management of New MSW and the shareholders’ representatives to reflect expansions or contractions of the operations of New MSW resulting from acquisitions, divestitures and similar events, or from other similar transactions that may reasonably be expected to adversely affect the amount of the bonus earned. In making such revisions to the terms of this plan, revisions will also be made for any change positively affecting the opportunity for the eligible employees to earn the full bonus.

If at any time the committee elected by New MSW to administer the plan believes that the calculation of EBITDA does not accurately reflect the EBITDA of New MSW, or that adjustments by BB&T to reflect a change in operations of New MSW as described above are inappropriate, the committee will, within 10 days after its receipt of BB&T’s proposed determination of EBITDA or BB&T’s proposed adjustments, as applicable, deliver to BB&T a written statement setting forth its objection, and the parties will use their good faith efforts to reach a mutually acceptable determination. If within 10 days the committee and BB&T are unable to agree on a mutually acceptable determination, BB&T will retain the services of a nationally recognized accounting firm to calculate EBITDA in the manner prescribed in the plan or determine the appropriate adjustments, as applicable.

The performance plan will be unfunded, and New MSW will not create a trust or segregate any assets that may at any time be represented by bonus payments made pursuant to this Plan. Eligible employees will have only a contractual right to any bonuses actually awarded under the plan, unsecured by any assets of New MSW or any affiliate of New MSW. Nothing contained in the plan will constitute a guarantee that the assets of New MSW or any affiliate of New MSW will be sufficient to pay any bonuses actually awarded under the plan to any person.

In the event of a sale of control of New MSW or of all or substantially all of the assets of New MSW, BB&T will take such steps as are necessary to ensure that the plan will be binding on the purchaser, and any disagreement with respect to the applicable target EBITDA or minimum qualifying EBITDA for such purchaser will be resolved in the manner prescribed in the plan.

Restrictions on Resales by Affiliates

BB&T common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any MSW shareholder who may be deemed to be an “affiliate” of MSW or BB&T for purposes of Rule 145 under the Securities Act. Persons who may be deemed affiliates of MSW or BB&T generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with MSW or BB&T, as appropriate, and include directors and certain executive officers of MSW and BB&T. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate. These restrictions will be set forth in a legend on certificates issued to such affiliates pursuant to the merger.

Under Rule 145, former MSW shareholders who were affiliates of MSW at the time of the MSW special meeting and who are not affiliates of BB&T after the completion of the merger, may sell their BB&T common stock at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former MSW affiliates are not considered affiliates of BB&T following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their BB&T common stock without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about BB&T in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of BB&T and have not been for at least three months prior to such sale, such former affiliates may freely sell their BB&T common stock. Former MSW shareholders who become affiliates of BB&T after completion of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act until each such shareholder is no longer an affiliate of BB&T.

MSW has agreed to use its best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that he or she will not offer to sell, transfer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with the Securities Act and the related rules and regulations. BB&T has agreed to duly and timely file all reports that it is required to file under the Exchange Act and to make available adequate current public information with respect to its financial condition and operations in order to permit resales under Rule 145 of the Securities Act. The parties do not expect resales by MSW affiliates to be prohibited by Rule 145.

Dissenters’ Rights

In accordance with Section 10-15-4 of the Alabama Business Entities Conversion and Merger Act and Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA (the “dissent provisions”), holders of MSW common stock as of the record date are entitled to dissent from the merger and to seek appraisal of their shares of MSW common stock. Optionholders are not entitled to dissent from the merger and to seek appraisal of the shares of MSW common stock that are subject to options. The following is a summary of procedures to be followed by shareholders of MSW who wish to exercise dissenters’ rights.

Under the dissent provisions, a MSW shareholder may dissent from the merger by complying with the following procedures: (i) the dissenting shareholder must deliver to MSW, prior to the vote being taken, written notice of his or her intent to demand payment of his or her shares if the merger is effected; and (ii) the dissenting shareholder must not vote his or her shares in favor of the merger agreement and the merger. Within 10 days after the date of the special meeting, MSW must deliver a written dissenter’s notice (the “dissenter’s notice”) of the authorization of the merger by the shareholders to the dissenting shareholder, which notice must provide such dissenting shareholder with the procedure by which such dissenting shareholder may submit his or her payment demand to MSW, including a form for demanding payment. The dissenter’s notice will notify the dissenting shareholder of the date by which MSW must have received the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenter’s notice is delivered. The dissenter’s notice will be accompanied by a copy of the dissent provisions. The dissenting shareholder must demand payment in accordance with the terms of the dissenter’s notice. The shareholder who demands payment retains all other rights of the shareholder until those rights are canceled or modified by the taking of the proposed corporation action. A shareholder who demands payment under the dissent provisions may not thereafter withdraw that demand and accept the terms offered under the proposed merger agreement and the merger without the consent of MSW.

Within 20 days after making a formal payment demand, the dissenting shareholder must submit the certificate or certificates representing his or her shares to MSW for notation thereon by MSW that such demand has been made. These certificates will be returned to the shareholder by MSW. If the dissenting shareholder fails to submit the certificates representing his or her shares for notation, at the option of MSW, the dissenting shareholder’s rights under the dissent provision will be terminated.

As soon as the proposal to approve the merger agreement and the plan of merger is adopted by MSW’s common shareholders, or upon receipt of the payment demand, MSW must offer to pay to each dissenting shareholder who complies with the dissent provisions the amount MSW estimates to be the fair value of his or her shares, plus accrued interest. This offer of payment must be accompanied by several supporting documents, including financial statements of MSW, a statement of the estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter’s right to demand payment and a copy of the dissent provisions. Each dissenter who agrees to accept MSW’s offer of payment in full satisfaction of his or her demand must surrender to MSW the certificate or certificates representing his or her shares in accordance with the terms of the dissenter’s notice, whereupon MSW must pay such dissenter the fair value of his or shares plus interest.

A dissenter may notify MSW in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due thereon, and demand payment of this estimate, or reject MSW’s offer under the dissent provisions and demand payment of the fair value of his or her shares or interest due, if (i) the dissenter believes that the amount offered by MSW is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) MSW fails to make an offer under the dissent provisions within 60 days after the date set for demanding payments; or (iii) MSW, having failed to take the action to be proposed at the meeting, does not release the transfer restrictions imposed on the shares pursuant to the dissent provisions within 60 days after the date set for demanding payment. A dissenter waives his or her right to demand payment as provided in the preceding sentence unless he or she notifies MSW of his or her demand in writing within 30 days after MSW offered payment for his or her shares.

If a demand for payment under the preceding paragraph remains unsettled, MSW must commence a proceeding within 60 days after receiving such payment demand and petition the court to determine the fair value of the shares and accrued interest. If MSW does not commence the proceeding within the 60-day period, it must pay each dissenter the amount demanded. Each dissenter made a party to such proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest.

The costs for such an appraisal proceeding will be assessed against MSW, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided in the dissent provisions.

The foregoing is only a summary of the rights of dissenting shareholders as set forth in the dissent provisions and is qualified in its entirety by reference to the dissent provisions, the text of which is set forth as Appendix D to this proxy statement/prospectus.

BB&T shareholders will have no right to dissent from the merger or to demand an appraisal of their shares of BB&T common stock.

INFORMATION ABOUT BB&T

General

BB&T is a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its business operations primarily through its commercial banking subsidiaries, which have branches in North Carolina, South Carolina, Virginia, Maryland, Georgia, West Virginia, Tennessee, Kentucky, Alabama, Florida, Indiana and Washington, D.C. BB&T’s loans are primarily to individuals residing in the market areas described above or to businesses that are located in this geographical area. BB&T’s principal commercial bank subsidiaries are Branch Banking and Trust Company (“Branch Bank”), Branch Banking and Trust Company of South Carolina (“Branch Bank-SC”) and Branch Banking and Trust Company of Virginia (“Branch Bank-VA”). The principal assets of BB&T are all of the issued and outstanding shares of common stock of Branch Bank, Branch Bank-SC and Branch Bank-VA.

Operating Subsidiaries

Branch Bank, BB&T’s largest subsidiary, is the oldest bank in North Carolina and currently operates banking offices in the following geographic markets:

	Offices	Cities	Counties
North Carolina	334	194	73
Georgia	114	77	51
Kentucky	104	39	25
West Virginia	85	51	26
Maryland	127	79	19
Tennessee	49	30	12
Florida	18	17	14
District of Columbia	7	1	—
Alabama	2	2	1
Indiana	1	1	1

Branch Bank provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. Operating subsidiaries of Branch Bank include:

•	BB&T Insurance Services, Inc., which offers life, property and casualty, health, commercial general liability and title insurance on an agency basis;

•	Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing primarily to customers in our principal market area;

•	BB&T Leasing Corporation, which offers lease financing to businesses and municipal governments;

•	BB&T Investment Services, Inc., which offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds;

•	Laureate Capital, LLC, which specializes in arranging and servicing commercial mortgage loans;

•	Lendmark Financial Services, Inc., which offers alternative consumer and mortgage loans to clients unable to meet BB&T’s normal consumer and mortgage loan guidelines; and

•	CRC Insurance Services, Inc., which was the fourth largest wholesale insurance broker in the country at December 31, 2002.

Branch Bank-SC serves South Carolina through 95 banking offices and provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid size businesses, public agencies, local governments and individuals.

Branch Bank-VA offers a full range of commercial and retail banking services through 427 banking offices.

BB&T also has a number of other subsidiaries, including:

•	Scott & Stringfellow, Inc. is an investment banking and full-service brokerage firm that provides services in retail brokerage, equity and debt underwriting, investment advice, corporate finance and equity research and facilitates the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets. It also has a public finance department that provides investment banking, financial advisory services and debt underwriting services to a variety of regional tax-exempt issuers;

•	Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles;

•	BB&T Factors Corporation buys and manages account receivables primarily in the furniture, textile and home furnishings-related industries;

•	Stanley, Hunt, Dupree & Rhine, Inc. offers medical plans, insurance and investment consulting and actuarial services;

•	Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country; and

•	BB&T Bankcard Corporation specializes in retail and commercial credit card loans and merchant services.

Completed Acquisitions

BB&T has consummated acquisitions of over 55 community banks and thrifts, 60 insurance agencies and 20 non-bank financial services providers over the last 15 years. BB&T expects, in the long-term, to continue to take advantage of the consolidation in the financial services industry and expand and enhance its franchise through mergers and acquisitions. The consideration paid for these acquisitions may be in the form of cash, debt or BB&T stock. The amount of consideration paid to complete these transactions may be in excess of the book value of the underlying net assets acquired, which could have a dilutive effect on BB&T’s earnings per share or book value. In addition, acquisitions often result in significant front-end charges against earnings; however, cost savings and revenue enhancements, especially incident to in-market bank and thrift acquisitions, are also typically anticipated.

Capital

The Federal Reserve has established a minimum requirement for a bank holding company’s ratio of capital to risk-weighted assets (including on-balance sheet activities and specified off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company’s total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less specified intangibles. This is called Tier 1 capital. The remainder may consist of specified subordinated debt, specified hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are referred to as total regulatory capital. At September 30, 2003, BB&T’s Tier 1 and total risk-based capital ratios were 9.6% and 13.3%, respectively. The Federal Reserve’s minimum total risk-based capital ratio for a “well-capitalized” institution is 10%.

BB&T’s Tier 2 and total regulatory capital as disclosed in its filings with the Federal Reserve Board have included subordinated notes outstanding under BB&T’s Indenture Regarding Subordinated Securities, dated as of May 24, 1996, which BB&T has determined includes certain provisions that do not comply with the Federal Reserve’s Tier 2 capital guidelines. BB&T has been instructed by the Federal Reserve staff to exclude such notes from its calculation of Tier 2 capital and total regulatory capital for purposes of BB&T’s future Federal Reserve filings. As of September 30, 2003, the amount of subordinated notes outstanding under the Indenture and included in BB&T’s Tier 2 capital was approximately $1.4 billion. The exclusion of these subordinated notes from BB&T’s total regulatory capital as of September 30, 2003 would have reduced BB&T’s total risk-based capital ratio to 11.19%. The exclusion of these notes from BB&T’s regulatory capital does not affect the rights of the noteholders in any way and BB&T remains in full compliance with all terms of the notes outstanding under the Indenture. The Indenture under which these notes were issued will be amended, and BB&T will take such other action as is necessary, to make the provisions referred to above inapplicable to any future subordinated notes issued under the Indenture. After giving effect to the exclusion of these subordinated notes, BB&T remains well-capitalized in accordance with Federal Reserve guidelines.

Since January 1, 1998, the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital ratios to take into consideration market risks that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new “Tier 3 capital” consisting of forms of short-term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum. BB&T’s leverage ratio at September 30, 2003 was 7.2%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a “tangible Tier 1 leverage ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity.

The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T’s state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T’s bank subsidiaries exceeded all minimum regulatory capital requirements as of September 30, 2003.

Additional Information

You can find additional information about BB&T in BB&T’s annual report on Form 10-K for the fiscal year ended December 31, 2002, quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 20, 2003, current reports on Form 8-K filed January 13, 2003, July 2, 2003, July 8, 2003, August 27, 2003, September 15, 2003, November 19, 2003, December 11, 2003 and December 23, 2003 and registration statements on Form 8-A filed on September 4, 1991, January 10, 1997 and April 28, 1998, all of which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 63.

INFORMATION ABOUT MSW

Company Overview

MSW is an Alabama corporation with corporate headquarters in Birmingham, Alabama. MSW is the largest privately held commercial insurance broker in the Southeast and the second largest in the United States. MSW has over 775 employees and, in addition to its corporate headquarters, maintains major offices in Atlanta, Dallas and Houston.

MSW and its subsidiaries provide insurance brokerage and risk management services primarily to large-market commercial accounts in the energy, marine, financial services, construction, public entity, employee benefits, hospitality and healthcare sectors. MSW provides risk management services to numerous publicly-traded clients. MSW defines large-market commercial accounts as those clients with more than 350 employees, which typically generate commissions and fees in excess of $50,000. Commissions generated from the placement of insurance coverage are MSW’s primary source of revenue.

As an insurance broker, MSW acts as an intermediary between its clients and insurance carriers by negotiating with insurance carriers to obtain insurance coverage for clients on the most favorable terms available, advising clients on risk management requirements and assisting clients to develop and implement strategies for managing risk. MSW is not an insurance company and, therefore, does not underwrite risks for its own account.

Products and Services

MSW offers numerous categories of commercial risk management and insurance brokerage products and services, including property and casualty products, professional liability, employee benefits products and risk management services. The following chart lists a selection of MSW’s commercial insurance brokerage products and services:

Property and casualty	Employee benefits	Risk management services
Commercial property	Group life and health	Claims management
Commercial automobile	Short term disability and long term disability	Risk finance structuring
Commercial liability	Voluntary benefits	Exposure evaluation
Excess liability	Retirement plans	Coverage analysis
Workers’ compensation	Reinsurance	Contract review
Construction risk services
Surety
Directors and officers
Errors and omissions
Environmental risks

MSW’s subsidiary, Wood & Company, Inc., is a wholesale insurance broker with more than 75 employees and more than $225 million annually in insurance premiums written, mostly in property, casualty and professional liability coverages. Another MSW subsidiary, Attenta, Inc., is one of the largest third party administrators for workers’ compensation coverage in the nation. Attenta’s services include claims management, loss control and medical cost containment programs.

Employees

As of November 1, 2003, MSW employed 781 persons on a full-time basis, 680 of whom were employed in sales and customer service and 101 of whom were employed in corporate, finance and administration. MSW has generally entered agreements containing confidentiality, non-solicitation and non-piracy provisions with its employees and consultants who have access to proprietary information about MSW’s clients and business strategies.

Licensing and Regulation

In every state where MSW or its subsidiaries do business, the relevant brokerage is required to be licensed or to have received regulatory approval to conduct business. In addition to licensing requirements, most jurisdictions require individuals who engage in brokerage and certain insurance activities to be licensed personally.

MSW’s operations depend on the validity and continued good standing of the licenses and approvals under which MSW operates. Licensing laws and regulations vary from jurisdiction to jurisdiction and are always subject to amendment or interpretation by regulatory authorities. Such authorities generally have the discretion to grant, renew and revoke licenses and approvals.

Description of Properties

MSW’s corporate headquarters is located in a 68,985 square-foot building in Birmingham, Alabama. MSW owns and occupies 100% of the corporate headquarters building. MSW also leases additional office space in Birmingham. MSW and its subsidiaries lease office space in Houston, Dallas and Lubbock in Texas; Atlanta, Georgia; Raleigh, North Carolina; and Jackson, Mississippi.

Competition

The insurance brokerage industry is highly competitive. MSW competes for clients on the basis of reputation, client service, program and product offerings and the ability to tailor products and risk management services to the specific needs of each client. MSW faces several sources of competition including other brokerages, insurance companies, banks and other financial services companies. In addition to direct competition from the insurance companies, new sources of competition are emerging as banks in the United States accelerate their efforts to diversify their financial services to include insurance brokerage services, often through the acquisition of established insurance brokerages.

DESCRIPTION OF BB&T CAPITAL STOCK

General

The authorized capital stock of BB&T consists of 1,000,000,000 shares of BB&T common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. As of November 30, 2003, there were 541,941,609 shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T’s shareholder rights plan. See “—Shareholder Rights Plan” below. Based on the number of shares of MSW common stock outstanding at the record date and assuming that the average closing price of BB&T common stock is $38.12 (the closing price on December 26, 2003), it is estimated that approximately 7,869,885 shares of BB&T common stock would be issued in the merger.

BB&T Common Stock

Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board of Directors out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board of Directors may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T’s shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

The transfer agent and registrar for BB&T common stock is Branch Bank. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

Under BB&T’s Articles of Incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board of Directors or a duly authorized committee. The BB&T Board of Directors or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board of Directors to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See “Shareholder Rights Plan” below.

Shareholder Rights Plan

BB&T has adopted a shareholder rights plan that grants BB&T’s shareholders the right to purchase securities or other property of BB&T upon the occurrence of various triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T’s plan is intended to give the BB&T Board of Directors the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T’s plan, like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and Branch Bank, as Rights Agent and are summarized below:

On December 17, 1996, the BB&T Board of Directors declared a dividend to holders of BB&T common stock at a rate of one right for each share of common stock held of record as of January 17, 1997 and for each share of common stock issued thereafter. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Series B Junior Participating Preferred Stock (which is substantially equivalent to one share of BB&T’s common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under various circumstances, other securities or property.

The rights plan is designed to enhance the ability of the BB&T Board of Directors to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire BB&T by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

Under the rights plan, the rights will become exercisable only if a person or a group acquires or commences a tender offer for 20% or more of BB&T’s outstanding common stock or the BB&T Board of Directors declares any person to be an “adverse person.” The BB&T Board of Directors will declare a person to be an adverse person if it determines that:

•	the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of BB&T’s common stock; and

•	the beneficial ownership by the person is:

•	intended or reasonably likely to cause BB&T to repurchase the common stock beneficially owned by the person or otherwise provide the person with short-term financial gain contrary to BB&T’s best long-term interests;

•	reasonably likely to have a material adverse effect on BB&T’s business or prospects; or

•	otherwise not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

Until they become exercisable, the rights attach to and trade with BB&T’s common stock. The rights will expire December 31, 2006. The rights may be redeemed by the Board of Directors at $0.01 per right until 10 business days after a person or group has accumulated 20% or more of the common stock or, if earlier, the effective date of the Board’s declaration that a person has become an adverse person. All rights held or acquired by a person or group holding 20% or more of BB&T’s shares or by an adverse person are void.

If a person or group acquired 25% or more of BB&T’s common stock or the Board of Directors declared a person to be an adverse person, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

If BB&T were acquired in a merger or other business combination at any time after a person or group has acquired 20% or more of BB&T’s common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

Any provision of the rights agreement, other than provisions relating to the principal economic terms of the rights, may be amended by the BB&T Board of Directors before the date the rights are distributed. After that distribution date, the provisions of the rights agreement may be amended by the BB&T Board of Directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

The rights agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the SEC. This registration statement and the rights agreement are incorporated by reference in this proxy statement/prospectus, and we refer you to them for the complete terms of the rights agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the rights agreement. See “Where You Can Find More Information” on page 63.

Other Anti-takeover Provisions

Provisions of the NCBCA and BB&T’s Articles of Incorporation and Bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board of Directors to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms of BB&T preferred stock, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

Control Share Acquisition Act

The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. For a description of this statute, see “Comparison of the Rights of BB&T Shareholders and MSW Shareholders—Anti-takeover Statutes” on page 60.

Provisions Regarding the BB&T Board

BB&T’s Articles of Incorporation and Bylaws separate the BB&T Board of Directors into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of these provisions, see “Comparison of the Rights of BB&T Shareholders and MSW Shareholders—Directors” on page 58.

Meeting of Shareholders; Shareholders’ Nominations and Proposals

Under BB&T’s Bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders’ meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See “Comparison of the Rights of BB&T Shareholders and MSW Shareholders—Shareholder Nominations and Shareholder Proposals” on page 59.

COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS

AND MSW SHAREHOLDERS

When the merger becomes effective, holders of MSW common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of MSW common stock. Since BB&T is organized under the laws of the State of North Carolina and MSW is organized under the laws of the State of Alabama, the differences in the rights of holders of BB&T common stock and those of holders of MSW common stock arise from differing provisions of the NCBCA and the ABCA, in addition to differing provisions of their respective Articles of Incorporation and Bylaws.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of MSW common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the ABCA and the governing corporate instruments of BB&T and MSW, to which the shareholders of MSW are referred.

Summary of Material Differences of the Rights of BB&T and MSW Shareholders

	BB&T	MSW
Authorized Capital Stock	• 1,000,000,000 shares common stock • 5,000,000 shares preferred stock	• 60,000,000 shares common stock (3,000,000 Class A Common Voting Stock and 57,000,000 Class B Common Non-Voting Stock) • 1,000,000 shares preferred stock

Special Meetings of Shareholders	• May be called by Chief Executive Officer, President, Secretary or Board of Directors	• May be called by Board of Directors, Chairman, President or shareholders owning 10% of voting power

Directors

•      Must have at least three, but no more than 30, members

•      Divided into three classes

•      May be removed from office only for cause and only by the vote of a majority of the outstanding shares entitled to vote

• Must have at least one, but no more than 15, members • May be removed from office only for cause and only by the vote of a majority of the votes cast

Dividends and Other Distributions	• Subject to NCBCA requirements regarding distributions to shareholders and Federal Reserve Board limitations	• Subject to ABCA requirements regarding distributions to shareholders

Shareholder Nominations and Shareholder Proposals	• Bylaws establish advance notice procedures for shareholder proposals and for the nomination of candidates for election as directors	• Bylaws contain no advance notice procedures for shareholder proposals or director nominations

Discharge of Duties; Exculpation and Indemnification

•      Directors must comply with NCBCA regarding discharge of duties

•      Directors have no personal liability for monetary damages for certain breaches of duty as director

•      BB&T will indemnify directors and officers against liabilities arising out of their status as directors or officers

•      Directors must comply with ABCA regarding discharge of duties

•      Directors have no personal liability for actions taken as a director, with certain exceptions

•      MSW will indemnify directors and officers against liability and other expenses incurred as a result of their status as directors or officers

Mergers, Share Exchanges and Sales of Assets	• Must be approved by majority of shareholders, unless such approval is not required	• Must be approved by two-thirds of shareholders

Anti-takeover Statutes	• North Carolina Control Share Acquisition Act applies to BB&T • BB&T opted out of the North Carolina Shareholder Protection Act	• Alabama has no anti-takeover statutes

Amendments to Articles of Incorporation and Bylaws

•      The Articles of Incorporation and Bylaws require the vote of more than two-thirds outstanding shares entitled to vote to approve an amendment that would amend, alter or repeal provisions of the Articles of Incorporation or Bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirements for a supermajority vote

•      BB&T Board of Directors may amend Bylaws

•      Amendment of the Articles of Incorporation requires the approval of a majority of the outstanding shares entitled to vote on such amendment

•      MSW Board of Directors or shareholders may amend or repeal Bylaws unless the shareholders have expressly provided that a particular bylaw may only be amended or repealed by the shareholders

Consideration of Business Combinations	• Bylaws set forth specific factors for consideration by the BB&T Board of Directors	• Bylaws do not set forth specific factors for consideration by the MSW Board of Directors

Shareholders’ Rights of Dissent and Appraisal	• Under the NCBCA, dissenters’ rights are not available	• Appraisal rights are available under the ABCA for certain mergers and asset sales

Liquidation Rights

•      Holders of outstanding shares of BB&T common stock are entitled to share in BB&T’s assets and funds remaining after payment of BB&T’s debts and liabilities and preferential payments to BB&T’s preferred shareholders

•      Holders of outstanding shares of MSW common stock are entitled to share in MSW’s assets remaining after payment of MSW’s debts and liabilities and preferential payments to MSW’s preferred shareholders

Authorized Capital Stock

BB&T

BB&T’s authorized capital stock consists of 1,000,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T’s Articles of Incorporation authorize the BB&T Board of Directors to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences and rights of the shares of BB&T preferred stock in each series. As of November 30, 2003, there were 541,941,609 shares of BB&T common stock outstanding. No shares of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T’s shareholder rights plan. See “Description of BB&T Capital Stock-Shareholder Rights Plan” on page 54.

MSW

MSW’s authorized capital stock consists of 60,000,000 shares of MSW common stock and 1,000,000 shares of MSW preferred stock. The MSW common stock consists of 3,000,000 shares of Class A Common Voting Stock and 57,000,000 shares of Class B Common Non-Voting Stock. MSW’s Articles of Incorporation authorize the MSW Board of Directors to issue shares of MSW preferred stock in one or more series and to fix the preferences, limitations and relative rights of the shares of MSW preferred stock in each series. As of December 29, 2003, there were 578,951 shares of MSW Class A Common Voting Stock, 10,044,829 shares of MSW Class B Common Non-Voting Stock and no shares of MSW preferred stock outstanding.

Special Meetings of Shareholders

BB&T

Special meetings of the shareholders of BB&T may be called at any time by BB&T’s Chief Executive Officer, President or Secretary or by the BB&T Board of Directors.

MSW

Special meetings of the shareholders of MSW may be called by MSW’s Board of Directors, Chairman of the Board or President. In addition, a special meeting may be called by the holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Directors

BB&T

BB&T’s Articles of Incorporation and Bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by resolution of a majority of the members of the BB&T Board of Directors or by resolution of the shareholders of BB&T. Currently, the BB&T Board of Directors consists of 18 directors. The BB&T Board of Directors is divided into three classes, with directors serving staggered three-year terms. Under BB&T’s Articles of Incorporation and Bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

MSW

MSW’s Articles of Incorporation and Bylaws provide for a board of directors having not less than one nor more than 15 members as determined from time to time by resolution of the MSW Board of Directors. Currently, the MSW Board of Directors consists of 11 directors. Under MSW’s Articles of Incorporation and Bylaws, MSW directors may be removed only for cause and only by the vote of a majority of the votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her.

Dividends and Other Distributions

BB&T

The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business or that would result in its total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T’s ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

MSW

Like the NCBCA, the ABCA provides that an Alabama corporation may not make distributions to shareholders, including cash dividends, if, after giving effect to such distributions, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Shareholder Nominations and Shareholder Proposals

BB&T

BB&T’s Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board of Directors or one of its committees, of candidates for election as directors. BB&T’s Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board of Directors must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one-year anniversary of the most recent special meeting of shareholders, together with biographical information about the candidate and the shareholder’s name, shareholdings and any material interests of the shareholder in the nomination. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the Chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled special meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent special meeting of shareholders of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in the proposal.

In accordance with SEC Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled special meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the SEC rules, if the special meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

MSW

MSW’s Bylaws do not contain an advance notice provision for shareholder proposals or director nominations.

Discharge of Duties; Exculpation and Indemnification

BB&T

The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. BB&T’s Articles of Incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T’s Bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

MSW

Like the NCBCA, the ABCA requires that a director of an Alabama corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. MSW’s Articles of Incorporation provide that, to the fullest extent of the law, no director of MSW will be liable to MSW or its shareholders for any action taken, or any failure to take any action, as a director, except for (a) the amount of a financial benefit received by such director to which such director is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders by such director, (c) a violation of the provisions of the ABCA governing unlawful distributions, (d) an intentional violation of criminal law by such director or (e) a breach of such director’s duty of loyalty to the corporation or its shareholders. MSW’s Bylaws require MSW to indemnify its directors and officers, to the fullest extent permitted by law, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which such director or officer is a party because such person is or was a director or officer of MSW.

Mergers, Share Exchanges and Sales of Assets

BB&T

The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See “—Anti-takeover Statutes” below.

MSW

Under the ABCA, a merger, share exchange or sale of substantially all of the assets of a corporation requires the approval of the members of the corporation’s board of directors and the holders of two-thirds of the corporation’s outstanding voting securities, with each class of voting securities voting as a separate class.

Anti-takeover Statutes

BB&T

The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain “fair price” requirements. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

MSW

Alabama law does not have any comparable statute or anti-takeover law; however, under Alabama law, the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock is required to approve business combinations other than the merger of a subsidiary into a parent company which owns at least 80% of the stock of the subsidiary.

Amendments to Articles of Incorporation and Bylaws

BB&T

The NCBCA provides generally that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T’s Articles of Incorporation and Bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the Articles of Incorporation or Bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation’s bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. BB&T’s Articles of Incorporation authorize the BB&T Board of Directors to amend BB&T’s Bylaws and sets forth the procedures for doing so.

MSW

Under the ABCA, an Alabama corporation’s articles of incorporation generally may be amended only upon approval by a majority of the votes entitled to be cast on the amendment. The ABCA and MSW’s Bylaws provide that MSW’s Bylaws may be amended by MSW’s Board of Directors or shareholders; provided that the Board of Directors may not amend or repeal a particular Bylaw if the shareholders have expressly provided that such Bylaw may only be amended or repealed by the shareholders.

Consideration of Business Combinations

BB&T

BB&T’s Articles of Incorporation do not specify any factors to which the BB&T Board of Directors must give consideration in evaluating a transaction involving a potential change in control of BB&T. BB&T’s Bylaws, however, do set forth such specific factors for consideration of the BB&T Board.

MSW

Neither MSW’s Articles of Incorporation nor Bylaws specify any factors to which the Board of Directors must give consideration in evaluating a transaction involving a potential change in control of MSW.

Shareholders’ Rights of Dissent and Appraisal

BB&T

The NCBCA provides that dissenters’ rights are not available to the holders of shares of a corporation, such as BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares. BB&T’s Articles of Incorporation do not authorize any special dissenters’ rights.

MSW

Under Alabama law, a shareholder of a corporation has appraisal rights upon the merger or sale of all or substantially all of the assets of the corporation if the shareholder is entitled to vote on the action in question, excluding a sale of all or substantially all of the assets of the corporation pursuant to a court order or other sale for cash where the net proceeds are to be distributed to the shareholders within one year. Appraisal rights also exist to the extent the articles of incorporation allow their exercise upon an amendment to the articles which materially and adversely affect rights in respect to a dissenter’s shares. MSW’s Articles of Incorporation do not contain such a provision.

Liquidation Rights

BB&T

In the event of the liquidation, dissolution or winding up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

Because BB&T is a financial holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter’s liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary’s creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

MSW

In the event of liquidation, holders of MSW common stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and any preferential amounts payable to MSW’s preferred shareholders.

OTHER BUSINESS

The MSW Board of Directors is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited by this proxy statement/prospectus will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

LEGAL MATTERS

The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 74,486 shares of BB&T common stock.

EXPERTS

BB&T’s consolidated financial statements as of and for the year ended December 31, 2002, incorporated in this proxy statement/prospectus by reference to the current report on Form 8-K filed on December 11, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, incorporated by reference in this proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report incorporated by reference herein.

On March 20, 2002, BB&T announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as BB&T’s independent accountants. Subsequently, Arthur Andersen LLP was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC and has lost the services of material personnel responsible for Arthur Andersen LLP’s audit reports. As a result, it is not possible to obtain Arthur Andersen LLP’s updated written consent to the incorporation by reference into the registration statement of which this proxy statement/prospectus is a part of Arthur Andersen LLP’s audit reports with respect to BB&T’s financial statements. Under these circumstances, Rule 437a under the Securities Act permits BB&T to omit Arthur Andersen LLP’s updated written consent from the registration statement.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Accordingly, Arthur Andersen LLP may not have liability under Section 11(a) of the Securities Act because it has not consented to being named as an expert in BB&T’s registration statements, including the registration statement on Form S-4 of which this proxy statement/prospectus is a part. In addition, the events arising out of Arthur Andersen LLP’s conviction would adversely affect the ability of Arthur Andersen LLP to satisfy any claims asserted against it. BB&T believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including BB&T’s officers and directors, may still rely on Arthur Andersen LLP’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

BB&T files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or certain other information that BB&T files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

BB&T has filed a registration statement to register with the SEC the BB&T common stock to be issued to MSW shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in BB&T’s registration statement or the exhibits to the registration statement.

The SEC allows BB&T to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that BB&T has previously filed with the SEC and that contain important information about BB&T and its business:

•	BB&T’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	BB&T’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	BB&T’s current reports on Form 8-K filed January 13, 2003, July 2, 2003, July 8, 2003, August 27, 2003, September 15, 2003, November 19, 2003, December 11, 2003 and December 23, 2003; and

•	The descriptions of BB&T’s common stock and shareholder rights plan contained in BB&T’s registration statements on Form 8-A filed on September 4, 1991, January 10, 1997 and April 28, 1999.

BB&T also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement (other than information in such future filings deemed, under SEC rules, not to have been filed). These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

If you are a shareholder of BB&T, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through BB&T, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from BB&T without charge, excluding all exhibits except those that have specifically been incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from BB&T at the following address:

BB&T Corporation

Shareholder Reporting

Post Office Box 1290

Winston-Salem, North Carolina 27102

(336) 733-3021

If you would like to request documents, please do so by January 23, 2004 to receive them before the meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and MSW have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

Appendix A

PLAN OF MERGER

OF

MCGRIFF, SEIBELS & WILLIAMS, INC.

INTO

MSW ACQUISITION, LLC

Pursuant to Section 10-15-4 of the Alabama Business Entities Conversion and Merger Act (the “Merger Act”), McGriff, Seibels & Williams, Inc., an Alabama corporation, and MSW Acquisition, LLC, an Alabama limited liability company, do hereby adopt the following Plan of Merger:

1. McGriff, Seibels & Williams, Inc., an Alabama corporation (the “Merging Entity”) shall be merged (the “Merger”) into MSW Acquisition, LLC, an Alabama limited liability company (the “Surviving Entity”), pursuant to the terms of the Agreement and Plan of Reorganization dated November 10, 2003 (the “Reorganization Agreement”), by and between the Merging Entity and BB&T Corporation, a North Carolina corporation (the “Corporation”). The Merging Entity and the Surviving Entity are sometimes herein referred to as the “Constituent Companies.”

2. The name of the Surviving Entity is MSW Acquisition, LLC. From and after the Effective Time, the separate existence of the Merging Entity shall cease, and the Surviving Entity shall thereupon and thereafter, to the extent consistent with its articles of organization, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Companies; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Companies shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate or any interest therein, vested in either of the Constituent Companies, shall not revert or be in any way impaired by reason of such Merger.

3. At the Effective Time (defined in Section 6 below), the outstanding membership interests of the Surviving Entity will not be converted or altered in any manner and will remain outstanding as membership interests of the Surviving Entity. The Surviving Entity is an Alabama limited liability company in which the equity owners of the Merging Entity do not, and will not, have a membership interest, although the equity owners of the Merging Entity shall become, at the Effective Time, shareholders of the Corporation which is the sole member of the Surviving Entity. The outstanding shares of capital stock of the Merging Entity shall be converted and exchanged pursuant to the provisions, and subject to the terms and conditions, set forth in the Reorganization Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. The terms and conditions of the Merger shall be as set forth in this Plan of Merger and the Reorganization Agreement.

4. The street address of the Surviving Entity’s principal place of business is 2211 Seventh Avenue South, Birmingham, Alabama 35233.

5. The articles of organization and operating agreement of the Surviving Entity shall not be amended as a result of the Merger. The articles of organization and operating agreement of the Surviving Entity, as constituted immediately prior to the Effective Time, shall continue as the articles of organization and operating agreement, respectively, of the Surviving Entity after the Effective Time until amended pursuant to their terms and applicable law.

6. The Merger shall become effective as set forth in the Merger Agreement.

Exhibit A

AGREEMENT AND PLAN OF REORGANIZATION

BB&T CORPORATION

Winston-Salem, North Carolina

Merger

of

MSW ACQUISITION, LLC

AND

MCGRIFF, SEIBELS & WILLIAMS, INC.

AGREEMENT AND PLAN OF REORGANIZATION

Dated as of November 10, 2003

EXHIBITS

Exhibit A	Plan of Merger

Exhibit B	Form of Escrow Agreement

Exhibit C-1	Employee List and Form of Employment Agreement

Exhibit C-2	Employee List and Form of Employment Agreement

Exhibit D	Form of Noncompetition Agreement

Exhibit E	Form of MSW Employee Performance Plan

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of the 10th day of November, 2003, is among BB&T CORPORATION, a North Carolina corporation with its principal office located in Winston-Salem, North Carolina (“BB&T”) and MCGRIFF, SEIBELS & WILLIAMS, INC., an Alabama corporation with its principal office located in Birmingham, Alabama (“MSW”).

RECITALS:

BB&T owns all of the outstanding ownership interests of MSW ACQUISITION, LLC, an Alabama limited liability company and a wholly-owned subsidiary of BB&T (the “Merger Sub”). The parties desire that MSW be merged into the Merger Sub, with the result that MSW shall become a wholly owned subsidiary of BB&T and the shareholders of MSW (the “Shareholders”) shall receive shares of the Common Stock of BB&T and cash in exchange for their shares of the capital stock of MSW, all as provided for under the terms and conditions herein set forth. It is intended that the foregoing Merger of MSW will be accomplished as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that the Merger Consideration consists of shares of BB&T Common Stock.

NOW, THEREFORE, IT IS AGREED:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this paragraph. Additional terms may be defined elsewhere herein.

Affiliate. An “affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Aggregate MSW Shares. As of an applicable date, the number of shares of MSW Common Stock issued and outstanding on such date plus, subject to Section 5.13(d), the number of shares of MSW Common Stock subject to being acquired by the exercise of outstanding Stock Options on such date.

Agreement. This Agreement and Plan of Reorganization, and the appendices and exhibits hereto, including without limitation the Disclosure Letter, as the same may be amended from time to time.

Average Closing Price. The average 4:00 p.m. Eastern time closing price per share of BB&T Common Stock on the New York Stock Exchange, as reported on nysenet.com, for the five business days (determined by excluding days on which the New York Stock Exchange is closed) preceding the ten calendar days prior to the Closing Date.

BB&T Common Stock. The existing authorized class of common stock of BB&T, par value $5.00 per share, with rights attached issued pursuant to the Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, Rights Agent, relating to BB&T’s Series B Junior Participating Preferred Stock, par value $5.00 per share.

Closing and the Closing Date. The Closing Date under this Agreement shall be January 2, 2004, or such other date as BB&T shall select within thirty business days following satisfaction of the conditions to Closing set forth in ARTICLE VII and ARTICLE VIII. The Closing shall be held at the offices of Womble Carlyle Sandridge & Rice, PLLC in Charlotte, North Carolina, at 10:00 a.m. on the Closing Date, unless another time and place shall be mutually agreed upon in writing.

Closing Cash Consideration. With respect to each issued and outstanding share of MSW Common Stock, the Closing Cash Consideration shall mean $50,000,000 in cash, subject to reduction as provided in Section 5.6, and divided by the number of Aggregate MSW Shares issued and outstanding at the Effective Time.

Closing Merger Consideration. With respect to each issued and outstanding share of MSW Common Stock, the Closing Merger Consideration shall consist of the Exchange Shares and the Closing Cash Consideration.

Commission. The Securities and Exchange Commission.

Disclosed. Disclosures set forth in the Disclosure Letter.

Disclosure Letter. The disclosure letter furnished by MSW to BB&T as provided herein. Information Disclosed in the Disclosure Letter with respect to one section of this Agreement shall not be deemed to be Disclosed with respect to any other section of this Agreement that is not otherwise specifically referenced.

Earn-Out Amount. The amount, if any, earned for each calendar year beginning with 2004 and ending with 2008, as provided in Section 2.9.

Environmental Claim. Any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

Environmental Laws. All applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

Effective Time. The effective time of the Merger, which shall be 11:59 p.m., eastern time, on the Closing Date.

Exchange Act. The Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

Exchange Shares. With respect to each issued and outstanding share of MSW Common Stock, the shares of BB&T Common Stock (to the nearest ten-thousandth of a share) issuable upon consummation of the Merger, divided by the number of Aggregate MSW Shares issued and outstanding at the Effective Time. The number of BB&T shares issuable shall be determined by dividing $300,000,000 by the Average Closing Price and rounding to the nearest whole share; provided, that: (i) if the Average Closing Price is greater than $38.325 but not more than $40.15, then in no event shall the number of shares of BB&T common stock constituting the Closing Merger Consideration be less than 7,827,789; (ii) if the Average Closing Price is less than $34.675 but not less than $32.85, then in no event shall the number of shares of BB&T common stock constituting the Closing Merger Consideration be more than 8,651,766; and (iii) if the Average Closing Price is more than $40.15 or less than $32.85, then the parties will use their good faith efforts to renegotiate the Merger Consideration. If such negotiations are not successful, then MSW shall have the right to terminate the transaction if the Average Closing Price exceeds $40.15 unless BB&T shall agree to consummate the Merger on the basis of 7,827,789 shares of BB&T Common Stock, in which event MSW shall not have the right to terminate, or BB&T shall have the right to terminate the transaction if the Average Closing Price is less than $32.85 unless MSW shall agree to consummate the Merger on the basis of 8,651,766 shares of BB&T Common Stock, in which event BB&T shall not have the right to terminate.

Financial Statements. The Financial Statements shall mean, with respect to BB&T, (a) the consolidated audited balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 2002, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2002, 2001 and 2000, as filed by BB&T in Securities Documents; and (b) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 2002. The Financial statements shall mean, with respect to MSW, (a) the consolidated audited balance sheet (including related notes and schedules, if any) of MSW as of December 31, 2002, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2002, 2001 and 2000, including additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; and (b) the unaudited consolidated balance sheet of MSW (including related notes and schedules, if any) (the “Interim Balance Sheet”), as of September 30, 2003 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statement of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for the nine-month period ending on that date.

Hazardous Substances. Any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon; (v) polychlorinated bipenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

Knowledge. With respect to MSW, the actual knowledge of Bruce C. Dunbar, Gary M. Cooney, Fay G. Schuchman, Thomas A. Lambert III and Temple C. May.

Merger. The business combination transaction whereby MSW will be merged into the Merger Sub, thereupon becoming a wholly owned subsidiary of BB&T; and as consideration therefor BB&T will issue the Merger Consideration to the Shareholders as of the Effective Time.

Merger Consideration. With respect to each issued and outstanding share of MSW Common Stock as of the Effective Time, Merger Consideration shall mean:

the Exchange Shares; plus

the Closing Cash Consideration; plus

the aggregate of the Earn-Out Amounts, if any, divided by the number of shares of MSW Common Stock issued and outstanding at the Effective Time.

MSW Common Stock. The existing authorized Class A voting and Class B nonvoting shares, $.01 par value, of common stock of MSW.

Proxy Statement/Prospectus. The proxy statement and prospectus, together with any supplements thereto, to be sent to the Shareholders to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

Securities Act. The Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

Securities Documents. The Securities Documents shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to Securities Laws, including, but not limited to, periodic and other reports filed pursuant to Sections 13 and 14 of the Exchange Act.

Securities Laws. Securities Laws shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations of the Commission promulgated thereunder.

Stock Option. Any option to acquire shares of MSW Common Stock granted by MSW under the McGriff, Seibels & Williams, Inc. 1998 Stock Option Plan (the “MSW Option Plan”).

Subsidiaries or a Subsidiary. All those corporations, associations, or other business entities of which an entity either owns or controls 50% or more of the outstanding equity securities or equity interests either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities or equity interests is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities or equity interests of another, equity securities or equity interests owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

ARTICLE II

THE MERGER

Subject to the terms and conditions of this Agreement, the Merger will be carried out at the Effective Time in the following manner:

2.1 Merger. MSW and the Merger Sub are constituent companies (“Constituent Companies”) to the Merger as contemplated in the Alabama Business Entities Conversion and Merger Act (the “Merger Act”). On and after the Effective Time:

(a) MSW shall be merged into the Merger Sub in accordance with the applicable provisions of the Merger Act, with the Merger Sub remaining as the surviving entity (hereinafter sometimes referred to as a “Surviving Company”).

(b) The separate existence of MSW shall cease and the Merger shall in all respects have the effect provided for in Section 2.3.

(c) The articles of organization of the Merger Sub shall continue in effect as the articles of organization of the Surviving Company.

(d) The operating agreement of the Merger Sub shall continue in effect as the operating agreement of the Surviving Company.

2.2 Filing; Plan of Merger. The Merger shall not become effective unless and until this Agreement is duly approved by the holders of not less than two-thirds of the shares of Class A voting common stock of MSW issued and outstanding and the holders of not less than two-thirds of the shares of Class B nonvoting common stock of MSW issued and outstanding, with each such class voting separately, and by BB&T as the sole member of the Merger Sub. Upon fulfillment or waiver of the conditions specified in ARTICLE VII and ARTICLE VIII and provided that this Agreement has not been terminated pursuant to Section 9.9, the Constituent Companies will cause the applicable Articles of Merger to be executed and filed with the Secretary of State of Alabama. The Plan of Merger, which is a part of the Articles of Merger, is attached as Exhibit A hereto and is incorporated herein by reference, and adoption of this Agreement by the Board of Directors of MSW, and the requisite approval by the Shareholders and BB&T as the sole member of the Merger Sub, shall constitute adoption and approval of the Plan of Merger.

2.3 Effect of Merger. From and after the Effective Time, the separate existence of MSW shall cease, and the Surviving Company shall thereupon and thereafter, to the extent consistent with its articles of organization, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Companies; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Companies shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate or any interest therein, vested in either of the Constituent Companies, shall not revert or be in any way impaired by reason of such Merger.

2.4 Conversion of Shares; Payment of Closing Merger Consideration; Surrendering Procedure.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of MSW or the Shareholders, all shares of MSW Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificates representing shares of MSW Common Stock (as provided in paragraph (d) below) and subject to the terms of the Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”), the Merger Consideration to the terms of the Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”), the Merger Consideration.

(b) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of MSW Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. Except as set forth with respect to amounts held in escrow as provided herein, no interest will be paid or accrued with respect to the Merger Consideration. After the Effective Time, no transfer of shares of MSW Common Stock shall be made on the stock transfer books of the Surviving Company. With respect to any certificate for MSW Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T’s standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby.

(c) At Closing, BB&T shall distribute $30,000,000 of the Closing Cash Consideration to the Escrow Agent named in the Escrow Agreement, to be administered pursuant to the terms of the Escrow Agreement (the “Escrow Fund”).

(d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each MSW shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of MSW Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.4(b), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto the Closing Merger Consideration and the amount of dividends or distributions, if any, which such holder is entitled to receive pursuant to Section 2.4(e), and the certificate so surrendered shall forthwith be cancelled. The Closing Merger Consideration shall be determined, with respect to each Shareholder, by allocating the number of shares of BB&T Common Stock to be issued among each Shareholder in proportion to ownership of MSW shares issued and outstanding on the Closing Date. Subject to the preceding sentence, all Shareholders shall receive Exchange Shares and Closing Cash Consideration in the same proportions. Shareholders will be paid cash (without interest) for any fractional share of BB&T Common Stock which would otherwise be distributable to a Shareholder pursuant to this Section 2.4(d). The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Average Closing Price.

(e) To the extent permitted by law, former shareholders of record of MSW shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of MSW Common Stock are converted, regardless of whether such holders have exchanged their certificates representing MSW Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing MSW Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of MSW Common Stock represented by such certificate.

2.5 Reasonable Efforts; Cooperation; Regulatory Approvals. Each of the parties hereto shall use all reasonable efforts to satisfy the conditions necessary to complete the transactions contemplated by this Agreement as soon as is reasonably practicable. MSW will cooperate in providing to BB&T information necessary for the preparation by BB&T of such documents for submission to any regulatory agency as BB&T may deem necessary or desirable to obtain requisite approvals of, consents to, and permissions for, the consummation of the transactions contemplated by this Agreement. In addition, BB&T and MSW shall, as promptly as practicable following the execution of this Agreement, in cooperation with each other, complete and file with the appropriate authorities the premerger notification forms and any other documents required under the HSR Act.

2.6 Approval by the Shareholders. This Agreement shall be submitted by MSW to the Shareholders for approval as soon as practicable after the date hereof.

2.7 Tax-Free Reorganization. The respective Boards of Directors of BB&T and MSW intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code to the extent that the Merger Consideration consists of shares of BB&T Common Stock.

2.8 Confidential Information. Any confidential information obtained by BB&T concerning MSW and its Subsidiaries, and any confidential information obtained by MSW concerning BB&T and its Subsidiaries, in the course of negotiating this Agreement or in effecting the transactions contemplated hereby, shall be kept confidential by the recipient; provided, however, that the information, or any part thereof, may be disclosed (a) to each party’s respective directors, officers, employees, agents and representatives who need to know such information in connection with such negotiations or transactions (it being understood that these persons will be informed of the confidential nature of the information and shall be directed to keep the same confidential); (b) to the extent necessary, to any governmental or regulatory agency or body having jurisdiction, in furtherance of obtaining any approval requisite to the completion of the Merger; (c) to any other party to the extent all the parties hereto consent in writing; and (d) as required or reasonably necessary to comply with the Securities Laws or in a manner consistent with disclosure obligations and other applicable laws. Upon any termination of this Agreement, any confidential information, to the extent in writing (including all copies thereof), shall be returned to the party to which such information relates as soon as practicable following a written request therefor. This Section 2.8 shall become inoperative with respect to any confidential information that (x) is or becomes available generally to the public, other than as a result of disclosure not permitted hereby by the party obtaining the information or by its directors, employees, agents or representatives, (y) is made available to a party hereto on a nonconfidential basis, or (z) becomes available to a party hereto from a source not bound to any party hereto by any confidentiality agreement regarding such information. Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement among the parties hereto, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transactions contemplated by this Agreement upon the earlier to occur of (i) the date of the public announcement of discussions relating to such transactions, (ii) the date of the public announcement of such transactions, or (iii) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4.

2.9 Earn-Out. In addition to the Closing Merger Consideration, the Shareholders will have the opportunity to earn up to a total of $102,280,000 in cash as Merger Consideration during the five-calendar year period 2004 through 2008 (the “Earn-Out Period”). With respect to the EBITDA for each year during the Earn-Out Period, the Shareholders will earn $20,456,000 if EBITDA for the year equals or exceeds Target EBITDA for the year. The Target EBITDA for each of the calendar years 2004 through 2008 is as follows:

Year	Amount
2004	$53,671,650
2005	$61,722,398
2006	$70,980,757
2007	$81,627,871
2008	$93,872,051

If EBITDA for any year is less than Target EBITDA for such year but exceeds the Minimum Qualifying EBITDA for such year, the shareholders shall be entitled to a partial Earn-Out Amount determined by multiplying $20,456,000 by a fraction, the numerator of which is the amount by which the EBITDA for such year exceeds the Minimum Qualifying EBITDA, and the denominator of which is the excess for such year of the Target EBITDA over the Minimum Qualifying EBITDA. Minimum Qualifying EBITDA for each of the calendar years 2004 through 2008 is as follows:

Year	Amount
2004	$51,804,810
2005	$57,503,339
2006	$63,828,706
2007	$70,849,864
2008	$78,643,349

If the full Earn-Out Amount is not earned with respect to a calendar year during the Earn-Out Period (the “Short-Fall Year”), the Shareholders nevertheless shall have the opportunity to receive the full Earn-Out Amount for such year as follows:

(a) If New MSW shall have “Aggregate Excess EBITDA” at the end of the year preceding the Short-Fall Year, then the Shareholders shall be entitled to receive an Earn-Out Amount for the Short-Fall Year computed by adding the Aggregate Excess EBITDA to the EBITDA for the Short-Fall Year (but not in an amount which would increase the EBITDA for the Short-Fall Year above the Target EBITDA for the Short-Fall Year). EBITDA for the Short-Fall Year shall thereafter, for purposes of this Section 2.9, be deemed to be the EBITDA for the Short-Fall Year as so increased.

(b) If the full Earn-Out Amount is not earned for the Short-Fall Year after applying (a), and if MSW shall have Excess EBITDA for any calendar year during the Earn-Out Period subsequent to the Short-Fall Year (the “Excess Year”), the Shareholders shall be entitled to receive an additional Earn-Out Amount for the Excess Year (in addition to the Earn-Out Amount earned for the Excess Year with respect to the Target EBITDA for the Excess Year) determined as follows: (i) subtract from the Excess EBITDA the amount, if any, by which Minimum Qualifying EBITDA exceeds EBITDA for all calendar years preceding the Excess Year (and, in future applications of this subsection, EBITDA for such prior calendar year shall be increased by such amount); (ii) add the Excess EBITDA for the Excess Year (determined after applying (i)) to the sum in (a), (iii) compute the Earn-Out Amount which would have been earned for the Short-Fall Year with respect to the amount in (ii); and (iv) subtract the amount of Earn-Out Amount previously paid with respect to the Short-Fall Year after application of (a) and after application of this paragraph (b) for prior Excess Years, if any. Excess EBITDA for any Excess Year shall be first applied to the earliest Short-Fall Year and then to succeeding Short-Fall Years, if any, until such Excess EBITDA is exhausted.

8

The Target EBITDA and Minimum Qualifying EBITDA for the years 2004 through 2008 are based on a “Projected Baseline EBITDA” of MSW of $46,671,000 for 2003 which excludes the estimated EBITDA for its wholly owned Subsidiary, Wood & Company, for the year 2003. Following December 31, 2003, the Projected Baseline EBITDA will either be (i) decreased by 30.4% of the amount by which the actual net revenue of Wood & Company for 2003 exceeds $16,500,000 or (ii) increased by 30.4% of the amount by which the actual net revenue of Wood & Company for 2003 is less than $16,500,000 (the “Actual Baseline EBITDA”). Following the calculation of the Actual Baseline EBITDA, the Target EBITDA and Minimum Qualifying EBITDA for the years 2004 through 2008 shall be recalculated as follows: (i) the Target EBITDA shall be the number obtained by compounding the Actual Baseline EBITDA from the end of calendar year 2003 at an annual rate of 15%, and (ii) the Minimum Qualifying EBITDA shall be the number obtained by compounding the Actual Baseline EBITDA from the end of calendar year 2003 at an annual rate of 11%.

The following definitions shall be applicable in applying this Section 2.9:

(a) “EBITDA” shall mean the consolidated earnings of New MSW (as defined in Section 2.12) before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles (“GAAP”) and past historical practices of MSW (except to the extent such practices were not consistent with GAAP), subject to the following adjustments: (i) any Loss (defined in Section 5.14(d)) incurred by BB&T that is recovered from the Escrow Fund, and any such recovery, shall be disregarded; and (ii) any payments or accruals made in connection with any Earn-Out Amount or the Performance Plan described in Section 5.13(a) shall be disregarded.

(b) “Excess EBITDA” shall mean, for any Excess Year, the excess, if any, of EBITDA over Target EBITDA, reduced by amounts previously applied under (b) above.

(c) “Aggregate Excess EBITDA” shall mean, as of the close of any year in the Earn-Out Period, the excess, if any, of aggregate EBITDA for all years during the Earn-Out Period ending with such year over aggregate Target EBITDA for all years during the Earn-Out Period ending with such year.

In no event shall the Earn-Out Amount for any year in the Computation Period exceed $20,456,000, and in no event shall the aggregate Earn-Out Amounts for all years in the Computation Period exceed the sum of $102,280,000. All payments of the Earn-Out Amount shall be made as soon as practicable following the close of each year during the Earn-Out Period, but in no event later than March 15 of the following year. No interest shall accrue on any payments of the Earn-Out Amount, but the parties acknowledge that a portion of each payment may be treated as interest for federal income tax purposes under Section 483 of the Code. All Earn-Out Amounts shall constitute Merger Consideration.

Notwithstanding the foregoing, in the event there is a change of business operations of New MSW as a result of decisions made by or at the direction of BB&T (or of any successor to BB&T following a change in control of BB&T or New MSW), and such change materially and adversely affects the operations of New MSW, thereby adversely affecting the opportunity for the Earn-Out Amount to be achieved with respect to the year of the change or any subsequent year in the Earn-Out Period, the terms and provisions for determining the Earn-Out Amount shall be revised as necessary to provide an opportunity for the Shareholders to earn the Earn-Out Amount to the same extent as they would had such change not been made. Without limiting the foregoing, the Target EBITDA and Minimum Qualifying EBITDA shall be subject to equitable adjustment from time to time as determined in good faith by BB&T after consultation with management of New MSW and the Shareholders’ Representatives to reflect expansions or contractions of the operations of New MSW resulting from acquisitions, divestitures and similar events, or from other similar transactions that may reasonably be expected to adversely affect the amount of the Earn-Out Amount. In making any such revisions to the terms of the Earn-Out Amount, revisions shall also be made for any change having a positive effect on the opportunity of the Shareholders to earn the Earn-Out Amount.

2.10 Anti-Dilution. In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the number of Exchange Shares, the Average Closing Price (and the ranges therefor) and the computation of the maximum and minimum number of shares of BB&T Common Stock in the definition of “Exchange Shares” shall be adjusted to the extent necessary to reflect such change.

2.11 Dissenting Shares. Any Shareholder who shall have exercised rights to dissent with respect to the Merger in accordance with Article 13 of the Alabama Business Corporation Act (the “ABCA”), as contemplated by the Merger Act, and who has properly exercised rights to demand payment for the Shareholder’s shares (the “Dissenting Shares”) as provided in ABCA Article 13 (the “Dissenting Shareholder”) shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with ABCA Article 13 and shall have no rights to receive the Merger Consideration; provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with ABCA Article 13) the demand for such approval or shall become ineligible for such appraisal, then such Dissenting Shareholder’s Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration

2.12 Steps Following the Merger. As soon as practicable following the Effective Time, BB&T shall execute a series of corporate transactions which shall result in the business acquired pursuant to the Merger being operated by an Alabama corporation which is wholly-owned by Branch Banking and Trust Company, a North Carolina banking corporation (“Branch Bank”) which is a wholly-owned subsidiary of BB&T. The name of such Alabama corporation shall be McGriff, Seibels & Williams, Inc. (“New MSW”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MSW

MSW hereby represents, warrants and agrees as follows:

3.1 Organization, Existence and Good Standing. MSW is a corporation duly organized, validly existing and in good standing under the laws of the state of Alabama; has the requisite corporate power and authority to own its properties and to conduct its business as now being conducted; and is duly qualified to carry on its business and is in good standing in all jurisdictions, as listed in the Disclosure Letter, in which the character and location of the properties owned or leased by MSW, or the nature of its business, makes such qualification necessary.

3.2 Capital Stock. The Disclosure Letter sets forth the authorized capitalization of MSW and the number of shares of capital stock of each class issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of MSW have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Disclosure Letter and except for Stock Options granted under the MSW Option Plan to acquire 1,110,100 shares of MSW common stock (consisting of 55,505 shares of Class A Voting Common Stock and 1,054,595 shares of Class B Nonvoting Common Stock), there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans, or other agreements of any character providing for the purchase or issuance of any shares of capital stock of MSW. The individuals identified in the Disclosure Letter as Shareholders are the holders of record and beneficial owners of the number of shares and classes of capital stock of MSW disclosed for each such individual thereon, which shares represent all of the shares of capital stock of MSW outstanding. The individuals identified in the Disclosure Letter as optionees are the grantees of Stock Options to acquire the number of shares and classes of MSW Common Stock disclosed for each such individual thereon, which Stock Options represent all of the Stock Options granted prior to the date hereof which remain outstanding and have not been exercised on the date hereof.

3.3 Financial Statements; No Material Changes. MSW has previously delivered to BB&T the Financial Statements of MSW. The Financial Statements of MSW (i) are true, complete and correct; (ii) are in accordance with the books and records of MSW; (iii) present fairly the assets, liabilities and financial condition of MSW as of the respective dates thereof, and the results of operations for the periods then ending; and (iv) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except for year-end adjustments and the absence of footnotes with respect to the Interim Balance Sheet and the statements of income, shareholders’ equity and cash flows for the year-to-date period ended on the Interim Balance Sheet Date.

3.4 Leases. The Disclosure Letter sets forth a complete list of the leases by which MSW and each Subsidiary lease any office space, and discloses for each such lease the date of lease agreement, identity of lessor and expiration date. Neither MSW nor any Subsidiary is in breach of any provision of any such lease, and each lease is in full force and effect in accordance with its terms. Neither MSW nor any Subsidiary is a party to any lease of real property except as set forth in the Disclosure Letter.

3.5 Properties and Environmental Matters. The Disclosure Letter sets forth a description of all real property owned by MSW or any Subsidiary. MSW and each Subsidiary has, and will have on the Closing Date, good and marketable title to all owned properties and assets, both real and personal, reflected in the Interim Balance Sheet, except for such changes as have been made in the ordinary course of business since the Interim Balance Sheet Date and except as otherwise provided herein; and none of such properties shall be subject to (i) any contracts of sale, agreements, leases or other written undertakings; or (ii) except as reflected in the Interim Balance Sheet or as disclosed in the Disclosure Letter, any encumbrances, liens, or charges. Except as set forth in the Insurance Contracts (as hereinafter defined) or in the Disclosure Letter, MSW and each Subsidiary has full power to sell, transfer and assign all of its properties, real or personal, tangible or intangible, including without limitation its customer lists and expirations.

(a) Except as Disclosed, MSW and each of the MSW Subsidiaries is, and at all times have been, in compliance with all Environmental Laws, and neither MSW nor any Subsidiary has received any communication alleging that MSW or such Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b) Except as Disclosed, there are no pending Environmental Claims, neither MSW nor any MSW Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) MSW or any MSW Subsidiary, (ii) any person or entity whose liability for any Environmental Claim

MSW or any MSW Subsidiary has or may have retained or assumed, either contractually or by operation of law, or (iii) any real or personal property owned by MSW or any MSW Subsidiary, or any real or personal property which MSW or any MSW Subsidiary has or is judged to have managed or supervised or participated in the management of. Neither MSW nor any Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

(c) Except as Disclosed, MSW and the Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by MSW relating to all real and personal property owned or leased by MSW or any MSW Subsidiary and all real and personal property of which MSW or any MSW Subsidiary has or is judged to have managed or supervised or participated in the management of.

(d) Except as Disclosed, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against MSW or any MSW Subsidiary or against any person or entity whose liability for any Environmental Claim MSW or any Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.6 Material Contracts. The Disclosure Letter identifies (a) all insurance carrier agreements and excess and surplus lines brokerage agreements of MSW or any Subsidiary (together, the “Insurance Contracts”); and (b) all other material outstanding contracts, agreements, leases, and undertakings to which MSW or any MSW Subsidiary is a party or to which any of their properties is subject. Neither MSW nor any Subsidiary is in default under any of the documents described in (a) and (b), nor knows of any default by any other party thereto. No contract, agreement, lease, or undertaking referred to in this Agreement or the Disclosure Letter (other than modifications in the ordinary course of business with respect to Insurance Contracts) will be the subject of any modifications or changes prior to the Closing Date, other than renewals or terminations in accordance with the terms of such contract, agreement or undertaking, without the prior written consent of BB&T. Other than the arrangements and contracts described in (a) and (b) above, neither MSW nor any MSW Subsidiary has outstanding any material agreement, understanding or arrangement, written or oral. For purposes of applying (b) above, any contract, agreement or arrangement involving more than $100,000 shall be deemed to be material unless made in the ordinary course of business and terminable on not more than thirty days’ notice without payment or other penalty or made after the date hereof with consent of BB&T.

3.7 Labor and Employment Matters; Benefit Plans.

(a) No employees of MSW or any Subsidiary have been or are represented by a union or other labor organization or covered by any collective bargaining agreement. Except as Disclosed, there is no unfair labor practice complaint, labor or organizational effort, strike, slowdown or similar labor matter pending or, to the Knowledge of MSW, threatened against or affecting MSW or any Subsidiary or the business of MSW or any Subsidiary. Except as disclosed in the Disclosure Letter, MSW and each Subsidiary are in compliance with all applicable federal, state and local laws and regulations regarding employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice charge or complaint or charge of employment discrimination or retaliation against MSW or any Subsidiary pending or, to the Knowledge of MSW, threatened, impending or planned.

(b) Employees; Compensation; Benefit Plans.

(i) Compensation. MSW has given to BB&T a complete and correct list of the name, age, position, rate of compensation and any arrangement for incentive compensation, bonus, commissions or fringe or other benefits, whether payable in cash or in kind, of each current employee of MSW and each Subsidiary and each other person to whom MSW or any Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

(ii) Employee Benefit Plans.

(A) The Disclosure Letter contains an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by MSW, to which MSW is obligated to contribute or with respect to which MSW has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c) and 414(m) of the Code, of which MSW is a member. For purposes of this Agreement, the term “Plans” shall mean: (1) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated; (2) employment agreements; and (3) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including, without limitation, profit-sharing, stock bonus, stock option, stock purchase, deferred compensation, pension, retainer, consulting, retirement, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.

(B) MSW does not contribute to, does not have any obligation to contribute to or otherwise does not have any liability or potential liability with respect to (1) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA); (2) any Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder); or (3) any plan which provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

(C) None of the Plans obligates MSW to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in control,” as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

(D) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all respects with its terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code. Neither MSW, any trustee or administrator of any Plan nor any other person has engaged in any transaction with respect to any Plan which could subject MSW, or any trustee or administrator of any Plan, or any party dealing with any Plan, or BB&T to any tax or penalty imposed by ERISA or the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or, to the Knowledge of MSW, threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Except as Disclosed, MSW does not now, nor has it ever, sponsored, maintained, participated in or made contributions to a defined benefit plan (as such term is defined in Section 3(35) of ERISA), or any Plan which is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or the requirements of Title IV of ERISA.

(E) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part of such Plan, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

(F) No underfunded “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Code Sections 414(b), (c) and (m)) of which MSW is a member or was a member during such five-year period.

(G) With respect to each Plan, MSW has provided BB&T with true, complete and correct copies, to the extent applicable, of (1) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions; (2) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service or the Department of Labor (with attachments); (3) the three most recent financial statements; (4) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings; (5) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions) during the past three years; and (6) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other “welfare-type” benefits.

(H) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither MSW nor any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject MSW to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(I) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

(J) MSW has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

(K) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) MSW’s obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets and except to the extent amounts to be paid in connection with the transaction contemplated hereunder could be deemed to be compensation and thus could impact the calculation of compensation-based benefits or taxes).

(L) MSW, by action of its Board of Directors, has the right at any time to amend or terminate each of the Plans as applied to MSW, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of MSW).

3.8 Compliance with Decrees and Laws. Except as Disclosed, there is not outstanding or, to the Knowledge of MSW, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving MSW or any Subsidiary. Except as Disclosed, MSW and each Subsidiary is currently, and has been at all times, in full compliance with all laws, statutes, rules, regulations, orders and licensing requirements of federal, state, local and foreign agencies and authorities applicable to the business and properties of such entity (including, without limitation, those relating to antitrust and trade regulation, civil rights, environment, labor and employment discrimination, affirmative action, safety and health) (“Rules”). There has been no allegation of any violation by MSW or any MSW Subsidiary of any Rules, and no investigation or review by any federal, state or local body or agency is pending or, to the Knowledge of MSW, threatened or planned, with respect to any of MSW or the Subsidiaries.

3.9 Tax Returns, Audits and Payment of Taxes. MSW and each Subsidiary has timely filed all returns, declarations, reports, information returns, statements and other communications regarding any tax (collectively, “Tax Returns”) with the appropriate governmental authority that such entity was required to file. All Tax Returns were correct and complete in all respects when filed. All taxes owed by MSW and each Subsidiary (including estimated tax payments) have been paid in the amount and at the time required. Neither MSW nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither MSW nor any Subsidiary has any plans to request such an extension. Except as set forth in the Disclosure Letter, no claim has been made since January 1, 1999 by a governmental authority in a jurisdiction in which MSW or any Subsidiary does not file Tax Returns that MSW or any Subsidiary may be subject to taxation by that jurisdiction. There are no liens or other encumbrances on any of the assets of MSW or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax. Each of MSW and the Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party. To the Knowledge of MSW, there is no dispute or claim concerning any tax liability of MSW or any Subsidiary either (i) claimed or raised by any authority or (ii) as to which MSW has Knowledge based upon any communication with any agent of such authority. No Tax Return of MSW or any Subsidiary is currently the subject of an audit or other inquiry by a governmental authority. Neither MSW nor any Subsidiary has outstanding any waiver of any statute of limitations in respect of any tax or agreed to any extension of time with respect to any tax assessment or deficiency. MSW has furnished to BB&T all state and federal income tax returns filed for the tax years 2000, 2001 and 2002.

3.10 Liabilities. Neither MSW nor any Subsidiary has any material outstanding claims, liabilities, or indebtedness, fixed, contingent, or otherwise, except as set forth in the Interim Balance Sheet or as disclosed in the Disclosure Letter and except for liabilities incurred in the ordinary course of business. Neither MSW nor any Subsidiary is in default in respect of the terms and conditions of any indebtedness.

3.11 Recapitalization and Purchase of Stock. Except as Disclosed, since the Interim Balance Sheet Date, MSW has not authorized the creation or issuance of, or issued, authorized or effected any split or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock or authorized or agreed to take any such action on or prior to the date of this Agreement.

3.12 Litigation. Except as set forth in the Disclosure Letter, neither MSW nor any Subsidiary is engaged in or a party to, or to the Knowledge of MSW, threatened with, any legal action or other proceeding before any court or administrative agency. Neither MSW nor any Subsidiary has been charged with, or to the Knowledge of MSW is under investigation with respect to, any charge concerning violation of any law or administrative regulation, federal, local, state, or foreign, in respect of its business. Except as Disclosed, each of MSW and the Subsidiaries have complied in all material respects with all laws, regulations and orders applicable to it or the conduct of its business. The Disclosure Letter describes each license issued by a regulatory authority and held by MSW or any of its Subsidiaries, or by any of their respective employees with respect to their employment by MSW.

3.13 Insurance. The Disclosure Letter sets forth a true and correct list of all policies of insurance, including the amounts thereof, in which MSW is named as the insured party. At the date hereof, such policies are in full force and effect and insure MSW against the risks and to the extent therein provided. Except as Disclosed, MSW will continue to maintain all of the foregoing policies, or any renewals thereof, in full force and effect up to and including the Closing Date.

3.14 Accounts Receivable. All accounts receivable and notes receivable, if any, of MSW and each Subsidiary are genuine and have arisen in the ordinary and usual course of business. Such accounts and notes receivable are not subject to any counterclaims or set-offs except such as arise in the ordinary course of business and which in the aggregate are not material to the business of MSW or any Subsidiary. There has been no material change in the amounts of such accounts and notes receivable from that reflected in the Interim Balance Sheet other than changes that have occurred in the ordinary and usual course of business. The aggregate amount of any accounts and notes receivable, and the additions thereto, outstanding on the Closing Date, in excess of reserves, will be collectible in accordance with their respective terms of payment in accordance with historical collectibility.

3.15 Brokers. Except for amounts payable to Reagan Consulting, Inc. by MSW and the Shareholders, the negotiations hereunder, and consummation of the transactions herein contemplated, will not give rise to any claims against any party to this Agreement for a finder’s fee, brokerage commission or other like payment as a result of any agreement or understanding by or on behalf of any of MSW or the Shareholders.

3.16 Authorization of Agreement. The execution, delivery and performance of this Agreement by MSW, and the consummation by MSW of the transactions set forth herein to which MSW is a party, have been duly and validly approved by actions of MSW’s board of directors. Upon approval of this Agreement and the Plan of Merger by the Shareholders, this Agreement will be the valid and binding obligation of MSW and will be enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

3.17 Required Consents. The Disclosure Letter sets forth both a complete list of all approvals required to be obtained from, and notifications required to be given to, any governmental authority, administrative agency, private person or firm by MSW or any Subsidiary, or any of their respective employees, or by any of the Shareholders in connection with the execution and delivery of this Agreement and the consummation of the transactions provided for herein, other than consents, approvals or waivers required to be obtained or given pursuant to the terms of the Insurance Contracts (the “Required Consents”).

3.18 Restrictive Documents. Except as Disclosed, neither this Agreement nor consummation of the transactions herein contemplated will violate the terms of the articles of incorporation or bylaws of MSW or any Subsidiary, or, assuming compliance with the requirements of the HSR Act, of any mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment, or decree, to which MSW or any Subsidiary is subject or is a party, and which would preclude MSW from (a) consummating the transactions contemplated by this Agreement; or (b) complying with the terms, conditions, and provisions hereof. Neither MSW nor any Subsidiary is subject to any default in the performance of any of the terms and provisions of any leases, instruments, agreements, or other documents to which it is a party, which such default, if not effectively cured, would preclude compliance with (a) or (b) above.

3.19 Subsidiaries. The Disclosure Letter lists all Subsidiaries of MSW and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by MSW, and the percentage ownership interest so owned by MSW. The outstanding shares of capital stock or other equity interests of the Subsidiaries of MSW are validly issued and outstanding, fully paid and nonassessable, and all such shares are owned by MSW free and clear of all liens, claims and encumbrances or preemptive rights of any person. Except as Disclosed, no warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Subsidiaries of MSW, and there are no agreements, understandings or commitments relating to the right of MSW to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Subsidiaries of MSW have been issued in violation of the preemptive rights of any person. The Disclosure Letter lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization owned by MSW, directly or indirectly, other than capital stock or other equity securities owned by MSW of any corporation whose stock or equity securities is regularly traded on any national securities exchange or NASDAQ (“Publicly Traded Stock”). MSW has provided to BB&T a list of Publicly Traded Stock owned by MSW as of the date hereof. Each Subsidiary of MSW is validly existing and in good standing under the laws of its state of organization, and each has full power and authority to carry on its business as now conducted, and is duly qualified to do business in its state of organization. No Subsidiary of MSW is required to be qualified to do business in any state of the United States or foreign jurisdiction other than the states and foreign jurisdictions in which it is so qualified.

3.20 No Adverse Change. Since December 31, 2002, (a) neither MSW nor any MSW Subsidiary has (i) incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent MSW Financial Statements, or (ii) entered into any transactions with affiliates, except with respect to each of (i) or (ii), other than in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, and (b) there has not been any event or circumstance which has had or is reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of MSW and its Subsidiaries, taken as a whole.

3.21 No Misleading Statements. The representations and warranties of MSW and the Shareholders in this Agreement, the Disclosure Letter or in any list or other document delivered by MSW pursuant hereto, do not, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BB&T

BB&T hereby represents, warrants and agrees, as follows:

4.1 Organization, Existence and Good Standing. BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. BB&T is duly registered as a financial holding company under applicable provisions of the Federal and North Carolina bank holding company laws. BB&T has the requisite corporate power and authority to own its property, conduct its business as now being conducted, and to enter into and carry out the provisions of this Agreement.

4.2 Capital Stock; Issuance and Validity of Exchange Shares. BB&T has an authorized capitalization consisting of (a) 1,000,000,000 shares of common stock, par value $5.00 per share, of which 548,886,598 shares were issued and outstanding as of September 30, 2003; and (b) 5,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding. The Exchange Shares to be issued by BB&T to Shareholders pursuant to the terms of the Merger will, when so issued, be validly authorized and issued, fully paid and nonassessable.

4.3 Restrictive Documents. Neither this Agreement nor consummation of the transactions herein contemplated will violate the terms of the articles of incorporation or bylaws of BB&T or the articles of incorporation or bylaws of the Merger Sub, of any mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, to which either BB&T or the Merger Sub is subject or is a party, and which would preclude BB&T or the Merger Sub from (a) consummating the transactions contemplated by this Agreement and operating the business to be acquired hereunder; or (b) complying with the terms, conditions, and provisions hereof. Neither BB&T nor the Merger Sub is subject to any default in the performance of any of the terms and provisions of any leases, instruments, agreements or other documents to which it is a party, which such default, if not effectively cured, would preclude compliance with (a) or (b) above.

4.4 Authorization of Agreement. The execution, delivery and performance of this Agreement by BB&T, and the consummation by BB&T of the transactions set forth herein to which BB&T is a party, have been duly and validly approved by actions of BB&T’s board of directors. BB&T is the sole shareholder of the Merger Sub. This Agreement is the valid and binding obligation of BB&T and is enforceable against BB&T in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

4.5 Securities Documents; Financial Statements.

(a) BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 2002. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Financial Statements of BB&T fairly present the consolidated financial position of BB&T and its Subsidiaries as of the dates indicated, and the consolidated statements of income and retained earnings, changes in shareholders’ equity and statements of cash flows for the periods then ended (subject in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect), in conformity with GAAP applied on a consistent basis.

4.6 Certain Information. When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of the shareholders of MSW to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (a) shall comply with the applicable provisions in the Securities Laws; and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.7 Tax Matters. Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to cause the Merger not to constitute a reorganization under Section 368 of the Code.

4.8 Legal Proceedings; Regulatory Approvals. There are no actual or, to the knowledge of BB&T, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the knowledge of BB&T, no fact or condition relating to BB&T would prevent BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

4.9 No Adverse Change. Since June 30, 2003, there has not been any event or circumstance which has had or is reasonably likely to have a material adverse effect on the business, operations, financial condition or assets of BB&T and its Subsidiaries except as disclosed in BB&T’s current report on 8-K filed with the Commission on October 14, 2003.

ARTICLE V

COVENANTS

BB&T and MSW mutually agree as follows:

5.1 MSW Shareholder Meeting. MSW shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the board of directors of MSW agrees that it shall, at the time the Proxy

Statement/Prospectus is mailed to the shareholders of MSW, recommend that MSW’s shareholders vote for such approval; provided, that the board of directors of MSW may withdraw or refuse to make such recommendation only if the board shall determine in good faith that such recommendation should not be made in light of its fiduciary duties to the Shareholders and only if it receives, and after consideration of (i) written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation could result in a reasonable probability that the board of directors of MSW would breach its fiduciary duties to the Shareholders and (ii) a written determination from Reagan Consulting, Inc. that the Merger Consideration is not fair or is inadequate to the Shareholders from a financial point of view, accompanied by a detailed analysis of the reasons for such determination.

5.2 Registration Statement; Proxy Statement/Prospectus. As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. MSW will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and MSW shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the MSW shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. MSW shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the Merger Act, the ABCA.

5.3 Investigation of MSW; Other Information about BB&T and its Subsidiaries. MSW agrees that BB&T may, prior to the Closing Date, upon reasonable notice, during normal business hours and in a manner that will not unduly interfere with normal business operations, through its representatives, make such investigation of the properties, books, and records of MSW and of its financial and legal condition as BB&T may deem necessary or advisable. In the event this Agreement and the Merger are not consummated, each party hereto agrees to return promptly to the other party hereto upon demand all certificates, documents and other written information furnished by such other party hereunder and to take reasonable steps to assure that all of the information obtained from such other party shall remain confidential. MSW shall deliver, or cause to be delivered, on the Closing Date, and at such other times and places as shall be reasonably agreed upon, such additional documents and instruments as BB&T may reasonably request for the purpose of carrying out this Agreement and the Merger.

5.4 Press Releases. BB&T and MSW shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to and if practicable consultation with the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.5 Preserve Organization. MSW will use its reasonable best efforts to preserve its business organization intact, to provide for the benefit of BB&T the services of its present employees, and to preserve for the benefit of BB&T the present relationships between MSW and its client insurance companies, customers and all others with which it may have material business relationships.

5.6 Shareholders’ Equity. In the event the actual consolidated shareholders’ equity of MSW on the Closing Date (the “Shareholders’ Equity”) is less than $5,000,000, such short-fall shall be recovered by BB&T from the Escrow Fund, dollar for dollar, without regard to the provisions of Section 5.14(e). The amount of such short-fall shall not be taken into account in determining whether the Loss threshold in Section 5.14(e)(ii) has been exceeded. In the event the actual Shareholders’ Equity as of the Closing Date, determined as provided in this Section 5.6, shall exceed $5,000,000, BB&T shall increase the amount of Closing Cash Consideration by the amount of such excess, and shall distribute such additional Closing Cash Consideration to the Shareholders as soon as practicable following such determination. The Shareholders’ Equity shall be determined as follows:

(a) All calculations of Shareholders’ Equity shall be determined with reference to the internal statements and records of MSW, except with respect to the real property and aircraft owned by MSW at Closing, the difference between the current book value and fair market value on an after tax basis (based on fair market value appraisals which are reasonably acceptable by BB&T and which have been delivered to BB&T by MSW prior to the Closing Date) will be added or subtracted from existing book value.

(b) On the Closing Date, MSW shall deliver to BB&T a balance sheet reflecting the estimated Shareholders’ Equity of MSW as of the Closing Date.

(c) On or before the thirtieth day following the Closing Date, New MSW shall deliver to BB&T and to the Shareholders’ Representatives an updated balance sheet reflecting the actual Shareholders’ Equity of MSW as of the Closing Date (the “Closing Balance Sheet”).

(d) Within the thirty days following delivery to BB&T and the Shareholders’ Representatives of the Closing Balance Sheet, BB&T and the Shareholders’ Representatives shall endeavor in good faith to adjust the calculations of Shareholders’ Equity set forth in the Closing Balance Sheet, if necessary, to be mutually acceptable to them.

(e) If after the close of such thirty day period, BB&T and the Shareholders’ Representative are unable to agree on the Shareholders’ Equity set forth in the Closing Balance Sheet, BB&T shall retain the services of Ernst & Young LLP or such other nationally recognized accounting firm as BB&T and MSW shall agree (the “Independent Accounting Firm”) to calculate the actual Shareholders’ Equity as of the Closing Date in the manner described above. The Independent Accounting Firm shall be required to make its determination within thirty days after its engagement, and its determination shall be final and binding on the parties. The Independent Accounting Firm’s determination may be enforced by any court of competent jurisdiction.

Notwithstanding any of the provisions of this Section 5.6, MSW shall use its reasonable best efforts to provide Shareholders’ Equity on the Closing Date of no less than $5,000,000.

5.7 Commitments and Changes Prior to Closing Date. Pending the Closing Date and unless first approved by BB&T or as otherwise expressly required, permitted or authorized by this Agreement or set forth in the Disclosure Letter, MSW shall not:

(a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) make any changes to its articles of incorporation or bylaws;

(c) incur any further obligations or commitments, or make any further additions to its properties or assets, except in the ordinary course of business;

(d) make or agree to make any increase in the rate of wages, salaries, bonuses or other remuneration of any of its directors, officers, employees or commission agents, except in the ordinary course of business in connection with regular periodic performance reviews and consistent with past practice, or become a party to any employment contract or arrangement with any of its directors, officers or employees providing for bonuses, profit-sharing payments, employment continuation, severance pay or retirement benefits;

(e) fail to maintain all of its insurance policies, or any renewals thereof, in full force and effect to the extent commercially reasonable;

(f) fail to comply in any material respects with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

(g) issue any shares of its capital stock (except for shares issued pursuant to the exercise of Stock Options outstanding on the date hereof), or authorize the creation or issuance of, or issue, authorize or effect any split or any other recapitalization of, any of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any of its outstanding stock (except for shares purchased or redeemed from the trust under the McGriff, Seibels & Williams, Inc. Employee Stock Ownership Plan (the “ESOP”) consistent with applicable laws and regulations), or grant any options to acquire shares of its capital stock under the MSW Option Plan or otherwise;

(h) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity, acquire control over any other entity or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business;

(i) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, MSW or any business combination with MSW, other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of MSW to do any of the above; or fail to notify BB&T as soon as reasonably practicable if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.9(i) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, MSW is advised in writing by legal counsel that in its opinion the failure to furnish information or negotiate could result in a reasonable probability that the board of directors of MSW would breach its fiduciary duties;

(j) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business; (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to (A) the borrowing of money by MSW or a Subsidiary or (B) guarantee by MSW or a Subsidiary of any obligation; (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course, or to engage new producers in the ordinary course of business consistent with past practice); or (iv) any contract, agreement or understanding with a labor union;

(k) change its methods of accounting in effect at December 31, 2002, except as required by changes in generally accepted accounting principles concurred in by BB&T’s independent certified public accountants, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by changes in law or regulation;

(l) take any action which would or might reasonably be expected to (a) cause the business combinations contemplated hereby not to constitute reorganizations under Section 368(a) of the Code, as determined by BB&T, (b) result in any representation or warranty herein to become untrue in any material respect or (c) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(m) dispose of any material assets other than in the ordinary course of business; or

(n) agree to do any of the foregoing.

5.8 Agreements as to Certain Conditions. MSW, the Shareholders and BB&T will take such actions as are reasonable and within their control to satisfy their respective representations, warranties, covenants and agreements herein. BB&T shall cause the Merger Sub to be formed and to carry out the provisions of this Agreement and Plan of Merger related to it, including, without limitation, by approving the Merger and other transactions set forth herein in its capacity as sole member of New MSW.

5.9 Consents; Assurances. MSW covenants and agrees, with respect to any insurance brokerage arrangements which it may have with client insurance companies or other contracts or agreements which may prohibit, or require consent to, changes of ownership or control of MSW or the Subsidiaries, as the case may be, that it will use its best efforts to obtain from each of the other parties thereto, prior to the Closing Date, such party’s consent to the transactions contemplated hereby. MSW will use its reasonable best efforts to obtain written assurances, as reasonably requested by BB&T, that material business relationships currently in place will continue following the Effective Time.

5.10 Public Information Filings. BB&T agrees that it will duly and timely file all annual, quarterly or other periodic reports that it may be required to file pursuant to the Exchange Act and will make available adequate current public information with respect to its financial condition and operations under Rule 144(c) of the Securities Act in order to permit resales of the Exchange Shares in accordance with Rule 145(d)(1) or (2) promulgated thereunder, for the lesser of: (a) the period that resales of the Exchange Shares by the Shareholders are subject to compliance with Rule 145 under the Securities Act; or (b) the period that the Shareholders shall own any of the Exchange Shares.

5.11 Errors and Omissions Insurance. Prior to the Effective Time, MSW shall take all actions necessary, including without limitation the payment of all premiums, to secure continuation of its errors and omissions insurance coverage for at least two years following the Effective Time with policy limits of approximately $30,000,000 (the “Approximate New Policy Limit”). Other than the Approximate New Policy Limit, the errors and omissions continuation coverage shall be on substantially similar terms and conditions and with coverage substantially the same as MSW currently has in effect. Notwithstanding the foregoing, BB&T and MSW may mutually agree at any time to change MSW’s obligations to continue its errors and omissions coverage on terms as set forth in this Section 5.11.

5.12 Employment and Noncompete Agreements. Following the Closing Date, New MSW shall offer to enter into Employment Agreements with the employees designated on Exhibit C-1 substantially in the form of the Employment Agreement attached to Exhibit C-1, and with each of the employees named in Exhibit C-2 substantially in the form of the Employment Agreement attached to Exhibit C-2. Each of the employees designated on Exhibits C-1 and C-2 shall also sign and deliver at the Closing an acknowledgement that he or she will execute the Employment Agreement after the employer-employee relationship is established with New MSW, and the employees designated on Exhibit C-1 shall sign prior to the Closing a Noncompetition Agreement substantially in the form of Exhibit D hereto.

5.13 MSW Employee Incentives.

(a) Effective immediately following the Closing Date, BB&T shall cause New MSW to adopt the New MSW Employee Performance Plan substantially in the form of Exhibit E hereto, and BB&T shall cause such Plan to continue in effect for the full term as provided in such Plan.

(b) BB&T shall take such actions as may be required in order to grant to employees of MSW or any MSW Subsidiary who become employees of New MSW or any Subsidiary thereof incident to the Merger options to acquire in the aggregate 100,000 shares (subject to appropriate adjustment in the event of a stock split, stock dividend or similar capitalization) of BB&T Common Stock under the BB&T Option Plan. Such options shall be granted on the first business day following the Closing Date. The employees to receive such options, the number to be granted to each and other terms and conditions of the options shall be determined by the committee which administers the BB&T Option Plan, following consultation with the Chief Executive Officer of New MSW.

(c) For the calendar years 2004 through 2008, and in addition to the options in (b) above, BB&T shall take such actions as may be required in order to grant options each year to employees of New MSW to acquire in the aggregate 100,000 shares (subject to appropriate adjustment in the event of a stock split, stock dividend or similar capitalization) of BB&T Common Stock under the BB&T Option Plan. Such options shall be granted as incentives to newly hired producers and senior executives of New MSW. The newly hired employees to receive such options, the number to be granted to each and other terms and conditions of the options shall be determined by the committee which administers the BB&T Option Plan, following consultation with the Chief Executive Officer of New MSW and the President of BB&T Insurance Services, Inc. Notwithstanding the provisions of Section 5.13(b) and of this Section 5.13(c), in the event that BB&T shall cease granting stock options under the BB&T Option Plan and shall not implement a similar plan or program for granting stock options to employees, then BB&T shall provide to the New MSW employees who would otherwise receive options under Sections 5.13(b) and (c) the same benefits in lieu of such options as it provides to similarly situated employees.

(d) Prior to the Closing Date, MSW shall take any actions that may be necessary to vest any Stock Options issued under the MSW Option Plan prior to the date hereof, and shall require all employees with Stock Options outstanding to exercise such Stock Options prior to the Closing Date or forfeit such options. Any Stock Options not so exercised are forfeited pursuant to the terms of the MSW Stock Option Plan.

5.14 Indemnification by MSW and the Shareholders.

(a) Indemnity. Subject to the exceptions and limitations provided in this Section 5.14, MSW (prior to the Effective Time) and each Shareholder (after the Effective Time) severally (and not jointly) agree to indemnify and hold harmless BB&T for the amount of any Loss (defined in Section 5.14(d)) which arises from (i) the breach of any of the representations or warranties of MSW or of the Shareholders contained in this Agreement or the Disclosure Letter or other documents delivered in connection therewith, (ii) any failure of MSW or of the Shareholders to perform any of their covenants or agreements hereunder, and (iii) any other matter with respect to which the Shareholders have agreed to indemnify BB&T in the Escrow Agreement described herein. The indemnification obligation hereunder of the Shareholders after the Effective Time shall be secured by and payable solely from the assets of the Escrow Fund, as described in Section 2.4, subject to the terms of the Escrow Agreement.

(b) Notices, Claims and Defense. If any matter shall arise which, in the opinion of BB&T, shall constitute or give rise to a Loss subject to indemnification under this Section 5.14 (a “Claim”), BB&T shall promptly send notice (a “Notice of Claim”) of same to the Shareholders and, if prior to the Effective Time, MSW. The Notice of Claim shall describe the relevant circumstances (including, to the extent determinable, the estimated amount for which indemnification under this Section 5.14 is sought) in reasonable detail. BB&T shall continue to advise MSW and the Shareholders promptly as to developments which may come to its attention affecting matters relating to such Claim. The failure of BB&T to notify or provide information or documentation to MSW and the Shareholders will not relieve MSW or the Shareholders of any liability that any of them may have to BB&T, except to the extent (i) that MSW or the Shareholders, as applicable, demonstrates that the defense of such action is prejudiced by such failure or (ii) notice is given after the applicable time limitations set forth in Section 5.16. BB&T will use commercially reasonable efforts to mitigate the Loss with respect to which any such Notice of Claim has been given.

(c) Defense of Third Party Claims. In the event of any claim, demand, suit or action by a third party (a “Third Party Claim”), BB&T shall, if a Claim in respect thereof is to be made against MSW or the Shareholders, notify MSW or the Shareholders, as the case may be, promptly of such Third Party Claim. Except as provided in the following sentence, in the case of any such Third Party Claim, MSW or the Shareholders shall be entitled to assume the defense of the Third Party Claim at its or their expense, with counsel reasonably satisfactory to BB&T, after notice from MSW or the Shareholders of the election to do so. BB&T shall have the right to employ its own counsel in any such defense, and the fees and expenses of such counsel, and other expenses subsequently incurred by BB&T in connection with such defense, shall be at the expense of BB&T, unless (i) the employment of such counsel has been authorized by either MSW or the Shareholders in connection with the defense of any such claim or (ii) BB&T reasonably shall have determined that a conflict of interest exists which makes representation by its own counsel advisable or (iii) MSW or the Shareholders shall not have assumed the defense of such action and employed counsel therefor reasonably satisfactory to BB&T within a reasonable time after notice of such action is given, and in any such event the fees and expenses shall constitute a portion of the Loss with respect to which BB&T will be entitled to indemnification (if any).

(d) Definition of Loss. For purposes of this Section 5.14, the term “Loss” means the amount of any damage, loss, liability or expense, including without limitation the reasonable legal expenses and costs of litigation, incurred by BB&T caused by the circumstances referred to in this Section 5.14 net of any economic benefit occurring or reasonably anticipated to occur. In determining the amount of economic benefit occurring or reasonably anticipated to occur, due consideration shall be given to, among other things, insurance coverage and the benefits potentially available under federal, state and local tax laws then applicable and the allowance of an appropriate discount for timing factors.

(e) Limitations and Exceptions. Notwithstanding any provision of this Agreement to the contrary:

(i) neither MSW nor any of the Shareholders shall be liable for any Claim in an amount less than $100,000, and any such Claim shall be disregarded for all purposes of this Section 5.14;

(ii) neither MSW nor the Shareholders shall be liable for any Claims except to the extent that the aggregate amount of Claims (i.e., the sum of those Claims representing Losses equal to or greater than $100,000 each) shall exceed the amount of $1,000,000 and only with respect to the portion of such Losses in excess of $1,000,000;

(iii) to the extent that any matter Disclosed with reference to Section 3.12 constitutes a breach of any of the representations or warranties contained in ARTICLE III, neither MSW nor the Shareholders shall be liable for any Loss arising from such breach;

(iv) after consummation of the Merger the liability of the Shareholders for Claims shall be limited to the amount in the Escrow Fund then available under the Escrow Agreement, and (B) the liability of each Shareholder with respect to a specific Claim shall be limited to such Shareholder’s percentage interest of the Escrow Fund; and

(v) to the extent that a Loss is finally determined to be indemnifiable hereunder, each Shareholder’s pro rata portion of such indemnifiable Loss (a “Shareholder’s Share”) shall be satisfied by distribution to BB&T of the amount of such Loss from the Escrow Fund.

(f) Shareholders’ Representatives. The Shareholders hereby appoint Bruce C. Dunbar, Gary M. Cooney and Thomas A. Lambert (the “Shareholders’ Representatives”) to act on behalf of the Shareholders with respect to any Loss for which BB&T claims to be indemnified by the Shareholders pursuant to this Section 5.14, or with respect to any other matter specified herein. The Shareholders’ Representatives shall receive and make all notices and communications in connection with this Agreement and the Escrow Agreement and shall have the authority to settle, defend, challenge or compromise any or all claims of Loss to be satisfied from the Escrow Fund. BB&T and the Escrow Agent shall be entitled to rely, and shall be fully protected in so relying, upon any instrument or document executed, or any notice, communication, decision or action made by, the Shareholders’ Representatives, and the Shareholders and their respective heirs, successors and assigns shall be fully bound thereby. The Shareholders hereby agree that the Shareholders’ Representatives shall not be responsible for any act done or omitted hereunder or under the Escrow Agreement as Shareholders’ Representatives while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall, jointly and severally, indemnify the Shareholders’ Representatives and hold the Shareholders’ Representatives harmless against any loss, liability or expense incurred by the Shareholders’ Representatives without gross negligence, bad faith or willful misconduct on the part of the Shareholders’ Representatives and arising out of or in connection with the acceptance or administration of the Shareholders’ Representatives duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel or other professional retained by the Shareholders’

Representatives, all as more fully provided in the Escrow Agreement. In the event any Shareholder Representative is unable to perform his or her duties as described herein as a result of the death, disability or resignation of such Shareholder Representative, the remaining Shareholder Representatives shall appoint a successor to fill the vacancy created by the death, disability or resignation of such Shareholder Representative.

5.15 Indemnification by BB&T. After the Closing of the Merger, BB&T agrees that it will indemnify and save harmless the Shareholders from and against any and all loss, liability, damages, cost or expense, including without limitation the reasonable legal expenses and costs of litigation, incurred by the Shareholders and arising out of any material breach by BB&T of any of its representations, warranties, covenants and agreements in this Agreement.

5.16 Survival of Representations and Warranties. All statements contained in the Disclosure letter and any exhibit, document, certificate or other instrument delivered by or on behalf of any party hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by such party. All representations and warranties made by the parties to this Agreement or pursuant hereto shall survive the execution and delivery of this Agreement and the closing of the Merger, unless expressly waived in writing at or prior to the Closing of the Merger, notwithstanding any investigation heretofore or hereinafter by or on behalf of any party. No party hereto shall be liable for any indemnification under Section 5.14 or Section 5.15 with respect to any Notice of Claim delivered more than 18 months after the Closing Date, except that the Shareholders shall be liable with respect to a Notice of Claim pertaining to any federal, state or local taxes (or additions to taxes), penalties or interest delivered within three years following the Closing Date (a “Tax Claim”). Liabilities of the Shareholders arising out of a Tax Claim shall be recovered by BB&T solely from the Escrow Fund pursuant to the terms of the Escrow Agreement.

5.17 Bank Advisory Boards. As of the Closing Date, no director of MSW or any individual named on either Exhibit C-1 or Exhibit C-2 attached hereto will be a member of the board of directors or advisory board of any bank or bank holding company. After the Effective Time, all employees of New MSW will be required to comply with the Code of Ethics of BB&T.

5.18 Shareholder List. MSW shall provide to BB&T at the Closing a true and correct list, certified by the secretary of MSW, that sets forth the number of shares of MSW Common Stock, of each class, owned by each Shareholder.

5.19 Directors and Officers Protection. BB&T or one of its Subsidiaries shall provide and keep in force for a period of three years after the Effective Time directors’ and officers’ liability insurance, employment practices liability insurance, errors and omissions insurance and general liability insurance providing coverage to directors, officers and employees and former employees of MSW for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in MSW’s policies on the date hereof; provided, that in no event shall the annual premium on such policy exceed 175% of the annual premium payments on MSW’s policies in effect as of the date hereof (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, and regardless of and in addition to any insurance coverages which may be available, BB&T agrees to indemnify (including the advancement of legal fees, costs and expenses to the extent permitted by the Articles of Incorporation or Bylaws of MSW or the law of the place of incorporation of MSW) all present or former officers, directors or employees of MSW or any of their Subsidiaries prior to the Effective Time from any liability, cost or expense arising from or in connection with any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided by the Articles of Incorporation or Bylaws of MSW on the date hereof or the law of the place of incorporation of MSW. It is the intention of the parties that the present and former officers, directors and employees of MSW and their subsidiaries shall have no fewer rights of indemnity after the Effective Time than they had immediately prior to the Closing, and that the transactions provided for herein shall not be deemed to have diminished such rights. To the extent that a claim may be made against any insurance obtained pursuant to the terms of either this Section 5.19 or Section 5.11, the parties agree that the insurance policy obtained by MSW pursuant to Section 5.11 shall be the primary insurance policy for such claim.

ARTICLE VI

OPERATIONS FOLLOWING THE CLOSING

6.1 Employment. Following the Closing Date, New MSW shall offer to enter into the Employment Agreements as set forth in Section 5.12. Other employees of MSW at the Effective Time shall be offered employment with New MSW having comparable duties, responsibilities, compensation and benefits as the employee’s position with MSW immediately preceding the Effective Time.

6.2 Benefit Plans. Following the Merger, BB&T shall cause New MSW to continue in effect the employee benefit plans and programs which MSW maintains for its employees immediately prior to the Effective Time, except that MSW agrees to terminate the ESOP effective preceding the Closing Date, and New MSW shall be under no obligation to grant Stock Options under the Stock Option Plan.

6.3 Other Operations. Following the Closing, BB&T intends that New MSW will operate as a separate subsidiary of Branch Bank, retaining the McGriff, Seibels & Williams name, and MSW’s management and operating strategy. Following the Closing, New MSW will continue to operate on MSW’s automated systems, New MSW shall elect a Board of Directors and a Chairman of the Board of Directors as determined by BB&T, and New MSW shall continue to operate at MSW’s business locations.

6.4 Wood & Company. Notwithstanding any other provisions of this Agreement, including the foregoing provisions of this ARTICLE VI, BB&T intends that Wood & Company, a wholly-owned subsidiary of MSW, shall be merged into CRC Insurance Services, Inc. (“CRC”) following the Effective Time. Following such merger, Wood & Company shall cease existence and the former employees of Wood & Company shall become employees of CRC and shall participate in benefit plans of CRC to the extent they are eligible therefor.

6.5 Expressions of Intent. Notwithstanding any other provisions of this Agreement, including without limitation the provisions of this ARTICLE VI, the commitments herein of BB&T to maintain the business of MSW in a separate entity using the McGriff, Seibels & Williams name, to continue to operate at MSW’s business locations, to offer employment following the Closing Date to employees of MSW immediately preceding the Closing Date, to continue in effect the MSW benefit plans, to continue employing MSW’s management, business methods, strategies and systems, and otherwise restricting operations and structure of the MSW business following the Closing, shall be subject to future business needs and developments, and MSW acknowledges that such commitments are expressions of intent and are not intended to be legally binding obligations on BB&T or any present or future BB&T Affiliate.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BB&T

The obligations of BB&T to consummate the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, and if BB&T shall cause the Merger not to be consummated by reason of the failure of any one or more of such conditions, then BB&T shall not have any liability hereunder to MSW or the Shareholders:

7.1 Conditions Precedent.

(a) All MSW corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval by the Shareholders of MSW of the Agreement and the Plan of Merger;

(b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws; and

(c) None of BB&T, the Merger Sub, MSW or any Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

7.2 Corporate Action and Opinion of MSW’s Counsel; Corporate Existence and Tax Certificates. MSW shall have furnished BB&T with:

(a) certified copies of resolutions, duly adopted by MSW’s board of directors and by the Shareholders, approving this Agreement and authorizing the Merger as provided for herein;

(b) the opinion, dated the Closing Date, of its counsel, Bradley Arant Rose & White LLP, substantially in a form reasonably satisfactory to BB&T’s counsel;

(c) copies of the articles of incorporation, and all amendments thereto, of MSW, duly certified by the Secretary of State of the state of Alabama within twenty business days immediately preceding the Closing Date;

(d) a certificate of existence as to MSW from the Secretary of State of Alabama dated within twenty business days immediately preceding the Closing Date certifying the valid existence of MSW; and

(e) a certificate of good standing of the Department of Revenue of Alabama dated within twenty business days immediately preceding the Closing Date as to the nondelinquent tax status of MSW.

7.3 Truth of Representations, Warranties and Disclosure Letter. The representations and warranties of MSW contained in this Agreement, the Disclosure Letter and all instruments, agreements or other documents that may have been delivered to BB&T pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties shall have been made on and as of such date (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), or the Disclosure Letter, instruments, agreements or other documents shall have been delivered or entered into on such date, and BB&T shall have received on the Closing Date appropriate certificates to that effect, dated the Closing Date, duly executed by the president of MSW.

7.4 Performance of Obligations. All of the obligations of MSW and the board of directors of MSW herein to be performed on or before the Closing Date shall have been performed in all material respects, and BB&T shall have received on the Closing Date certificates to that effect, dated the Closing Date, duly executed by the president of MSW.

7.5 No Litigation Threatened. No action or proceeding shall have been instituted or, to the knowledge of any party to this Agreement, threatened before any court, governmental body or public authority, to restrain or prohibit the Merger. MSW shall deliver on the Closing Date an appropriate certification to such effect, dated the Closing Date, duly executed by the president of MSW.

7.6 Absence of Change. Between the date of this Agreement and the Closing, no event or series of events shall take place, and no state of facts shall exist, which taken together would result in or reasonably be expected to result in a material adverse change in the business, operations, assets or financial or other condition of MSW and its Subsidiaries, taken as a whole, except as otherwise provided in this Agreement, in the Disclosure Letter, or in written authorization from BB&T.

7.7 Agreement from Affiliates. BB&T shall have received letters, satisfactory in form and substance to BB&T, in which the Affiliates agree that they will not dispose of any of the Exchange Shares except in accordance with Rule 145(d) promulgated under the Securities Act.

7.8 Regulatory Approvals; Waiting Periods. If and to the extent required by applicable law or regulation, (i) the parties shall have received approvals from all governmental authorities or agencies having jurisdiction with respect to the Merger, all such approvals shall be in effect; (ii) all notice periods and waiting periods shall have been terminated or expired, including without limitation the waiting period imposed in connection with the HSR Act; and (iii) any such governmental approvals or notice or waiting periods referred to in this Section 7.8 or under any other provision of this Agreement shall have been granted, terminated or expired, as the case may be, without the imposition of any conditions which BB&T reasonably concludes would substantially adversely affect the financial condition or method of operation of MSW or BB&T or to an extent which BB&T, in good faith, deems to be material; and all other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

7.9 Undertakings to Deliver; Escrow Agreement. At or prior to the Effective Time, MSW shall have delivered to BB&T the executed acknowledgements and Noncompetition Agreements described in Section 5.12; the secretary of MSW shall have delivered a certified list of the shareholders of MSW as described in Section 5.18; and the Shareholders’ Representatives shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit B.

7.10 Resignation. On or prior to the Closing Date, MSW shall have delivered or caused to be delivered any letters of resignation evidencing compliance with Section 5.17 of this Agreement.

7.11 Opinion as to Tax Matters. BB&T shall have received the opinion of Womble Carlyle Sandridge & Rice, PLLC, dated as of the Closing Date, to the effect that the Merger will be accomplished as a tax-free reorganization within the meaning of Section 368(a) of the Code. MSW and the Shareholders shall upon request execute and deliver to such firm a certificate or certificates setting forth factual matters necessary to form the basis for such opinion.

7.12 Exchange Listing. The Exchange Shares shall have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF MSW

The respective obligations of MSW and of the Shareholders to consummate the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, and if MSW shall cause the Merger not to be consummated by reason of the failure of one or more of such conditions, then MSW and the Shareholders shall not have any liability hereunder to BB&T:

8.1 Conditions Precedent.

(a) All BB&T corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken;

(b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or, to the Knowledge of MSW, threatened by the Commission to suspend the effectiveness of such Registration Statement, and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws; and

(c) None of BB&T, the Merger Sub, MSW or any Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

8.2 Corporate Action and Opinion of BB&T’s Counsel. BB&T shall have furnished MSW with:

(a) certified copies of resolutions duly adopted by the board of directors (or Executive Committee) of BB&T providing for their respective approval of this Agreement and authorization of the Merger as provided for herein and in accordance with the terms hereof;

(b) the opinion, dated the Closing Date, of BB&T’s counsel, Womble Carlyle Sandridge & Rice, PLLC (“WCSR”), substantially in a form reasonably satisfactory to MSW’s counsel;

(c) an opinion of WCSR, dated as of the Closing Date, addressed to the Shareholders of MSW, in form reasonably acceptable to counsel for MSW, to the effect that the Merger will be accomplished as a tax-free reorganization within the meaning of Section 368(a) of the Code;

(d) copies of the articles of organization, and all amendments thereto, of New MSW, duly certified by the Judge of Probate of Jefferson County, Alabama within twenty days immediately preceding the Closing Date;

(e) certified copies of resolutions, duly adopted by New MSW’s sole member and by its managers, if any, authorizing the Merger; and

(f) a certificate of due existence from the Secretary of State of the State of Alabama as to New MSW and a certificate of good standing from the Department of Revenue of the State of Alabama as to the nondelinquent tax status of New MSW, each dated within twenty (20) days immediately preceding the Closing Date.

8.3 Truth of Representations and Warranties. The representations and warranties of BB&T contained in this Agreement and all instruments, agreements, or other documents that may have been delivered to MSW pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of the specific date, the accuracy of which will be determined as of the specified date), or such instruments, agreements or other documents had been delivered or entered into on such date; and MSW shall have received on the Closing Date a certificate to the foregoing effect, dated the Closing Date, duly executed by an authorized officer of BB&T.

8.4 Performance of Agreements. Each of the agreements of BB&T to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed, and MSW shall have received certificates to the foregoing effect at the Closing dated the Closing Date, duly executed by an authorized officer of BB&T.

8.5 No Litigation Threatened. No action or proceeding shall have been instituted or, to the knowledge of any party to this Agreement, threatened, before any court, governmental body or public authority, to restrain or prohibit the Merger. BB&T shall deliver on the Closing Date an appropriate certification to such effect, dated the Closing Date, executed by an authorized officer of BB&T.

8.6 Exchange Listing. The Exchange Shares shall have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

8.7 Absence of Change. Between the date of this Agreement and the Closing, no event or series of events shall take place, and no state of facts shall exist, which taken together would result in or reasonably be expected to result in a material adverse change in the business, operations, assets or financial or other condition of BB&T and its Subsidiaries, taken as a whole.

8.8 Regulatory Approvals; Waiting Period. If and to the extent required by applicable law or regulation, (i) the parties shall have received approvals from all governmental authorities or agencies having jurisdiction with respect to the Merger, all such approvals shall be in effect; (ii) all notice periods and waiting periods shall have been terminated or expired, including without limitation the waiting period imposed in connection with the HSR Act; and (iii) any such governmental approvals or notice or waiting periods referred to in this Section 8.8 or under any other provision of this Agreement shall have been granted, terminated or expired, as the case may be, without the imposition of any conditions which MSW reasonably concludes would substantially adversely affect the financial condition or method of operation of MSW or BB&T or to an extent which MSW, in good faith, deems to be material; and all other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

8.9 Escrow Agreement. At or prior to the Effective Time, BB&T shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit B.

ARTICLE IX

MISCELLANEOUS

9.1 Cooperation. MSW and the Shareholders will fully cooperate with BB&T in seeking any required regulatory approvals as described in Section 7.8 of this Agreement.

9.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and either hand delivered, sent by telephonic facsimile, or sent by nationally recognized air courier, as follows:

If to BB&T:

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Facsimile number: (336) 733-2189

Attention: General Counsel

with a copy (which does not constitute notice) to its counsel:

Womble Carlyle Sandridge & Rice, PLLC

One West Fourth Street

Winston-Salem, North Carolina 27101

Facsimile number: (336) 733-8364

Attention: William A. Davis, II

If to MSW:

McGriff, Seibels & Williams, Inc.

2211 Seventh Avenue South

Birmingham, AL 35233

Facsimile number: 205-581-9409

Attention: Bruce C. Dunbar

and if to MSW or the Shareholders or Representatives:

Bruce C. Dunbar

2211 Seventh Avenue South

Birmingham, AL 35233

Facsimile number: 205-581-9409

with a copy (which does not constitute notice) to MSW’s counsel:

Bradley Arant Rose & White LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Facsimile number: (205) 521-8800

Attn: William L. Hinds, Jr.

or such other address as shall be furnished in writing by any one of the above parties to this Agreement to the other parties hereto. Any such notice or communication shall be deemed to have been given as of the date hand delivered, or sent by facsimile, or delivered (properly addressed and with charges prepaid) to the air courier.

9.3 Entire Agreement. All understandings and agreements heretofore had between the parties are merged in this Agreement, the Disclosure Letter and the exhibits and appendices hereto, which together fully and completely express their agreement and understanding as to the matters contemplated hereby. No other understanding or agreement, oral or in writing, between the parties is deemed to have any effect hereafter. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors any rights, remedies, obligations or liabilities, except for the rights of directors and officers of MSW to enforce rights in Section 5.19.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

9.5 Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of North Carolina, without regard to the provisions for choice of law thereunder, except that the Merger and the provisions of this Agreement with respect thereto shall be governed by the Merger Act and the ABCA to the extent applicable.

9.6 Severability. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then, notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law.

9.7 Expenses. Each party to this Agreement will be responsible for and pay the reasonable fees, expenses and disbursements of it and its counsel, accountants and other advisers in connection with the subject matter of this Agreement, and any amendments thereto, and all other costs and expenses incurred by it in the performance and compliance with all conditions to be performed by it under this Agreement; provided, that BB&T shall be responsible for all filing fees under the HSR Act.

9.8 No Assignment. None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

9.9 Termination or Amendment by Mutual Consent; Other Termination Rights. Anything herein to the contrary notwithstanding, this Agreement may be terminated and abandoned or amended in any respect by the mutual consent of MSW and BB&T at any time prior to the Closing Date, and any party may waive any of the conditions with respect to the obligations of any other party under this Agreement; provided, that no such amendment or waiver, executed following approval by the Shareholders of this Agreement and Plan of Merger, shall reduce the amount of Merger Consideration or the intended tax treatment of the Merger. This Agreement also may be terminated (i) as described in the definition of “Exchange Shares”; or (ii) by either BB&T or MSW, upon written notice to the other, if the conditions of their obligations to consummate the Merger in ARTICLES VII and VIII, respectively, are not satisfied on or before March 31, 2004 (the “Termination Date”); provided that in the event that BB&T concludes that a structural change in the Merger format contemplated by this Agreement would facilitate satisfaction of the condition prescribed by Section 7.8, then upon notice by BB&T to MSW thereof each of the parties to this Agreement shall promptly take all appropriate actions to modify and amend this Agreement to provide for such structural change, subject to the conditions that such structural change shall not affect the amount or form of the Merger Consideration; or (iii) by BB&T or MSW in writing if the Shareholders do not approve the Agreement and Plan of Merger; or (iv) at any time prior to the Effective Time, by BB&T in writing, if the Board of Directors of MSW shall have withdrawn its recommendation or refused to recommend to the Shareholders that they vote to approve the Plan of Merger in compliance with Section 5.1, or shall have recommended to the Shareholders approval of an agreement, plan or transaction arising out of or implementing any proposal or offer to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, MSW or any MSW Subsidiary (including, without limitation, a tender offer or exchange offer to purchase MSW Common Stock) other than with BB&T or a BB&T Subsidiary (any such proposal or offer, a “MSW Acquisition Proposal”).

9.10 Termination Fee.

(a) In the event that this Agreement is terminated:

(i) by either BB&T or MSW pursuant to Section 9.9(iii) and (A) at the time of the meeting of the MSW Shareholders referred to in Section 5.1 (or at any adjournment thereof) an MSW Acquisition Proposal shall exist or (B) prior to such Shareholders’ meeting, MSW’s Board of Directors shall have withdrawn its recommendation or refused to recommend to the Shareholders that they vote to approve the Plan of Merger;

(ii) by either BB&T or MSW pursuant to Section 9.9(iv);

(iii) by BB&T pursuant to Section 9.9(ii) as a result of a breach by MSW of Section 5.1 or Section 5.7(i); or

(iv) by BB&T pursuant to Section 9.9(ii) as a result of any knowing, willful or intentional breach of this Agreement on the part of MSW (other than a breach by MSW of Section 5.1 or Section 5.7(i), and: (1) at the time of such termination MSW shall not be entitled to terminate the Agreement pursuant to Section 9.9(ii); and (2) (A) an MSW Acquisition Proposal shall have been publicly disclosed at or before the time of such breach; or (B) an overture from a bona fide person or entity shall have been communicated to the MSW Board of Directors at or before the time of such breach to engage in an agreement, plan or transaction to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, MSW or any MSW Subsidiary (including, without limitation, a bona fide tender offer or exchange offer to purchase MSW common stock) other than with BB&T or a BB&T Subsidiary;

and, within eighteen months of such termination, MSW consummates, or enters into a definitive agreement with respect to consummation of, an MSW Acquisition Proposal (an “Alternative Transaction Event”), then MSW shall within two Business Days after the occurrence of an Alternative Transaction Event, pay to BB&T a termination fee equal to $12,000,000 (the “Termination Fee”) by wire transfer of immediately available funds. The Termination Fee shall be in addition to any other rights that BB&T may have under this Agreement, and shall be payable without regard to any expenses to be paid pursuant to Section 9.7.

(b) MSW acknowledges that the agreements contained in Section 9.9(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, BB&T would not enter into this Agreement; accordingly, if MSW fails promptly to pay any amount due pursuant to Section 9.9(a) and, in order to obtain such payment, BB&T commences a suit which results in a judgment against MSW for all or a substantial portion of the payment set forth in Section 9.9(a), MSW shall pay to BB&T its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the Termination Fee from the date that payment was required to be made until the date payment is made at the prime rate of Branch Banking and Trust Company in effect on the date payment was required to be made plus two percentage points.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement and Plan of Reorganization has been executed by or on behalf of each of the parties hereto as of the day and year first above written.

BB&T CORPORATION

By:	/s/ SCOTT E. REED

Name: Title:	Scott E. Reed Senior Executive Vice President

MCGRIFF, SEIBELS & WILLIAMS, INC.

By:	/s/ BRUCE DUNBAR

Name: Title:	Bruce Dunbar Chairman of the Board

Appendix B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, is entered into effective as of the          day of January, 2004, by and among BB&T CORPORATION, a North Carolina corporation (“BB&T”), BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Escrow Agent”), and BRUCE C. DUNBAR, GARY M. COONEY and THOMAS A. LAMBERT (or such other persons who shall then be acting as Shareholders’ Representatives under the Reorganization Agreement to which reference is hereinafter made), as representatives (the “Shareholders’ Representatives”) of the shareholders (the “Shareholders”) of McGriff, Seibels & Williams, Inc., an Alabama corporation (“MSW”).

R E C I T A L S:

MSW, BB&T and the Shareholders have entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of November 10, 2003, pursuant to which MSW is to be merged with MSW Acquisition, LLC, an Alabama limited liability company and a wholly-owned subsidiary of BB&T (the “Merger”). The Reorganization Agreement provides for the delivery to the Escrow Agent of a portion of the consideration distributed by BB&T pursuant to the Merger to be retained in an escrow fund pursuant to the terms and conditions hereof.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. Terms defined in the Reorganization Agreement shall have the same meaning when used herein unless otherwise defined herein.

2. Agreement to Indemnify. Pursuant to Section 5.14 of the Reorganization Agreement and, subject to the terms, conditions and limitations of the Reorganization Agreement, the Escrow Fund is established as provided herein in order to indemnify and hold harmless BB&T against and in respect of any Loss (as defined in Section 5.14(d) of the Reorganization Agreement). By virtue of their approval of the Merger and the Reorganization Agreement, the Shareholders have authorized the establishment of the Escrow Fund pursuant to the terms hereof.

3. Establishment of Escrow Fund. As of the Closing Date, BB&T shall deliver or cause to be delivered to the Escrow Agent $30,000,000 in cash, representing a portion of the Merger Consideration set forth in the Reorganization Agreement. All such cash so delivered to the Escrow Agent, together with any other cash or assets received by the Escrow Agent hereunder, shall constitute the “Escrow Fund,” subject to Section 6.

4. BB&T’s Right to Escrow Fund. Upon receipt by the Escrow Agent of any one or more of the following, the Escrow Agent shall distribute to BB&T from the Escrow Fund, as promptly as practicable (but, as to subparagraph (a), not sooner than the day following the close of the thirty-day period described therein), the amount of any Loss, to the extent the Escrow Fund is sufficient therefor:

(a) Delivery to the Escrow Agent of a copy of a notice of Loss, along with an affidavit of an officer of BB&T to the effect that a copy of such notice has been delivered to the Shareholders’ Representatives and stating the date of such delivery; provided, that the Escrow Agent has not received from the Shareholders’ Representatives written notice of objection to the claim or payment set forth in the notice within thirty days after the date such notice was delivered to the Shareholders’ Representatives;

(b) Delivery to the Escrow Agent of a statement signed by BB&T and the Shareholders’ Representatives specifying an amount to be paid to BB&T from the Escrow Fund pursuant to a notice of Loss or otherwise; or

(c) Delivery to the Escrow Agent, with an affidavit of an officer of BB&T to the effect that a copy of the statement has been delivered to the Shareholders’ Representatives and stating the date of such delivery, of a written statement of BB&T that an issue as to whether or to what extent BB&T was entitled to indemnification for a Loss identified in a notice of Loss was submitted to litigation or to arbitration and enclosing a copy of the final decision rendered judicially or by arbitration from which no appeal may be taken determining that the amount requested by BB&T in the written statement is owed to BB&T.

All references in this Agreement to any notice of Loss shall mean any such notice filed on or before the Initial Distribution Date or Termination Date, whichever shall be applicable, as defined in Section 5, and any such notice not timely filed shall be null and void.

5. Reduction of Escrow Fund. The Escrow Fund shall continue to be held by the Escrow Agent subject to the claims of BB&T for recovery of Losses as provided in the Reorganization Agreement and this Agreement until the third anniversary of the Closing Date (the “Termination Date”); provided, that as of the date which follows the Closing Date by eighteen months (the “Initial Distribution Date”) the Escrow Agent shall distribute to the Shareholders, as instructed by the Shareholders’ Representatives, the amount then remaining in the Escrow Fund in excess of (A) and (B), where (A) is the sum of amounts then specified in any Unresolved Payment Requests, and (B) is the lesser of $10,000,000 or the amount in the Escrow Fund in excess of the amount in (A) (the amount in (B) is referred to herein as the “Tax Escrow”). The Tax Escrow shall be applied solely in satisfaction of Claims pursuant to Notices of Claim with respect to federal, state or local taxes (and additions to taxes), penalties or interest, which are in addition to amounts subject to an Unresolved Payment Request received by the Escrow Agent prior to the Initial Distribution Date, and shall not be applied by the Escrow Agent in satisfaction of any other Claim. On the Termination Date, the amount then remaining in the Escrow Fund less the amounts then specified in any Unresolved Payment Requests shall be distributed by the Escrow Agent to the Shareholders as instructed by the Shareholders’ Representatives. As used herein, the term “Unresolved Payment Request” means any notice of a Claim for recovery of a Loss received by the Escrow Agent prior to the Initial Distribution Date (or, with respect to a Claim against the Tax Escrow, received prior to the Termination Date) in accordance with the terms of Section 5.14 of the Reorganization Agreement, other than a notice in which the claim specified has been resolved (and, if applicable, paid) through (a) litigation or arbitration; (b) written instructions delivered to the Escrow Agent jointly by BB&T and the Shareholders’ Representatives; or (c) payment in full to BB&T without any objection by the Shareholders’ Representatives. Following the Initial Distribution Date, promptly upon the resolution of any Claim that was the subject of an Unresolved Payment Request on the Initial Distribution Date, BB&T shall direct the Escrow Agent to distribute to the Shareholders, as instructed by the Shareholders’ Representatives, the Distributable Amount, if any, with respect to such Unresolved Payment Request. The “Distributable Amount” shall equal the excess, if any, of the amount of the Unresolved Payment Request over the sum of (i) all amounts paid to BB&T with respect to the Claim and allocated to such Unresolved Payment Request plus (ii) the excess, if any, of $10,000,000 over the Adjusted Tax Escrow Amount. The “Adjusted Tax Escrow Amount” shall equal the sum (not to exceed $10,000,000) of the amount originally placed in the Tax Escrow plus all excess amounts previously determined under (ii) and applied to decrease the amount of the Distributable Amount. Any such excess amount determined under (ii) and which actually reduces the Distributable Amount shall be added to the Tax Escrow. Following the Termination Date, promptly upon the resolution of any Claim that was the subject of an Unresolved Payment Request on the Termination Date, BB&T shall direct the Escrow Agent to distribute to the Shareholders, as instructed by the Shareholders’ Representatives, the portion of the amount then held with respect to such Unresolved Payment Request that was not paid to BB&T in resolution of such Claim. Neither the Shareholders nor the Shareholders’ Representatives, nor any of their respective successors in interest, shall have any rights or other claims against the Escrow Agent or any other person on account of or arising from payments or distributions from the Escrow Fund as provided herein.

6. Dividends and Interest. Until such time as the Escrow Fund shall terminate as provided in Section 7, the Shareholders shall be entitled to receive dividends and interest earned on investments made by the Escrow Agent on behalf of the Escrow Fund, which dividends and interest earned on such investments shall be payable at least annually to the Shareholders by the Escrow Agent.

7. Termination of Escrow Fund. The Escrow Fund shall terminate:

(a) On the date, whether before or after the Termination Date, on which the entire Escrow Fund shall have been distributed to BB&T hereunder; or

2

(b) On the date after the Termination Date when there shall be no Unresolved Payment Requests outstanding and the entire Escrow Fund shall have been distributed to the Shareholders, as instructed by the Shareholders’ Representatives.

8. Investments of Escrow Fund. The Escrow Agent shall invest and reinvest any cash in the Escrow Fund in money market funds, savings accounts or certificates of deposit in federally insured United States banks (but only to the extent that deposits in any one institution do not exceed the limits for being fully covered by federal insurance); or securities issued or guaranteed by the United States Government or an agency thereof; or prime commercial paper of United States issuers; or repurchase agreements which are fully secured by obligations or are issued or guaranteed by the United States or an agency thereof; or a common, mixed, or commingled fund invested primarily in obligations of the type described above. In the absence of specific instructions to the contrary from BB&T and the Shareholders’ Representatives, the Escrow Fund shall be invested in the BB&T U.S. Treasury Money Market Fund, for which the Escrow Agent or its affiliate will receive an annual management fee of 30 basis points. The Escrow Agent shall not be liable for any losses resulting from holding any investment, from the sale or redemption of any investment, or from any other actions taken by the Escrow Agent in accordance with this Section 8.

9. Provisions Relating to Escrow Agent. The Escrow Agent agrees to hold the Escrow Fund under the terms and conditions of this Agreement and to perform the acts and duties imposed upon it hereby. If, at any time in the performance of its duties hereunder it is necessary for the Escrow Agent to receive, accept or act upon any notice or writing purported to have been issued or executed by or on behalf of BB&T or the Shareholders’ Representatives, it shall not be necessary for the Escrow Agent (i) to ascertain that the person or persons who have executed, signed or otherwise issued or authenticated the said writing are authorized to do so or are the persons named therein, or (ii) otherwise to pass upon any requirements of such instruments that may be essential for their validity. The Escrow Agent may consult with counsel satisfactory to it at the expense of BB&T, and the advice of such counsel shall be full and complete authorization and protection in respect to action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel. The Escrow Agent shall not be liable for any acts or omissions of any kind unless occasioned by its own gross negligence or willful misconduct. Specifically, without limitation, the Escrow Agent shall be fully protected in acting upon any instruction of the Shareholders’ Representatives provided for herein.

10. Tax Treatment of Escrow Fund. The parties intend the Escrow Fund (i) to be accounted for by the Shareholders in accordance with the Installment Method as provided for in Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) be treated as a part of an installment sale by the Shareholders with the proceeds of such Escrow Fund not being treated as a “payment” by the Shareholders unless and until the conditions for disbursement of the Escrow Fund to the Shareholders have been satisfied. The parties agree that the Escrow Fund has been established to secure the representations and warranties of the Shareholders, and, therefore, there exists a bona fide business purpose for the establishment of the Escrow Fund. Consistent with Code Section 468B(g), the parties agree that the dividends and interest earned with respect to the Escrow Fund shall be distributed no less than annually to the Shareholders and each of the Shareholders shall be provided with Forms 1099-DIV and 1099-INT, as appropriate (or successor forms), reporting the amounts of dividends and interest paid to each Shareholder. The parties further agree that all parties to this agreement shall report the treatment of the Escrow Fund for federal and state tax purposes consistently with this Section 10.

11. Compensation of Escrow Agent. The Escrow Agent shall be paid by BB&T such amount as shall be agreed by the Escrow Agent and BB&T for services rendered as Escrow Agent hereunder. Any reasonable legal fees and expenses incurred by the Escrow Agent because of a dispute between BB&T and the Shareholders or the Shareholders’ Representatives respecting the Escrow Fund shall be reimbursed by BB&T if the dispute is resolved primarily against it, or by the Shareholders if the dispute is resolved primarily in favor of BB&T.

12. Authority of Shareholders’ Representatives; Agent for Shareholders’ Representatives. By virtue of their approval of the Merger and the Reorganization Agreement, the Shareholders have authorized the Shareholders’ Representatives to act in their behalf as provided herein, and the Shareholders shall be bound by any and all actions taken hereunder by the Shareholders’ Representatives. Bruce C. Dunbar is hereby appointed as the agent of the Shareholders’ Representatives (the “Agent”). Upon prior written notice to BB&T and the Escrow Agent, the Shareholders’ Representatives may substitute any other of them as the Agent. The Agent shall receive

3

and make all notices and communications of the Shareholders’ Representatives in connection with the Reorganization Agreement and this Escrow Agreement and shall have the authority, acting upon approval of a majority vote of the Shareholders’ Representatives, to settle, defend, challenge, or compromise any or all claims of Loss to be satisfied from the Escrow Fund. BB&T and the Escrow Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument or document executed, or any notice, communication, decision or action made by, the Agent, and the Shareholders and their respective heirs, successors and assigns and shall be fully bound thereby. None of the Shareholders’ Representatives or the Agent shall be responsible for any act done or omitted thereunder as Shareholders’ Representative or as Agent, as applicable, while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall jointly and severally indemnify the Shareholders’ Representatives and the Agent and hold the Shareholders’ Representatives and the Agent harmless against any loss, liability or expense incurred by any of the Shareholders’ Representatives or Agent without gross negligence, bad faith or willful misconduct on the part of any of the Shareholders’ Representatives or the Agent, as applicable, and arising out of or in connection with the acceptance or administration of the Shareholders’ Representatives’ or the Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Shareholders’ Representatives or the Agent. By virtue of their approval of the Merger and the Reorganization Agreement (including this Agreement), the Shareholders hereby agree to pay, and agree that the Shareholders’ Representatives and/or the Agent may bill the Shareholders for, (i) the reasonable fees of the Shareholders’ Representatives and the Agent relating to their services performed in such capacities and (ii) all costs and expenses, including those of any legal counsel or other professional retained by the Shareholders’ Representatives and/or the Agent, in connection with the acceptance and administration of the Shareholders’ Representatives and/or the Agent’s duties hereunder. If, at the time that the Shareholders are entitled to a distribution hereunder, any Shareholder shall have not paid an obligation due to the Shareholders’ Representatives pursuant to this Agreement, the Shareholders’ Representatives may direct the Escrow Agent (as a part of the distribution instruction given with respect to such distribution) to distribute to the Shareholders’ Representatives the amount of such Shareholder’s obligation up to the amount distributable to such Shareholder, and such distribution to the Shareholders’ Representatives shall be in full satisfaction of such obligation to the extent of the amount so distributed. No Shareholder shall have any claim against the Escrow Agent for following such direction. Notwithstanding anything in this Agreement to the contrary, neither the Shareholders’ Representatives nor the Agent shall have any obligation to contest any claim or take any other action hereunder unless they have received from the Shareholder a satisfactory indemnity for any expenses to be incurred in connection therewith.

13. Notices; Notice Periods. All notices, demands and other communications which may or are required to be given hereunder shall be in writing, and shall be given either by personal delivery or by nationally recognized overnight courier, and shall be deemed to have been given or received when personally delivered, or when delivered by such courier, addressed to the party or parties entitled thereto as follows:

If to the Shareholders’ Representatives:

Bruce C. Dunbar

2211 Seventh Avenue South

Birmingham, AL 35233

Fax No.: 205-581-9409

With a copy (which shall not constitute notice) to:

Bradley Arant Rose & White LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Facsimile number: (205) 521-8800

Attn: William L. Hinds, Jr.

4

If to BB&T:

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Attention: General Counsel

Fax No.: 336-733-2189

With a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge & Rice, PLLC

One West Fourth Street

Winston-Salem, North Carolina 27101

Attention: William A. Davis, II

Fax No.: 336-733-8364

If to Escrow Agent:

Branch Banking and Trust Company

200 West Second Street

Winston-Salem, North Carolina 27101

Attention:

Fax No.:

or such other address as a party may specify in writing to the others.

If any notice period hereunder shall end on a day that is not a business day, then the notice period shall automatically, and without further action by any party, be extended until the end of the next business day.

14. Non-Transferability. The Shareholders’ rights to the Escrow Fund shall not be transferable or assignable except by will, the laws of intestacy, or by other operation of law.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment or delegation without such consent shall be void; provided, however, that BB&T may assign its rights, interests and obligations hereunder to any subsidiary that is wholly-owned by BB&T, and rights of the Shareholders shall be transferable at death.

16. Indemnity. The Shareholders and BB&T hereby jointly and severally agree to indemnify the Escrow Agent and hold the Escrow Agent harmless against any loss and expense (including reasonable attorneys’ fees and expenses) resulting from any and all claims, actions, settlements or liabilities for any act or failure to act in connection with this Escrow Agreement, excepting, however, any such loss or expense caused by the Escrow Agent’s gross negligence or its willful misconduct.

17. Annual Financial Report. The Escrow Agent shall make an annual financial report to the Shareholders at the end of each calendar year showing the assets and liabilities of the Escrow Fund for such period.

18. Resignation; Removal: The Escrow Agent may resign at any time by giving notice thereof to BB&T and to the Shareholders’ Representatives, and the Escrow Agent may be removed at any time by BB&T and the Shareholders’ Representatives by giving notice thereof to the Escrow Agent. Any successor Escrow Agent shall be appointed by BB&T. If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within 30 days after the giving of such notice of resignation or removal, the Escrow Agent may, at BB&T’s expense, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.

5

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

20. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

[Signature page to follow]

6

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

ESCROW AGENT: BRANCH BANKING AND TRUST COMPANY

By:

Name:

Title:

SHAREHOLDERS’ REPRESENTATIVES

By:

, Agent

By:

Name:

By:

Name:

BB&T CORPORATION

By:

Name:

Title:

7

Appendix C

[Letterhead of Reagan Consulting, Inc.]

November 10, 2003

Board of Directors

McGriff, Seibels & Williams, Inc.

2211 Seventh Ave. South

Birmingham, AL 35233

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock (the “MSW Common Stock”) of McGriff, Seibels & Williams, Inc. (“MSW”), of the consideration to be paid by BB&T Corporation (“BB&T”) pursuant to the Agreement and Plan of Reorganization, dated as of November 11, 2003 (the “Agreement”) by and among MSW and BB&T. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

As you are aware, we and our predecessor firm, Hales & Associates, have been retained by MSW and its Employee Stock Ownership Plan (“ESOP”) to provide opinions of the fair market value of the stock for the last 17 years. The last appraisal that was provided was effective December 31, 2002, and established our opinion of the fair market value of the firm at $255,600,000. With 11,354,583 fully diluted shares outstanding as of that point, this represented a value per share of $22.51. As a part of this analysis, we were also asked to establish an estimate of where the internal stock value would be as of September 30, 2003. It is our opinion that, as of September 30, 2003, the fair market value of the firm would have risen to $326,945,697. With 11,250,443 issued and outstanding shares of stock as of that date, that would represent a fully diluted value per share of $29.06.

The Agreement provides that the Shareholders will receive BB&T common shares with a value equal to $300,000,000, and $50,000,000 of cash, $30,000,000 of which will be held in escrow to cover potential indemnification obligations. Prior to the closing, it is anticipated that the Shareholders will receive a retained earnings distribution equal to approximately $62,700,000. In addition to the retained earnings distribution and payments of cash and stock at closing, the Shareholders will be eligible to receive a contingent payment of up to $102,280,000 based upon the achievement of certain performance thresholds over the 5-year period immediately following the closing of the transaction and as more fully set forth in the Agreement.

The guaranteed payments to be received by the Shareholders represent $33.99 per share. The present value potential total payments to be received by the Shareholders represent $41.49 per share. The guaranteed per share payments to the Shareholders represent a 17.0% premium over the estimated September 30, 2003 stock valuation. The present value potential payment of $41.49 per share represents a premium of 42.8% over the estimated September 30, 2003 stock valuation.

In arriving at the opinion set forth below, we have, among other things:

1)	reviewed the Agreement and related documents;

2)	reviewed the un-audited interim financial statements of the company as of September 30, 2003, as well as the audited financial statements as of December 31, 2002;

3)	reviewed certain information, including historical and current earnings, cash flow and assets of MSW furnished to us by MSW;

4)	conducted discussions with the CEO and CFO of MSW concerning its current business operations and future prospects;

5)	reviewed the historical valuations of MSW prepared for the ESOP by us, including the most recent report for the 12-month period ending December 31, 2002;

6)	reviewed financial projections prepared by management of MSW;

7)	compared the results of operations and other financial information of MSW with that of certain companies we deem to be reasonably similar to MSW;

8)	compared the proposed financial terms of the transaction contemplated by BB&T with the financial terms of certain other acquisitions which we deem to be relevant;

9)	reviewed BB&T’s recent financial results, including recent 10-K and 10-Q filings with the Securities and Exchange Commission;

10)	reviewed various analyses of BB&T’s stock to determine the reasonableness of its current market value; and

11)	reviewed such other financial studies and analysis and performed such other investigations and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for MSW, we have been advised by MSW management and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of MSW’s management as to the future financial performance of MSW. We have also assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the Agreement without amendment, modification or waiver of any material terms thereof. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MSW, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies available to MSW or MSW’s underlying business decision to engage in the Merger. We were not requested to, and did not solicit third party indications of interest in acquiring all or any part of MSW.

We have acted as financial advisor to MSW in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. From time to time, we and our affiliates have in the past provided, are currently providing, and may in the future provide, consulting and financial advisory services to MSW and BB&T and their respective affiliates unrelated to the proposed Merger, for which services we have received, and expect to receive compensation.

It is understood that this letter is for the information of the Board of Directors of MSW in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of MSW Common Stock in the Merger is fair, from a financial point of view, to such holders.

2

Yours truly,

/s/ ROBERT W. REAGAN

Robert W. Reagan, CPCU REAGAN CONSULTING, INC.

/rl

3

Appendix D

Alabama Business Corporation Act,

Sections 10-2B-13.01 to 13.32

10-2B-13.01. Definitions.

(1) “Corporate action” means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

(4) “Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

10-2B-13.02. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

10-2B-13.03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

10-2B-13.20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10-2B-13.22.

2

10-2B-13.21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

10-2B-13.22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

(b) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

10-2B-13.23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

10-2B-13.24. Share restrictions.

(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

3

(b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

(d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

10-2B-13.25. Offer of payment.

(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10-2B-13.28; and

(5) A copy of this article.

(c) Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

10-2B-13.26. Failure to take corporate action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

(b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10-2B-13.22 and repeat the payment demand procedure.

10-2B- 13.27. Reserved.

10-2B- 13.28. Procedure if shareholder dissatisfied with offer of payment.

4

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10- 2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

10-2B-13.30. Court action.

(a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

(e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

5

(g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

10-2B-13.31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

(b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

10-2B-13.32. Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

6

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

The registrant’s bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his or her status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant; and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

The registrant’s articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

The registrant maintains directors’ and officers’ liability insurance that, in general, insures: (i) the registrant’s directors and officers against loss by reason of any of their wrongful acts; and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

(a) The following documents are filed as exhibits to this registration statement on Form S-4:

Exhibit No		Description

2.1	(1)	Agreement and Plan of Reorganization dated as of November 10, 2003 between McGriff, Seibels & Williams, Inc. and BB&T Corporation (included as Appendix A to the proxy statement/prospectus)

4.1	(1)	Articles IV, V and VII of the Amended and Restated Articles of Incorporation of the Registrant, which are incorporated by reference to Exhibit 3(a) of BB&T’s Annual Report on Form 10-K filed March 17, 1997

4.2	(1)	Article 2 of the Articles of Amendment to Amended and Restated Articles of Incorporation of BB&T related to Junior Participating Preferred Stock, which is incorporated by reference to Exhibit 3(a) of BB&T’s Annual Report on Form 10-K filed March 17, 1997

4.3	(1)	Articles of Amendment to the Bylaws of the Registrant, which are incorporated by reference to Exhibit 3(b)(ii)(a) of BB&T’s Quarterly Report on Form 10-Q filed May 13, 2002

4.4	(1)	Articles II, III, VII and IX of the Bylaws of the Registrant, as amended, which are incorporated by reference to Exhibit 3(b) of BB&T’s Annual Report on Form 10-K filed March 18, 1998

4.5	(1)	Rights Agreement dated as of December 17, 1996 between BB&T and Branch Banking and Trust Company, Rights Agent, which is incorporated by reference to Exhibit 1 of BB&T’s Form 8-A filed January 10, 1997

4.6	(1)	Indenture Regarding Subordinated Securities (including Form of Subordinated Debt Security) between BB&T and State Street Bank and Trust Company, Trustee, dated as of May 24, 1996, which is incorporated by reference to Exhibit 4(d) of BB&T’s registration statement on Form S-3 (no. 333-02899)

4.7	(1)	Indenture Regarding Senior Securities (including form of Senior Debt Security) between BB&T and State Street Bank and Trust company, Trustee, dated as of May 24, 1996, which is incorporated by reference to Exhibit 4(c) of BB&T’s registration statement on Form S-3 (no. 333-02899)

4.8		First Supplemental Indenture between BB&T and U.S. Bank National Association, successor in interest to the corporate trust business of State Street Bank and Trust Company, as trustee, dated as of December 23, 2003 (amending the Indenture Regarding Subordinated Securities referred to in Exhibit 4.6), which is incorporated by reference to Exhibit 4 of BB&T’s current report on Form 8-K dated December 23, 2003.

5.1	(1)	Opinion of Womble Carlyle Sandridge & Rice, PLLC

8.1	(1)	Tax Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1	(1)	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1)

23.2	(1)	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 8.1)

23.3		Consent of PricewaterhouseCoopers LLP

23.4	(1)	Consent of Reagan Consulting, Inc.

24.1	(1)	Power of Attorney

24.2	(1)	Certified Resolution of Board of Directors of BB&T

99.1	(1)	Form of Proxy Card

(1)	Previously filed.

(b) Financial statement schedules: Not applicable.

(c) Reports, opinion or appraisals: The opinion of Reagan Consulting, Inc. is included as Appendix C to the proxy statement/prospectus.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on December 30, 2003.

BB&T CORPORATION

By:	/s/ SCOTT E. REED

Name: Scott E. Reed Title: Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on December 30, 2003.

/s/ JOHN A. ALLISON, IV*	/s/ SCOTT E. REED

Name: John A. Allison, IV Title: Chairman of the Board and Chief Executive Officer (principal executive officer)	Name: Scott E. Reed Title: Senior Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ EDWARD D. VEST*	/s/ NELLE RATRIE CHILTON*

Name: Edward D. Vest Title: Senior Vice President and Corporate Controller (principal accounting officer)	Name: Nelle Ratrie Chilton Title: Director

/s/ ALFRED E. CLEVELAND*	/s/ RONALD E. DEAL*

Name: Alfred E. Cleveland Title: Director	Name: Ronald E. Deal Title: Director

/s/ TOM D. EFIRD*	/s/ PAUL S. GOLDSMITH*

Name: Tom D. Efird Title: Director	Name: Paul S. Goldsmith Title: Director

/s/ LLOYD V. HACKLEY*	/s/ JANE P. HELM*

Name: Lloyd V. Hackley Title: Director	Name: Jane P. Helm Title: Director

/s/ RICHARD JANEWAY*	/s/ J. EARNEST LATHEM*

Name: Richard Janeway, M.D. Title: Director	Name: J. Earnest Lathem, M.D. Title: Director

/s/ JAMES H. MAYNARD*	/s/ ALBERT O. MCCAULEY*

Name: James H. Maynard Title: Director	Name: Albert O. McCauley Title: Director

/s/ J. HOLMES MORRISON*	/s/ RICHARD L. PLAYER, JR. *

Name: J. Holmes Morrison Title: Director	Name: Richard L. Player, Jr. Title: Director

/s/ NIDO R. QUBEIN*	/s/ E. RHONE SASSER*

Name: Nido R. Qubein Title: Director	Name: E. Rhone Sasser Title: Director

/s/ JACK E. SHAW*	/s/ ALBERT F. ZETTLEMOYER*

Name: Jack E. Shaw Title: Director	Name: Albert F. Zettlemoyer Title: Director

/s/ BARRY J. FITZPATRICK*	/s/ JENNIFER S. BANNER*

Name: Barry J. Fitzpatrick Title: Director	Name: Jennifer S. Banner Title: Director

*By:	/s/ SCOTT E. REED

Name: Scott E. Reed Attorney-in-Fact